As filed with the Securities and Exchange Commission on September 3, 1997
                                                      REGISTRATION NO. 333-28027

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------
                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                   PALEX, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      2248
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)

               DELAWARE                             76-0520673
     (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)


                          3555 TIMMONS LANE, SUITE 610
                              HOUSTON, TEXAS 77027
                                 (713) 626-9711
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ------------------

                                 EDWARD E. RHYNE
                       VICE PRESIDENT AND GENERAL COUNSEL
                          3555 TIMMONS LANE, SUITE 610
                              HOUSTON, TEXAS 77027
                                 (713) 626-9711
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.|X|
                               ------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 1997


                                4,000,000 SHARES

                                  [PALEX LOGO]

                                  COMMON STOCK
                              --------------------

        This Prospectus covers 4,000,000 shares of Common Stock of PalEx, Inc. ("PalEx" or the "Company") which may be offered and issued from time to time by the Company in connection with its acquisition of the securities and assets of other businesses. It is expected that the terms of acquisitions involving the issuance and sale by the Company of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses whose securities or assets are acquired. The Company expects that the shares of Common Stock issued in exchange for securities or assets in business combination transactions will be valued at prices reasonably related to market prices of the Common Stock either at the time the terms of an acquisition are agreed upon or at or about the time of delivery of such shares of Common Stock.

        The Common Stock is listed on The Nasdaq National Market and trades under the symbol "PALX." The last reported sale price of the Common Stock on The Nasdaq National Market on August 25, 1997 was $12.13 per share.

        All expenses of this offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of Common Stock, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                              --------------------
        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER _, 1997.

                               PROSPECTUS SUMMARY

        THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION AND SHARE AND PER SHARE DATA IN THIS PROSPECTUS GIVE EFFECT TO A 1,021-FOR-1 STOCK SPLIT OF THE COMMON STOCK EFFECTED IN DECEMBER 1996.

                                   THE COMPANY

        PalEx was formed in January 1996 to create a national provider of pallets and related services. Concurrently with the closing of its initial public offering on March 25, 1997 (the "Offering"), PalEx acquired three pallet businesses in separate transactions (the "Acquisitions"), and since that time has completed two additional acquisitions, making it one of the largest producers of new pallets and one of the largest pallet recyclers in the U.S. The Company believes that these acquisitions will enable it to capitalize on the significant trends currently affecting product manufacturing and distribution practices throughout the U.S., including the increasing reliance by shippers and logistics agents on a smaller number of better capitalized, more sophisticated vendors. The Company provides a broad variety of pallet products and related services, including the manufacture and distribution of new pallets; the recycling of pallets (including used pallet retrieval, repair, remanufacture and secondary marketing); maintenance of depot operations and the sorting and storage of pallets for selected customers; and the processing and marketing of various wood-based by-products derived from pallet recycling operations.

        In connection with the Offering, the Company acquired Ridge Pallets, Inc. ("Ridge"), Fraser Industries, Inc. ("Fraser") and Interstate Pallet Co., Inc. ("Interstate" and, together with Ridge and Fraser, the "Founding Companies"). On August 1, 1997, the Company acquired Sheffield Lumber & Pallet Company, Inc. ("Sheffield") and Sonoma Pacific Company ("Sonoma Pacific" and, together with Sheffield, the "Pooled Companies") in two separate transactions accounted for as poolings-of-interests. The Company now operates from 28 facilities in Florida, Texas, Virginia, California, Arizona, Arkansas, Georgia, Illinois, Mississippi, North Carolina and South Carolina. The Company intends to actively pursue additional acquisitions of leading pallet companies as part of its growth strategy.

        The pallet industry produces a variety of storage and shipping platforms. Pallets are typically constructed of wood and used in virtually all U.S. industries where products are physically distributed, including the automotive, chemical, consumer products, grocery, produce and food production, paper and forest products, retail, and steel and metals industries. Based on information supplied by industry sources, the Company estimates that the U.S. pallet industry generated revenues of approximately $5 billion in 1995 and that it is served by approximately 3,600 companies, most of which are small, privately held, operate in only one location and serve customers within a limited geographic radius.

        The pallet industry has experienced significant changes and growth during the past several years. These changes are due, among other factors, to the focus by FORTUNE 1000 businesses on improving the logistical efficiency of their manufacturing and distribution systems. This focus has caused many of these businesses to attempt to reduce significantly the number of vendors serving them in order to simplify their procurement and product distribution processes. It has also prompted large manufacturers and distributors to outsource key elements of those processes that are not within their core competencies and to develop just-in-time procurement, manufacturing and distribution systems. With the adoption of these systems, expedited product movement has become increasingly important and the demand for a high quality source of pallets has increased. Palletized freight facilitates movement through the supply chain, reducing costly loading and unloading delays at distribution centers and warehouse facilities. However, the use of low-quality or improperly sized pallets may increase the level of product damage during shipping or storage. As a result, there has been an increased demand for high-quality pallets in an attempt to reduce product damage during shipping and storage.

        The broad changes affecting U.S. industry have created significant demand for higher quality pallets distributed through an efficient, more sophisticated system. Environmental and cost concerns have also accelerated the trend toward increased reuse or "recycling" of previously used pallets, further increasing the importance of the quality of newly manufactured pallets. In recognition of these trends, Chep USA ("CHEP") has established a national pallet leasing program that provides high-quality pallets to customers throughout the U.S. for a daily fee. CHEP is a partnership created by Brambles Industries Limited, an Australian publicly-held corporation, and GKN, Ltd., a publicly-held U.K. corporation. The Company manufactures and repairs pallets for CHEP and provides a variety of logistical services with respect to its existing pallet pool, including the repair, storage and just-in-time delivery of pallets. CHEP currently does not manufacture or repair pallets. During the fiscal year ended November 30, 1996, approximately 26% of the Company's pro forma revenues and a significant percentage of the Company's growth were attributable to CHEP. The Company expects to continue to build its relationship with CHEP both geographically and by providing additional logistical services.

        PalEx, Inc. was incorporated in Delaware in January 1996. Its executive offices are located at 3555 Timmons Lane, Suite 610, Houston, Texas 77027, and its telephone number at that address is (713) 626-9711.

GROWTH STRATEGY

        The Company's goal is to become a leading national provider of pallets and related services by pursuing an aggressive acquisition strategy and by continuing to expand its existing operations.

        GROWTH THROUGH ACQUISITIONS. The Company intends to actively pursue acquisitions of leading companies whose management and operating philosophies are complementary to those of the Founding Companies. The Company also intends to expand within its existing markets through "tuck-in" acquisitions to increase its market penetration as well as to provide a broader range of services to existing customers in those markets. These tuck-in acquisitions will generally involve smaller pallet companies whose operations can be incorporated into the Company's existing operations without a significant increase in infrastructure.

        INTERNAL GROWTH. The Company has opened nine new locations in the past three years and expects to open additional locations in the future. The Company intends to expand the service offerings at many of its locations to include a combination of manufacturing, repair, recycling and the sale of by-products. The Company also expects to be able to accelerate the internal growth of the Founding Companies, the Pooled Companies and other businesses acquired in the future by continuing to develop the Company's relationship with CHEP and other large customers and by developing and implementing a "best practices" program.

        PalEx believes that a significant market opportunity exists for a company that can consistently offer high-quality pallets and related value-added services to large pallet users in the U.S. The Company believes that the prominence and operating strength of the Founding Companies and the Pooled Companies and the experience of its executive management will provide the Company with a significant competitive advantage as it pursues its growth strategy.

                  SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

        PalEx acquired the Founding Companies simultaneously with the consummation of the Offering and subsequently acquired the Pooled Companies. For financial statement presentation purposes, however, Fraser, one of the Founding Companies, has been identified as the "accounting acquiror." The following summary unaudited pro forma consolidated financial data presents certain data for the Company, as adjusted for (i) the Acquisitions, (ii) the acquisitions of the Pooled Companies, (iii) the effects of certain pro forma adjustments to the historical financial statements and (iv) the consummation of the Offering. See "Selected Financial Data," the Unaudited Pro Forma Financial Statements, the historical financial statements of PalEx, the supplemental consolidated financial statements of PalEx, the historical financial statements of Ridge and the financial statements of each of the Pooled Companies and the respective notes thereto included elsewhere in this Prospectus.

                                                                                                                     SIX MONTHS
                                                                                      FISCAL YEAR ENDED                 ENDED
                                                                                       NOVEMBER 30, 1996            JUNE 1, 1997
                                                                                          ------------              ------------
INCOME STATEMENT DATA(1):
  Revenues ..................................................................             $    139,906              $     82,234
  Gross profit ..............................................................                   21,826                    13,973
  Selling, general and administrative expenses(2) ...........................                    8,857                     6,156
  Supplemental profit sharing contribution ..................................                     --                       1,069
  Goodwill amortization(3) ..................................................                      556                       278
  Income from operations ....................................................                   12,413                     6,470
  Interest income (expense), net(4) .........................................                     (649)                     (415)
  Net income ................................................................                    7,176                     3,682(6)
       Net income per share .................................................             $        .57              $       0.29(6)
  Shares used in computing pro forma net income per
     share(5) ...............................................................               12,579,289                12,836,846

                                                       SUPPLEMENTAL AS OF
                                                        JUNE 1, 1997(7)
                                                            -------
 BALANCE SHEET DATA:
   Working capital ..................................       $13,867
   Total assets .....................................        77,286
   Total debt, including current portion ............        12,354
   Stockholders' equity .............................        52,260


(1) The pro forma income statement data assume that the Offering, the Acquisitions and the acquisitions of the Pooled Companies were closed on December 1, 1995 and are not necessarily indicative of the results the Company would have obtained had these events actually occurred at that time or of the Company's future results. During the periods presented above, the Founding Companies and the Pooled Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined income statement data is based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. The pro forma income statement data for 1996 include operating results of Ridge for the twelve months ended December 1, 1996, Interstate for the fiscal year ended August 31, 1996 and the Pooled Companies for the year ended December 31, 1996. The pro forma income statement data for the six months ended June 1, 1997 include operating results of Ridge, Interstate and the Pooled Companies for the six months ended June 1, 1997.

(2) The pro forma income statement data for the fiscal year ended November 30, 1996 and the six months ended June 1, 1997 reflect an aggregate of approximately $2.0 million and $324,000, respectively, in pro forma reductions in salary and benefits of the former owners of the Founding Companies and the Pooled Companies to which they have agreed prospectively, and the effect of revisions of certain lease agreements between one of the Founding Companies and its stockholder. In addition, the pro forma income statement for 1996 includes a $300,000 non-recurring, non-cash charge representing the difference between the amounts paid for shares issued to the Company's President and Chief Executive Officer and their estimated fair value on the date of sale assuming the Acquisitions would be consummated, reduced by $125,000 to adjust compensation to the amount that he will receive prospectively. See "Certain Transactions."

(3) Reflects amortization of the goodwill recorded as a result of the Acquisitions (which are accounted for under the purchase method of accounting) over a 30-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements.

(4) Includes interest income (expense) and other income (expense), net and reflects the reduction of interest expense attributed to the repayment of debt with proceeds from the Offering and the increase in interest expense attributed to incremental borrowings.

(5) Includes (i) 5,910,000 shares issued to the owners of the Founding Companies, (ii) 2,455,400 shares issued in connection with the acquisition of the Pooled Companies, (iii) 50,000 shares issued to the management of PalEx, (iv) 1,021,389 shares issued to Main Street Capital Partners, L.P. ("Main Street"), (v) 3,000,000 shares sold in the Offering, and (vi) 142,500 shares issued to the Founding Companies' profit sharing plans. In addition, the period ended June 1, 1997 includes the effect of the weighted average of 450,000 shares issued in April 1997 as a result of the exercise of the over-allotment option by the underwriters of the Offering and the effect of options to purchase 999,000 shares that were outstanding as of June 1, 1997 using the treasury stock method. See "Certain Transactions."

(6) Excluding the effect of the supplemental profit sharing contribution of $1.1 million ($637,000 net of tax), pro forma net income and pro forma earnings per share would have been $4.3 million and $0.34 per share, respectively.

(7) The supplemental balance sheet data of PalEx as of June 1, 1997 has been derived from the unaudited supplemental consolidated financial statements of PalEx included elsewhere herein. The supplemental consolidated financial statements include the retroactive restatement for the acquisition of the Pooled Companies.

                                  RISK FACTORS

        AN INVESTMENT IN THE COMPANY INVOLVES A SIGNIFICANT DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK.

        WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "ESTIMATE," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED OR ESTIMATED. THESE AND OTHER FACTORS ARE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

        ABSENCE OF COMBINED OPERATING HISTORY. Prior to March 25, 1997, the Founding Companies operated as separate independent entities. There can be no assurance that the Company will be able to integrate these businesses on an economic basis. In addition, there can be no assurance that the recently assembled management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies. The pro forma combined financial results of the Founding Companies cover periods when the Founding Companies and PalEx were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The success of the Company will depend on the extent management is able to centralize and integrate certain administrative and accounting functions and otherwise integrate the Founding Companies and other future acquisitions into one organization in a profitable manner. The inability of the Company to successfully integrate the Founding Companies would have a material adverse effect on the Company's financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful.

        SUPPLY AND DEMAND FOR LUMBER. Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Typically, lumber prices fall in oversupplied lumber markets, enabling small pallet manufacturers with limited capital resources to procure lumber and initiate production of low-cost pallets, depressing pallet prices overall and adversely affecting the Company's revenues and operating margins. The majority of the lumber used in the pallet industry is hardwood, which is only grown in certain regions of the country and which is difficult to harvest in adverse weather, making its pricing volatile. For the fiscal year ended November 30, 1996, purchases from two lumber vendors accounted for approximately 9% and 8%, respectively, of the Company's total pro forma combined lumber purchases. While the Company purchased plywood and lumber from over 166 vendors during the fiscal year ended November 30, 1996, and believes that it will benefit from strong relationships with multiple lumber suppliers, there can be no assurance that the Company will be able to secure adequate lumber supplies in the future. Lumber supplies and costs are affected by many factors outside the Company's control, including weather, governmental regulation of logging on public lands, lumber agreements between Canada and the U.S. and competition from other industries that use similar grades and types of lumber. For example, in October through December of 1996, the Company experienced higher lumber costs resulting from the impact of wet weather on the harvesting of hardwood timber in the southeast. To the extent the Company encounters adverse lumber prices or is unable to procure adequate supplies of lumber, its financial condition and results of operations could be materially adversely affected. See "Business -- Raw Materials."

        FACTORS AFFECTING INTERNAL GROWTH. The Company's ability to generate internal earnings growth will be affected by, among other factors, its ability to expand the range of services offered to customers, attract new customers, increase volumes purchased by existing customers (including CHEP), hire and retain employees, obtain raw materials at acceptable prices, open additional manufacturing and repair facilities and reduce operating and overhead expenses.

        RELIANCE ON ACQUISITIONS. One of the Company's principal growth strategies is to increase its revenues and the markets it serves through the acquisition of additional pallet manufacturing and recycling companies. There can be no assurance that the Company will be able to identify or acquire additional businesses or to integrate and manage such additional businesses successfully. Acquisitions may involve a number of risks, including: adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets. Some or all of these risks could have a material adverse effect on the Company's financial condition or results of operations. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase and the number of attractive acquisition candidates may decrease and, in any event, there can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein. See "Business -- Strategy."

        ACQUISITION FINANCING. The Company intends to use its Common Stock for a portion of the consideration for acquisitions. If the Common Stock does not maintain a sufficient valuation or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through future debt or equity financings. Using cash to complete acquisitions and finance internal growth could substantially limit the Company's financial flexibility, using debt could result in financial covenants that limit the Company's operations and financial flexibility, and using equity may result in significant dilution of the ownership interests of the then existing stockholders of the Company. There can be no assurance that the Company will be able to obtain financing if and when it is needed or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company may be unable to pursue its acquisition strategy successfully. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Supplemental Liquidity and Capital Resources -- PalEx and Pooled Companies" and "Business -- Strategy."

        The Company is a party to a credit facility with Bank One, Texas, NA ("Bank One") which allows the Company to borrow up to $35.0 million to be used for general corporate purposes including the repayment or refinancing of indebtedness of the Founding Companies, future acquisitions, capital expenditures and working capital. The facility requires the Company to comply with various affirmative and negative covenants (including maintenance of certain financial ratios) which could limit the Company's operational and financial flexibility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Supplemental Liquidity and Capital Resources -PalEx and Pooled Companies".

        WEATHER CONDITIONS. The Company sells a significant portion of its products and services to customers who ship agricultural products. Severe weather, particularly during the harvesting seasons, may cause a reduction in demand from agricultural customers, adversely affecting the Company's revenues and results of operations. A heavy freeze or other weather adversely affecting the citrus and produce industries in Florida could have a significant negative impact on the Company's financial condition and results of operations. In addition, adverse weather conditions may affect the Company's ability to obtain adequate supplies of lumber at a reasonable cost. In October through December of 1996, the Company experienced higher lumber costs resulting from the impact of wet weather on the harvesting of hardwood timber in the southeast. Additionally, freezing weather conditions in south Florida during January 1997 adversely impacted the produce harvest thereby reducing the demand for pallets. These conditions adversely affected the Company's results of operations for the first fiscal quarter ended March 2, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Consolidated Financial Statements."

        SEASONALITY; FLUCTUATION OF OPERATING RESULTS. The pallet manufacturing business can be subject to seasonal variations in operations and demand. Approximately 18% of the Company's pro forma revenues for the fiscal year ended November 30, 1996 were attributable to the agricultural industry in the southeastern and western U.S., with the citrus and produce industries comprising the largest components thereof. As a result, the Company's operations experience the greatest demand for new pallets during the citrus and produce harvesting seasons (generally October through May) with significantly lower demand in the summer months. Moreover, yearly results can also fluctuate significantly, particularly in the southeast region as a result of the size of the citrus and produce harvests, which, in turn, largely depend on the occurrence and severity of freezing weather. (See "-- Weather Conditions".) Quarterly results may also be materially affected by the timing of acquisitions, the timing and magnitude of acquisition assimilation costs, costs of opening new facilities, gain or loss of a material customer, variation in product mix and weather conditions. In addition, the Company's revenues and gross margins can fluctuate significantly with variations in lumber prices. Accordingly, the Company's performance in any particular quarter may not be indicative of the results which can be expected for any other quarter or for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        RELIANCE ON CHEP. During the fiscal year ended November 30, 1996, approximately 26% of the Company's pro forma revenues and a significant percentage of the Company's growth were attributable to CHEP. In addition, certain of the Company's facilities are substantially dependent on CHEP as their predominant customer. If CHEP were to materially decrease its purchase of pallets and services from the Company, either because CHEP's operations encounter financial reversals or as a result of CHEP's determination to manufacture pallets internally, to buy pallets and services from competitors of the Company or to substantially increase the number of pallets it repairs or for any other reason, the Company's financial condition and results of operations could be materially adversely affected. The Company and CHEP enter into an agreement for each Company facility which performs CHEP repair or depot services. These agreements generally do not contain fixed volume requirements, may be terminated with or without cause depending on the nature of the service provided and have both indefinite and fixed terms of between one and three years. The contracts prohibit the Company's contracting facilities from competing with CHEP in pallet leasing and from repairing pallets for other leasing companies during the term of the agreement and for a period of up to three years thereafter. Although CHEP has not terminated or failed to renew any of these agreements to date, there can be no assurance that CHEP will not terminate or fail to renew such agreements in the future. See "Business -- Customers."

        MANAGEMENT OF GROWTH. The Company expects to grow both internally and through acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, the Company's financial condition and results of operations could be materially adversely affected. See "Business -- Strategy."

        COMPETITION. The markets for pallet manufacturing and recycling services are highly fragmented and competitive. Competition on pricing is often intense and the Company may face increasing competition from pallet leasing or other pallet systems providers, which are marketed as less expensive alternatives to new pallet purchasers. CHEP's pallet leasing system competes with new pallet sales to the grocery and wholesale distribution industries, and may expand into other industries in the future. In addition, pallet manufacturing and recycling operations are not highly capital intensive, and the barriers to entry in such businesses are minimal. Certain other smaller competitors may have lower overhead costs and, consequently, may be able to manufacture or recycle pallets at lower costs than the Company. Other companies with significantly greater capital and other resources than the Company (including CHEP) may enter or expand their operations in the pallet manufacturing and recycling businesses in the future, changing the competitive dynamics of the industry. The Company has competed in the past, and will continue to compete, with lumber mills in the sale of new pallets. Lumber mills typically view pallet manufacturing as an opportunity to use the lower grade lumber that would otherwise represent waste that must be disposed by the mill. While the Company estimates, based on industry sources, that non-wooden pallets currently account for less than 10% of the pallet market, there can be no assurance that the Company will not face increasing competition from pallets fabricated from non-wooden components in the future. For example, Ridge currently sells agricultural harvesting boxes. For the past several years, these products have faced increasing competition from plastic agricultural containers which has materially reduced the number of agricultural harvesting boxes sold by Ridge. The Company expects competition with plastic agricultural containers to continue in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Competition."

        EFFECT OF NON-COMPETE AGREEMENT. Interstate, Sonoma Pacific and their stockholders are parties to non-competition agreements which may restrict until January 14, 1998 and July 31, 1998, respectively, Interstate's, Sonoma Pacific's and their affiliates' and their former stockholders' ability to engage in any activity or business enterprise or own an interest in any entity which engages in any activity or business enterprise which competes with First Alliance Logistics Management, L.L.C. (the "Alliance"), an organization whose membership includes pallet recyclers and manufacturers and was created to pursue the national and global marketing and management of pallet systems, including the sale or leasing of pallets. The Company has been notified by the Alliance that it intends to enforce the terms of the non-compete agreements as it deems appropriate, although the Alliance has not to date commenced legal proceedings and the Company does not know when, if ever, such proceedings would commence. The agreements explicitly exclude from their coverage any product or services offered or sold by Interstate and Sonoma Pacific before October 1995, which are the same products or services currently offered by Interstate and Sonoma Pacific. Because of the noncompete provisions' short duration and exclusion of business currently conducted by Interstate and Sonoma Pacific, the Company believes that such agreements will not have a material adverse effect on its operations. See "Business -- Competition."

        EFFECT OF CERTAIN CHARTER PROVISIONS. The Board of Directors of the Company is empowered to issue Preferred Stock without stockholder action. The existence of this "blank-check" Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise, even if such a transaction would provide greater value to the Company's stockholders than if the Company remained independent. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

        DEPENDENCE ON KEY PERSONNEL. The Company's operations are dependent on the continued efforts of its executive officers and on senior management. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. Although the Company has entered into an employment agreement with each of the Company's executive officers, there can be no assurance that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees could have an adverse effect on the Company's business, financial condition and results of operations. The Company does not intend to carry key-person life insurance on any of its employees. See "Management."

        CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. The Company's executive officers, directors and key employees, and entities and persons affiliated with them, beneficially own 65% of the outstanding shares of Common Stock. These persons, if acting in concert, will be able to continue to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."

        POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES. The Company's operations are subject to various environmental laws and regulations, including those dealing with handling and disposal of waste products, fuel storage and air quality. As a result of past and future operations at its facilities, the Company may be required to incur remediation costs and other expenses related thereto. In addition, although the Company intends to conduct appropriate due diligence with respect to environmental matters in connection with future acquisitions, there can be no assurance that the Company will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business.

        NO PRIOR MARKET, POSSIBLE VOLATILITY OF STOCK. Prior to the Offering, no public market for the Common Stock existed. The Common Stock is quoted on The Nasdaq National Market, although no assurance can be given that an active trading market for the Common Stock will continue. The market price of the Common Stock may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the Company's industry in particular.

In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

        SHARES ELIGIBLE FOR FUTURE SALE. The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. As of August 25, 1997, 13,029,289 shares of Common Stock were issued and outstanding. Except for the shares of Common Stock acquired by affiliates of the Company, the shares sold in the Offering and the shares issued hereunder are, or when issued will be, generally freely tradeable. The remaining outstanding shares of Common Stock were not issued in transactions registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act. When these shares become saleable, the market price of the Common Stock could be adversely affected by the sale of substantial amounts of the shares in the public market. See "Shares Eligible for Future Sale."

        As of August 25, 1997, the Company also had outstanding options to purchase up to a total of 1,777,500 shares of Common Stock issued pursuant to the Company's 1996 Stock Option Plan (the "Plan"). The aggregate amount of Common Stock with respect to which options may be granted under the Plan may not exceed 15% of the Company's outstanding Common Stock, as determined on each date an option is granted. The Company intends to register all the shares subject to these options under the Securities Act for public resale. See "Management -- Stock Option Plan."

        The Company has agreed that it will not offer, sell or issue any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the Offering without the prior written consent of Alex. Brown & Sons Incorporated, except for the grant of employee stock options and for shares issued (i) in connection with acquisitions and (ii) pursuant to the exercise of options granted under the Plan. Further, the Company's directors, officers and certain stockholders who beneficially own 7,123,889 shares in the aggregate have agreed not to directly or indirectly offer for sale, sell or otherwise dispose of any Common Stock for a period of 180 days after the date of the Offering without the prior written consent of Alex. Brown & Sons Incorporated. In addition, the owners of the Founding Companies have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock received as consideration in the Acquisitions for a period of two years following receipt thereof.

        The shares of Common Stock covered by this Prospectus generally will be freely tradeable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

        The effect, if any, of the availability for sale, or sale, of the shares of Common Stock eligible for future sale on the market price of the Common Stock prevailing from time to time is unpredictable, and no assurance can be given that the effect will not be adverse.

        DIVIDENDS. The Company intends to retain its earnings for continued development of its business and does not intend to pay cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                           PRICE RANGE OF COMMON STOCK

        The Company's Common Stock has traded on The Nasdaq National Market since March 20, 1997, the effective date of the Offering, under the symbol "PALX." The following table sets forth the high and low sales prices for the Common Stock from March, 20, 1997 through August 25, 1997:

                                            LOW               HIGH
Second Quarter (from March 20, 1997)        $7.75             $10.25
Third Quarter (through August 25, 1997)     $9.625            $14.25

        On August 25, 1997, the last reported sale price of the Nasdaq National Market was $12.13 per share. On the same date, there were approximately 85 stockholders of record of the Common Stock.

                                 DIVIDEND POLICY

        The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's revolving credit facility includes, and any additional lines of credit established in the future may include, restrictions on the ability of the Company to pay dividends without the consent of the lender.

                             SELECTED FINANCIAL DATA

        PalEx acquired the Founding Companies simultaneously with the Offering and subsequently acquired the Pooled Companies. For financial statement presentation purposes, however, Fraser has been identified as the "accounting acquiror" of the other Founding Companies. The following selected historical financial data for PalEx as of November 30, 1995 and 1996 and for the fiscal years ended November 30, 1994, 1995 and 1996 have been derived from audited financial statements of PalEx, with Fraser as the accounting acquiror . The selected historical financial data as of November 30, 1992, 1993 and 1994 and June 1, 1997 and for the fiscal years ended November 30, 1992 and 1993 and for the six months ended May 31, 1996 and June 1, 1997 have been derived from unaudited financial statements of PalEx, which have been prepared on the same basis as the audited financial statements and, in the opinion of PalEx, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The financial statements of PalEx include Fraser as the accounting acquiror for all periods and include the results of the other Founding Companies only from March 31, 1997. The following summary unaudited pro forma consolidated financial data presents certain data for the Company, adjusted for (i) the Acquisitions, (ii) the acquisitions of the Pooled Companies, (iii) the effects of certain pro forma adjustments to the historical financial data and (iv) the consummation of the Offering and the application of the net proceeds therefrom. See the Unaudited Pro Forma Financial Statements, the historical financial statements of PalEx, the supplemental consolidated financial statements of PalEx, the historical financial statements of Ridge and each of the Pooled Companies and the respective notes thereto included elsewhere in this Prospectus.

                                                                            YEAR ENDED NOVEMBER 30,
                                                       ------------------------------------------------------------
                                                         1992        1993        1994        1995          1996
                                                       --------    --------    --------    --------    ------------
                                                              (In thousands except share and per share data)
INCOME STATEMENT DATA:
PALEX
     Revenues ......................................   $ 13,110    $ 18,254    $ 23,114    $ 30,135    $     49,282
     Gross profit ..................................      2,193       2,286       2,359       4,576           7,773
     Selling, general and administrative expenses ..      1,971       2,080       1,761       2,131           3,171
     Income from operations ........................        222         206         598       2,445           4,602
     Interest expense, net(1) ......................       (100)       (170)       (344)       (431)           (540)
     Net income ....................................   $    118    $     21    $    248    $  1,923    $      3,846
                                                       ========    ========    ========    ========    ============

PRO FORMA(2):
     Revenues ......................................                                                   $    139,906
     Gross profit ..................................                                                         21,826
     Selling, general and administrative expenses(3)                                                          8,857
     Supplemental profit sharing contribution ......                                                           --
     Goodwill amortization(4) ......................                                                            556
     Income from operations ........................                                                         12,413
     Interest income (expense), net(5) .............                                                           (649)
     Net income ....................................                                                   $      7,176
                                                                                                       ============

     Net income per share ..........................                                                   $        .57
                                                                                                       ============
     Shares used in computing pro forma net
         income per share(6) .......................                                                     12,579,289
                                                             SIX MONTHS ENDED
                                                         ------------------------
                                                          MAY 31,      JUNE 1,
                                                           1996         1997
                                                         --------    ------------
                                                           (In thousands except
                                                         share and per share data)
INCOME STATEMENT DATA:
PALEX
     Revenues ......................................     $ 21,700    $     39,135
     Gross profit ..................................        4,705           6,804
     Selling, general and administrative expenses ..        1,705           3,435
     Income from operations ........................        3,000           3,369
     Interest expense, net(1) ......................         (328)           (172)
     Net income ....................................     $  2,672    $      1,902
                                                         ========    ============

PRO FORMA(2):
     Revenues ......................................                 $     82,234
     Gross profit ..................................                       13,973
     Selling, general and administrative expenses(3)                        6,156
     Supplemental profit sharing contribution ......                        1,069
     Goodwill amortization(4) ......................                          278
     Income from operations ........................                        6,470
     Interest income (expense), net(5) .............                         (415)
     Net income ....................................                 $      3,682(7)
                                                                     ============

     Net income per share ..........................                 $       0.29(7)
                                                                     ============
     Shares used in computing pro forma net
         income per share(6) .......................                   12,836,846

                                                            AS OF NOVEMBER 30,                                   SUPPLEMENTAL
                                            --------------------------------------------------     AS OF            AS OF
                                             1992      1993      1994        1995       1996    JUNE 1, 1997    JUNE 1, 1997 (8)
                                            -------   -------   -------     -------    -------    -------          -------
BALANCE SHEET DATA:                                          (IN THOUSANDS)
PALEX
    Working capital ....................... $  562    $  796    $(2,280)    $   997    $ 1,449    $11,511          $13,867
    Total assets ..........................  4,630     5,018      9,950      12,295     13,040     52,443           77,286
    Total debt, including current portion .  1,901     3,550      5,787       5,920      2,454      2,600           12,354
    Stockholders' equity ..................  1,672     1,639      1,887       3,810      7,236     41,572           52,260

(1)      Includes interest expense and other income (expense), net.

(2) The pro forma income statement data assume that the Offering, the Acquisitions and the acquisitions of the Pooled Companies were closed on December 1, 1995 and are not necessarily indicative of the results the Company would have obtained had these events actually occurred at that time or of the Company's future results. During the periods presented above, the Founding Companies and the Pooled Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma income statement data is based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. The pro forma income statement data for 1996 include operating results of Ridge for the twelve months ended December 1, 1996, Interstate for the fiscal year ended August 31, 1996 and the Pooled Companies for the year ended December 31, 1996. The pro forma income statement data for the six months ended June 1, 1997 include operating results of Ridge, Interstate and the Pooled Companies for the six months ended June 1, 1997.

(3) The pro forma income statement data for the fiscal year ended November 30, 1996 and the six months ended June 1, 1997 reflect an aggregate of approximately $2.0 million and $324,000, respectively, in pro forma reductions in salary and benefits of the former owners of the Founding Companies and the Pooled Companies to which they have agreed prospectively, and the effect of revisions of certain lease agreements between one of the Founding Companies and its stockholder. In addition, the pro forma income statement for 1996 includes a $300,000 non-recurring, non-cash charge representing the difference between the amounts paid for shares issued to the Company's President and Chief Executive Officer and their estimated fair value on the date of sale assuming the Acquisitions would be consummated, reduced by $125,000 to adjust compensation to the amount that he will receive prospectively. See "Certain Transactions."

(4) Reflects amortization of the goodwill recorded as a result of the Acquisitions (which are accounted for under the purchase method of accounting) over a 30-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements.

(5) Includes interest income (expense) and other income (expense), net and reflects the reduction of interest expense attributed to the repayment of debt with proceeds from the Offering and the increase in interest expense attributed to incremental borrowings.

(6) Includes (i) 5,910,000 shares issued to the owners of the Founding Companies, (ii) 2,455,400 shares issued in connection with the acquisition of the Pooled Companies, (iii) 50,000 shares issued to the management of PalEx, (iv) 1,021,389 shares issued to Main Street, (v) 3,000,000 shares sold in the Offering, and (vi) 142,500 shares issued to the Founding Companies' profit sharing plans. In addition, the period ended June 1, 1997 reflects the effect of the weighted average of 450,000 shares issued in April 1997 as a result of the exercise of the over-allotment option by the underwriters of the Offering and the effect of options to purchase 999,000 shares that were outstanding as of June 1, 1997 using the treasury stock method. See "Certain Transactions."

(7) Excluding the effect of the supplemental profit sharing contribution of $1.1 million ($637,000 net of tax), pro forma net income and pro forma earnings per share would have been $4.3 million and $0.34 per share, respectively.

(8) The supplemental balance sheet data of PalEx as of June 1, 1997 has been derived from the unaudited supplemental consolidated financial statements of PalEx included elsewhere herein. The supplemental consolidated financial statements include the retroactive restatement for the acquisition of the Pooled Companies.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

        The following discussion should be read in conjunction with the financial statements of PalEx, the supplemental consolidated financial statements of PalEx and the related notes thereto and "Selected Financial Data" appearing elsewhere in this Prospectus.

        The Company's net revenues are derived from: (i) the manufacture and sale of new pallets; (ii) the repair, remanufacture and sale of recycled pallets and the provision of pallet management services; (iii) the manufacture and sale of ancillary products, including agricultural harvesting boxes and specialty bins, and lumber sales; and (iv) sales of by-products, including landscape mulch and playground material.

        New pallets constitute one of two core product lines and accounted for approximately 70% of the Company's revenues for the fiscal year ended November 30, 1996 on a pro forma basis. A substantial portion of the cost of a new pallet is lumber, and new pallet sales prices are strongly influenced by the cost, availability and type of lumber used. As a result, changes in lumber prices can significantly impact the Company's revenues and margins. New pallet manufacturing is generally considered to be a mature industry characterized by moderate growth rates.

        The repair, remanufacture and sale of recycled pallets and the provision of pallet management services accounted for approximately 20% of the Company's revenues for the fiscal year ended November 30, 1996 on a pro forma basis and constitutes the Company's other core product line. These activities are more labor intensive and require fewer raw materials than new pallets. Recycling operations generally generate higher gross profits as a percentage of revenues.

        Ancillary product and lumber sales accounted for approximately 10% of the Company's revenues for the fiscal year ended November 30, 1996 on a pro forma basis. Ancillary products include harvesting boxes and specialty bins used by the agricultural industry and other products. These products are generally characterized by higher unit sales costs and higher gross margins than the Company's core products. Purchases of agricultural harvesting boxes and specialty bins represent significant capital expenditures to the Company's customers and can vary significantly from period to period. In addition, sales of agricultural harvesting boxes to the citrus industry in Florida materially declined from 1994 through 1996 as a result of competition from plastic agricultural containers. The Company expects this competition to continue.

        The sale of pallet by-products (generally, landscape mulch and playground material produced by grinding unusable lumber and scrap) does not represent a significant portion of the Company's revenues. However, these products produce significant gross margins because the raw materials costs have been recovered from the production of a core or ancillary product. In addition, the sale of by-product enables the Company to avoid disposal costs for unusable lumber and scrap.

        Ridge, Fraser and Sonoma Pacific manufacture and repair pallets for CHEP and provide a variety of logistical services with respect to CHEP's existing pallet pool, including the repair, storage and just-in-time delivery of pallets. CHEP currently does not manufacture or repair pallets. During the fiscal year ended November 30, 1996, approximately 26% of the Company's pro forma revenues and a significant percentage of the Company's growth were attributable to CHEP, with a majority of revenue growth generated by the opening of six new Fraser facilities within the past two years, which are primarily dedicated to providing services to CHEP.

        Although the Company sells products to a broad range of industries, approximately 18% of the Company's pro forma revenues for the fiscal year ended November 30, 1996 were attributable to the agricultural industry in the southeastern and western U.S., with the citrus and produce industries comprising the largest component thereof. The pallet purchases associated with these industries are highly seasonal with most sales revenues concentrated in the period from October through May. Moreover, severe weather, particularly during the harvesting seasons, may cause a reduction in demand from agricultural customers, adversely affecting the Company's revenues and results of operations. Freezing weather conditions in south Florida during January 1997 adversely impacted the produce harvest, thereby reducing the demand for pallets. These conditions adversely affected the Company's results of operations for the first quarter ended March 2, 1997. Adverse weather conditions may also affect the Company's raw material costs. In October through December of 1996, the Company experienced higher lumber costs resulting from the impact of wet weather on the harvesting of hardwood timber in the southeast.

        In August 1994, Ridge purchased its pallet and box manufacturing business in a management buyout (the "Ridge Buyout") from Ridge Resources, Inc. ("Resources"), a predecessor company owned by three of the stockholders of Ridge. As consideration for this purchase, Ridge issued notes totaling approximately $12.6 million to Resources and assumed approximately $1.8 million of Resources' liabilities. The notes held by Resources and its stockholders are referred to herein as the "Ridge Notes." A portion of the net proceeds of the Offering were used to repay the Ridge Notes. See "Certain Transactions."

        On August 1, 1997, the Company completed the acquisitions of Sheffield and Sonoma Pacific. For accounting purposes, the acquisitions were recorded under the pooling-of-interests method of accounting. The supplemental financial statements of PalEx reflect the retroactive restatement of the PalEx historical financial statements for the acquisition of the Pooled Companies.

        Both the Founding and Pooled Companies have been managed throughout the periods presented as independent private companies, and these companies used different tax structures, which influenced, among other things, their historical levels of owners' compensation. Selling, general and administrative expenses for the periods presented are therefore impacted by the amount of compensation and related benefits that the former owners and certain key employees received from their respective businesses during these periods. These former owners and key employees have agreed to certain reductions in salaries and benefits in connection with the founding of the Company or the acquisition of their businesses by the Company. See the Unaudited Pro Forma Financial Statements and the notes thereto included elsewhere in this Prospectus.

        The Company recognizes revenue upon the delivery of a product or service to a customer. The Company does not generally maintain significant finished goods inventory. Cost of sales are predominately variable costs such as lumber, labor, fasteners, transportation, equipment maintenance and utilities. Fixed costs in cost of sales include depreciation of equipment, supervisory labor and direct overhead. A significant number of the Company's production employees are paid on a production or "piecework" basis, which the Company believes provides incentives for increased productivity.

SUPPLEMENTAL RESULTS OF OPERATIONS - PALEX AND POOLED COMPANIES

        The following supplemental consolidated financial data sets forth certain selected financial information for PalEx (with Fraser as the accounting acquiror in the Acquisitions), restated for the acquisitions of the Pooled Companies, and includes the results of Ridge and Interstate from March 31, 1997, the effective date of the Acquisitions. The supplemental consolidated financial data for the fiscal years ended November 30, 1994, 1995 and 1996 have been derived from the audited supplemental consolidated financial statements of PalEx. The supplemental consolidated financial data for the six months ended May 31, 1996 and June 1, 1997 have been derived from unaudited supplemental consolidated financial statements of PalEx, which have been prepared on the same basis as the audited supplemental consolidated financial statements and, in the opinion of PalEx, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data (dollars in thousands):

                                               YEAR ENDED NOVEMBER 30,                                  SIX MONTHS ENDED
                              -----------------------------------------------------------    --------------------------------------
                                    1994                  1995               1996               MAY 31, 1996         JUNE 1, 1997
                              -----------------    -----------------    -----------------    -----------------    -----------------
Revenues ..................   $ 61,927    100.0%   $ 69,855    100.0%   $ 87,158    100.0%   $ 39,046    100.0%     61,269    100.0%
Cost of goods
 sold .....................     53,467     86.3      60,034     85.9      73,411     84.2      30,725     78.7      50,527     82.5
 Gross profit .............      8,460     13.7       9,821     14.1      13,747     15.8       8,321     21.3      10,742     17.5

Selling, general and
 administrative
 expenses .................      5,359      8.7       5,035      7.2       6,731      7.7       4,300     11.0       5,472      8.9
Income from
 operations ...............      3,101      5.0       4,786      6.9       7,016      8.1       4,021     10.3       5,270      8.6
Interest expense ..........     (1,015)    (1.6)     (1,374)    (2.0)     (1,101)    (1.3)       (629)    (1.6)       (480)    (0.8)
Other income
 (expense), net ...........        192      0.3         201      0.3          84      0.1          (4)    --           (30)    --
Income before
 tax ......................      2,278      3.7       3,613      5.2       5,999      6.9       3,388      8.7       4,760      7.8
Income taxes ..............        819      1.3         741      1.1       1,015      1.2         268      0.7       1,868      3.0
Net income ................   $  1,459      2.4%   $  2,872      4.1%   $  4,984      5.7%   $  3,120      8.0%   $  2,892      4.8%
                              ========     ====    ========     ====    ========     ====    ========     ====    ========     ====

SIX MONTH PERIOD ENDED JUNE 1, 1997 COMPARED TO MAY 31, 1996

        Revenues increased 56.7% to approximately $61.3 million from $39.1 million. This increase is primarily attributable to the acquisition of Ridge and Interstate and an increase in new pallet sales by Sonoma Pacific.

        Gross profit as a percentage of revenues declined to 17.5% from 21.3%, primarily as a result of higher raw material unit costs during 1997. The Company believes that the increase in the unit cost of lumber was influenced by weather and general economic conditions, the operation of lumber agreements between Canada and the U.S. and competition from other industries that use similar grades and types of lumber. A substantial portion of the operations of Ridge is the manufacture of new pallets, which typically result in a lower gross margin as a percentage of revenues. Gross profit increased 29.1% to approximately $10.7 million in 1997 from $8.3 million in 1996 primarily as the result of the acquisitions of Ridge and Interstate.

        Selling, general and administrative expenses increased 27.3% to $5.5 million in 1997 from $4.3 million in 1996 and were 8.9% and 11.0% of revenues, respectively. The increase is primarily attributable to the acquisition of Ridge and Interstate and the additional costs of being a public company.

         Interest expense declined to $480,000 in 1997 from $629,000 in 1996 as a result of net repayments of debt.

        Fraser recorded a charge to income tax expense of approximately $488,000 on March 25, 1997 representing deferred income taxes at that date which were not previously recorded because of Fraser's status under Subchapter S. Federal and state income taxes have been provided on earnings subsequent to the Acquisitions.

        As a result of the foregoing, net income decreased approximately $200,000 to $2.9 million in 1997 from $3.1 million in 1996. Excluding the $488,000 charge for taxes, net income during the 1997 period would have been $3.4 million.

YEAR ENDED NOVEMBER 30, 1996 COMPARED TO NOVEMBER 30, 1995

        Revenues increased $17.3 million to $87.2 million in 1996 from $69.9 million in 1995. This increase was primarily due to revenues from five plants opened or acquired in 1995 and a new facility opened during 1996. This increase was partially offset by a decrease in revenues in west coast operations resulting from competitive pressures.

        Gross profit as a percentage of revenues increased to 15.8% in 1996 from 14.1% in 1995. The increase in gross profit as a percentage of revenues was generally attributable to growth in repair and recycling operations which are characterized by lower raw material costs as a percentage of revenue and generally have higher margins than new pallet operations. Gross profit increased 40.0% to $13.7 million in 1996 from $9.8 million in 1995 primarily as a result of increased revenues associated with the new facilities.

        Selling, general and administrative expenses increased 33.7% to $6.7 million in 1996 from $5.0 million in 1995. The increase was generally attributable to additional costs associated with the facilities opened or acquired during both periods and increases in officers' compensation in 1996.

         Interest expense declined to $1.1 million in 1996 from $1.4 million in 1995 as a result of net repayments of debt.

        As a result of the foregoing, net income increased to $5.0 million in 1996 from $2.9 million in 1995.

YEAR ENDED NOVEMBER 30, 1995 COMPARED TO NOVEMBER 30, 1994

        Revenues increased 12.8% to $69.9 million in 1995 from $61.9 million in 1994. This increase is primarily attributable to the opening of five new repair facilities in 1995 and the commencement of sawmill operations from a mill constructed in 1994. This increase was partially offset by a decrease in revenues in west coast operations resulting from competitive pressures.

        Gross profit as a percentage of revenues increased to 14.1% in 1995 from 13.7% in 1994. The increase in gross profit as a percentage of revenues was generally attributable to growth in repair and recycling operations which are characterized by lower raw material costs as a percentage of revenue and generally have higher margins than new pallet operations. Gross profit increased 16.1% to $9.8 million in 1995 from $8.5 million in 1994 primarily as a result of increased revenues associated with the new repair facilities and sawmill operations.

        Selling, general and administrative expenses decreased 6.1% to $5.0 million in 1995 from $5.4 million in 1994. The decrease was generally attributable to changes in owners' compensation. Selling, general and administrative expenses as a percentage of revenues declined to 7.2% in 1995 from 8.7% in 1994.

        Interest expense increased to $1.4 million in 1995 from $1.0 million in 1994 as a result of additional borrowings to finance the opening of new facilities.

        As a result of the foregoing, net income increased to $2.9 million in 1995 from $1.5 million in 1994.


SUPPLEMENTAL LIQUIDITY AND CAPITAL RESOURCES - PALEX AND POOLED COMPANIES

        During the six months ended June 1, 1997, net cash provided from operating activities was $1.2 million, capital expenditures were $2.3 million and net payments of debt amounted to $11.1 million. Net proceeds from the sale of Common Stock amounted to $23.2 million. Net cash paid for the Acquisitions amounted to $1.1 million and distributions to shareholders were $9.1 million.

        On March 25, 1997, PalEx completed the Offering, which involved the sale by PalEx of 3,000,000 shares of Common Stock at a price to the public of $7.50 per share. The net proceeds to PalEx from the Offering (after deducting underwriting discounts, commissions and offering expenses) were approximately $20.1 million. Of this amount, $3.4 million was used to pay the cash portion of the purchase prices relating to the Acquisitions with the remainder being used to repay certain indebtedness of the Founding Companies. On April 22, 1997, the Company sold an additional 450,000 shares of Common Stock at a price to the public of $7.50 per share (generating net proceeds to the Company of $3.1 million after underwriting discounts and commissions) pursuant to an over-allotment option granted by the Company to the underwriters in connection with the Offering. The net proceeds were used to repay debt borrowed under the Credit Facility.

        On March 25, 1997, the Company entered into a credit agreement with Bank One, Texas, N.A. (the "Credit Facility"). The Credit Facility provides the Company with an unsecured revolving line of credit of up to $35 million, which may be used for general corporate purposes, including the repayment or refinancing of indebtedness of the Founding Companies, future acquisitions, capital expenditures and working capital. Advances under the Credit Facility bear interest at such bank's designated variable rate plus margins ranging from 0 to 25 basis points, depending on the ratio of the Company's interest bearing debt to its pro forma trailing earnings before interest, taxes, depreciation and amortization for the previous four quarters. At the Company's option, the loans may bear interest based on a designated London interbank offering rate plus a margin ranging from 75 to 175 basis points, depending on the same ratio. Commitment fees of 25 basis points per annum are payable on the unused portion of the line of credit. The Credit Facility contains a limit for standby letters of credit up to $10.0 million. The Credit Facility prohibits the payment of dividends by the Company, restricts the Company's incurring or assuming other indebtedness and requires the Company to comply with certain financial covenants. The Credit Facility will terminate and all amounts outstanding thereunder, if any, will be due and payable March 25, 2004. The Company's subsidiaries have guaranteed the repayment of all amounts due under the Credit Facility. The approximate level of borrowings available under the Credit Facility at August 15, 1997 was $24.0 million.

        The Company intends to pursue acquisitions. The timing, size or success of any acquisitions and the resulting additional capital commitments are unpredictable. The Company expects to fund future acquisitions primarily through a combination of issuances of additional equity, working capital, cash flow from operations and borrowings, including the unused portion of the Credit Facility. To the extent new sources of financing are necessary to fund future acquisitions, there can be no assurance that the Company can secure such additional financing if and when it is needed or on terms deemed acceptable to the Company.

RESULTS OF OPERATIONS - PALEX

        The following table sets forth certain selected financial data for PalEx as previously published (Fraser as the accounting acquiror, before giving effect to the acquisitions of the Pooled Companies) and as a percentage of revenues for the periods indicated (dollars in thousands):

                                           YEAR ENDED NOVEMBER 30,                                    SIX MONTHS ENDED
                         -------------------------------------------------------------     ---------------------------------------
                               1994                  1995                  1996               MAY 31, 1996          JUNE 1, 1997
                         -----------------     -----------------     -----------------     -----------------     -----------------
Revenues .............   $ 23,114    100.0%    $ 30,135    100.0%    $ 49,282    100.0%      21,700    100.0%      39,135    100.0%
Cost of goods sold ...     20,755     89.8       25,559     84.8       41,509     84.2       16,995     78.3       32,331     82.6
  Gross profit .......      2,359     10.2        4,576     15.2        7,773     15.8        4,705     21.7        6,804     17.4
Selling, general
 and administrative
 expenses ............      1,761      7.6        2,131      7.1        3,171      6.5        1,705      7.9        3,342      8.5
Amortization of
 goodwill ............       --       --           --       --           --       --           --       --             93      0.2
Income from
  operations .........        598      2.6        2,445      8.1        4,602      9.3        3,000     13.8        3,369      8.7

Interest expense .....       (335)    (1.4)        (450)    (1.5)        (387)    (0.8)        (235)    (1.1)        (156)    (0.4)
Other income
 (expense), net ......         (9)    (0.1)          19      0.1         (153)    (0.3)         (93)    (0.4)         (16)    (0.1)
Income before
  income tax .........        254      1.1        2,014      6.7        4,062      8.2        2,672     12.3        3,197      8.2

Provision for
 income tax ..........          6     --             91      0.3          216      0.4         --       --          1,295      3.3
Net income ...........   $    248      1.1%    $  1,923      6.4%    $  3,846      7.8%    $  2,672     12.3%    $  1,902      4.9%
                         ========    =====     ========    =====     ========    =====     ========    =====     ========    =====

SIX MONTHS PERIOD ENDED JUNE 1, 1997 COMPARED TO MAY 31, 1996

        Revenues increased 80.4% to $39.1 million from approximately $21.7 million. This increase is primarily attributable to the acquisition of Ridge and Interstate.

        Gross profit as a percentage of revenues declined to 17.4% from 21.7%, primarily as a result of higher raw material unit costs. The Company believes that increase in the unit cost of lumber was influenced by weather and general economic conditions, the operation of lumber agreements between Canada and the U.S. and competition from other industries that use similar grades and types of lumber. A substantial portion of the operations of Ridge is the manufacture of new pallets which typically result in a lower gross margin as a percentage of revenues. Gross profit increased 44.6% to approximately $6.8 million in 1997 from $4.7 million in 1996 primarily as a result of the acquisition of Ridge and Interstate.

        Selling, general and administrative expenses increased 96.0% to $3.3 million from approximately $1.7 million and is attributable primarily to the acquisition of Ridge and Interstate and the additional costs of being a public company. Selling, general and administrative expenses as a percentage of revenues increased to 8.5% from 7.9%.

        Interest expense declined to $156,000 from $235,000 as the result of net repayments of debt.

        Fraser recorded a charge to income tax expense of approximately $488,000 on March 25, 1997 representing deferred income taxes at that date which were not previously recorded because of Fraser's status under Subchapter S. Federal and state income taxes have been provided on earnings subsequent to the Acquisitions.

        As a result of the foregoing, net income decreased approximately $770,000 to $1.9 million.


YEAR ENDED NOVEMBER 30, 1996 COMPARED TO YEAR ENDED NOVEMBER 30, 1995.

        Revenues increased 63.5% to $49.3 million from $30.1 million. The increase was primarily due to revenues from five facilities opened or acquired during 1995 and a new facility opened during 1996.

        Gross profit as a percentage of revenues increased to 15.8% from 15.2%. The increase in gross profit as a percentage of revenues was generally attributable to growth in repair and recycling operations which are characterized by lower raw material costs as a percentage of revenues and generally have higher gross margins than new pallet operations. Gross profit increased approximately 69.9% to $7.8 million from $4.6 million, primarily as a result of increased revenues associated with the new facilities.

        Selling, general and administrative expenses increased 48.8% to $3.2 million from $2.1 million and were generally attributable to additional costs associated with the facilities opened or acquired during both periods. Because of the fixed nature of certain selling, general and administrative expenses, such expenses decreased as a percentage of revenues to 6.5% from 7.1%.

        Interest expense decreased to $387,000 from $450,000 as the result of net repayments of debt.

        Other income (expense), net changed to a net expense of $153,000 from income of $19,000 due primarily to a casualty loss.

        As a result of the foregoing, income before taxes increased to $4.1 million from $2.0 million.

YEAR ENDED NOVEMBER 30, 1995 COMPARED TO YEAR ENDED NOVEMBER 30, 1994.

        Revenues increased by 30.4% to $30.1 million from $23.1 million and primarily reflected the opening of five new repair facilities in 1995.

        Gross profit as a percentage of revenues increased to 15.2% from 10.2%. The increase in gross profit as a percentage of revenues was generally attributable to growth in repair and recycling operations which are characterized by lower raw material costs as a percentage of revenues and generally have higher gross margins than new pallet operations. Gross profit increased approximately 94.0% to $4.6 million from $2.4 million as a result of lower raw material costs and additional revenues.

        Selling, general and administrative expenses increased 21.0% to $2.1 million from $1.8 million. The increase in operating expenses was primarily attributable to increased infrastructure costs associated with the additional facilities opened in 1995.

        Interest expense increased to $450,000 from $335,000. The increase was generally attributable to higher interest expense necessary to fund working capital needs associated with the new facilities opened in 1995.

        Income before taxes increased to $2.0 million from $254,000.

LIQUIDITY AND CAPITAL RESOURCES - PALEX

        During the six-month period ending June 1, 1997, net cash provided by operating activities was $1.2 million, capital expenditures were $1.4 million and net payments of debt amounted to $13.4 million. Net proceeds from the sale of Common Stock provided $23.2 million. Net cash paid for the Acquisitions amounted to $1.1 million and distributions to shareholders amounted to $9.2 million. See "Supplemental Liquidity and Capital Resources-PalEx and Pooled Companies" for discussion of the liquidity and capital resources of the Company.

SEASONALITY

        The pallet manufacturing business can be subject to seasonal variations in operations and demand. The Company has a significant number of agricultural customers in the southeastern United States and typically experiences the greatest demand for new pallets from these customers during the citrus and produce harvesting (generally October through May) with significantly lower demand in the summer months. Yearly results can fluctuate significantly in this region depending on the size of the citrus and produce harvest, which, in turn, largely depend on the occurrence and severity of freezing weather. Facilities in the southwestern United States supplying agricultural customers can experience similar fluctuations. The Company's locations serving predominantly manufacturing and industrial customers experience less seasonality. Management believes that the effects of such seasonality will diminish as the Company grows and expands its customer base both internally and through acquisition.

        Adverse weather conditions may affect the Company's ability to obtain adequate supplies of lumber at a reasonable cost and the demand for its products. For example, the Company experienced higher lumber costs resulting from the impact of wet weather on the harvesting of both hardwood and pine timber during the six month period ended June 1, 1997. Additionally, freezing weather conditions in South Florida during January, 1997, adversely impacted the produce harvest thereby reducing the demand for new pallets for the remainder of the 1997 harvest.

INFLATION

        Inflation has not had a material impact on the Company's results of operations for the last three years.

                                    BUSINESS

        PalEx was formed in January 1996 to create a national provider of pallets and related services. Concurrently with the closing of the Offering, PalEx acquired the three Founding Companies, and since that time has acquired the Pooled Companies, making it one of the largest producers of new pallets and one of the largest pallet recyclers in the U.S. The Company believes that these acquisitions will enable it to capitalize on the significant trends currently affecting product manufacturing and distribution practices throughout the U.S., including the increasing reliance by shippers and logistics agents on a smaller number of better capitalized, more sophisticated vendors. The Company provides a broad variety of pallet products and related services, including the manufacture and distribution of new pallets; the recycling of pallets (including used pallet retrieval, repair, remanufacture and secondary marketing); maintenance of depot operations and the sorting and storage of pallets for selected customers; and the processing and marketing of various wood-based by-products derived from pallet recycling operations. The Company now operates from 28 facilities in Florida, Texas, Virginia, California, Arkansas, Arizona, Georgia, Illinois, Mississippi, North Carolina and South Carolina. The Company intends to actively pursue additional acquisitions of leading pallet companies as part of its growth strategy.

INDUSTRY OVERVIEW

        Based on information supplied by industry sources, the Company estimates that the U.S. pallet industry generated revenues of approximately $5 billion in 1995 and that it is served by approximately 3,600 companies, most of which are small, privately held entities operating in only one location and serving customers within a limited geographic radius. The industry is generally composed of companies that manufacture new pallets and companies that repair and recycle pallets. The Company estimates, based on industry sources, that during 1995 approximately 450 million new wooden pallets were produced. The Company estimates there are more than two billion pallets in circulation in the U.S. today.

        A pallet is a platform, usually made of wood, that is used for storing and shipping goods. Pallets are used in virtually all U.S. industries where products are physically distributed, including the automotive, chemical, consumer products, grocery, produce and food production, paper and forest products, retail, and steel and metals industries. Pallets come in a wide range of shapes and sizes. Although pallets are primarily made of wood, they may also be made from steel, plastic, cardboard, molded wood fiber and other materials to satisfy smaller niche markets. The Company believes that there are over 1,000 different sizes and specifications of pallets used in North America. The grocery industry, however, which accounts for approximately one-third of all new pallets produced, uses a standard size 48 x 40 pallet, although many different styles and specifications are manufactured for use in that industry. Other industries utilize specifications which are appropriate for their particular needs. Based on information supplied by industry sources, the Company believes that in 1995 over 90% of the pallets used were of the traditional wooden type, fabricated from lumber and metal fasteners. The wooden pallet has traditionally been the basis for the design of storage racks, warehouse storage areas, forklifts, docks and containers used in shipping goods.

        The pallet industry has experienced significant changes and growth during the past several years. These changes are due, among other factors, to the focus by FORTUNE 1000 businesses on improving the logistical efficiency of their manufacturing and distribution systems. This focus has caused many of these businesses to attempt to reduce significantly the number of vendors serving them in order to simplify their procurement and product distribution processes. It has also prompted large manufacturers and distributors to outsource key elements of those processes that are not within their core competencies and to develop just-in-time procurement, manufacturing and distribution systems. With the adoption of these systems, expedited product movement has become increasingly important and the demand for a high quality source of pallets has increased. Palletized freight facilitates movement through the supply chain, reducing costly loading and unloading delays at distribution centers and warehouse facilities. However, the use of low-quality or improperly sized pallets may increase the level of product damage during shipping or storage. As a result, there has been an increased demand for high-quality pallets in an attempt to reduce product damage during shipping and storage.

        The broad changes affecting U.S. industry have created significant demand for higher quality pallets distributed through an efficient, more sophisticated system. Environmental and cost concerns have also accelerated the trend toward increased reuse or "recycling" of previously used pallets, further increasing the importance of the quality of newly manufactured pallets. In recognition of these trends, CHEP has established a national pallet leasing program that provides high-quality pallets to customers throughout the U.S. for a daily fee. CHEP is a partnership created by Brambles Industries Limited, an Australian publicly-held corporation, and GKN, Ltd., a publicly-held U.K. corporation. The Company manufactures and repairs pallets for CHEP and provides a variety of logistical services with respect to its existing pallet pool, including the repair, storage and just-in-time delivery of pallets. CHEP currently does not manufacture or repair pallets. During the fiscal year ended November 30, 1996, approximately 26% of the Company's pro forma revenues and a significant percentage of the Company's growth were attributable to CHEP. The Company expects to continue to build its relationship with CHEP both geographically and by providing additional logistical services.

        CHEP's pallet leasing system represents a significant change in the U.S. pallet market. CHEP leases a high quality, standardized and easily identifiable (all CHEP pallets are painted blue) 48" x 40" pallet, primarily for use by grocery and consumer products customers. CHEP pallets are manufactured to strict specifications by vendors, including the Company, that have been selected based on their ability to provide large volumes of pallets manufactured to CHEP specifications in a timely manner. The advantages CHEP offers to its customers are high-quality, uniform pallets and just-in-time delivery capabilities.

STRATEGY

        The Company's goal is to become a leading national provider of pallets and related services by pursuing an aggressive acquisition strategy and by continuing to expand its existing operations.

        GROWTH THROUGH ACQUISITIONS. The Company intends to actively pursue acquisitions of leading companies whose management and operating philosophies are complementary to those of the Founding Companies. The Company also intends to expand within its existing markets through "tuck-in" acquisitions to increase its market penetration as well as to provide a broader range of services to existing customers in those markets. These tuck-in acquisitions will generally involve smaller pallet companies whose operations can be incorporated into the Company's existing operations without a significant increase in infrastructure.

        INTERNAL GROWTH. The Company has opened nine new locations in the past three years and expects to open additional locations in the future. The Company intends to expand the service offerings at many of its locations to include a combination of manufacturing, repair, recycling and the sale of by-products. The Company also expects to be able to accelerate the internal growth of the Founding Companies, the Pooled Companies and other businesses acquired in the future by continuing to develop the Company's relationship with CHEP and other large customers and by developing and implementing a "best practices" program.

        PalEx believes that a significant market opportunity exists for a company that can consistently offer high-quality pallets and related value-added services to large pallet users in the U.S. The Company believes that the prominence and operating strength of the Founding Companies and the Pooled Companies and the experience of its executive management will provide the Company with a significant competitive advantage as it pursues its growth strategy.

DESCRIPTION OF SERVICES

        NEW PALLET MANUFACTURING. New pallet manufacturing represented approximately 70% of the Company's pro forma revenues for the fiscal year ended November 30, 1996. The manufacturing process for new pallets at each of the Company's facilities is generally the most capital intensive part of the business, with the majority of assembly and construction being automated. New pallets are manufactured from an assortment of wood products, varying in type and quality, with construction specifications being determined by the pallet's end use. The Company believes that approximately 70% of the wood used in new pallets manufactured in North America consists of hardwood (including, oak, poplar, alder and gum) with the balance consisting of pine or other softwoods.

        The Company utilizes sawing equipment which cuts large wood sections to specification. The cut wood is then transported to assembly points where employees load the side boards ("stringers") and deck boards into nailing machines which nail the pallets together. A typical nailing machine can produce an average of 150 pallets per hour with three to five employees. After construction is completed, pallets are transported to a stacker for shipment or storage. More customized or smaller orders may be manufactured by hand on assembly tables utilizing two laborers with pneumatic nailers. The Company typically manufactures pallets upon receipt of customer orders and does not generally maintain significant finished goods inventory.

        REPAIR, REMANUFACTURE AND RECYCLING. A large portion of new pallets is currently discarded by pallet users after one trip. However, pallets can be recovered, repaired, if necessary, and reused. In addition, used pallets which are beyond repair can be disassembled and the recovered lumber can be reused in repairing used pallets. Pallet repair and recycling operations are initiated with the retrieval or purchase of used pallets from a variety of sources. The condition and size of these pallets vary greatly. Once obtained, the pallets are sorted by size and condition. A portion of the pallets may require no repair and can be resold or returned immediately. Pallets that can be repaired have their damaged boards replaced with salvaged boards or boards from new stock inventoried at the facility. Pallets that cannot be repaired are dismantled and the salvageable boards are recovered for use in repairing and building other pallets. The remaining damaged boards may be ground into wood fiber, which the Company sells for use as landscaping mulch, fuel, animal bedding, gardening material and other uses. Despite recent increases in levels of automation, pallet recycling remains a labor intensive process.

        PALLET MANAGEMENT. Pallet management is the process of providing a combination of services related to a customer's pallet usage, including the manufacture, repair, retrieval, delivery and storage of pallets as well as the disposal of unusable pallets and component parts. In a typical arrangement, the Company will contract with a customer to remove all pallets from a particular location and transport them back to the Company's repair facility. The pallets are sorted and repaired as needed and sold to a third party, returned to either the customer or his supplier, or placed in storage and made available for return to service ("depot services"). In a typical arrangement, the Company will contract with a customer to perform any or all of the management services available. Both Fraser and Interstate have developed such programs and believe that they may provide a source of additional revenues when applied throughout the Company.

RECENT ACQUISITIONS

        On August 1, 1997, the Company acquired the Pooled Companies (Sheffield and Sonoma Pacific) in separate transactions involving mergers of wholly-owned subsidiaries of the Company into Sheffield and Sonoma. In connection with Sonoma Pacific's acquisition, Sonoma Pacific acquired Salinas Pacific Company, an affiliated real estate holding company, and certain real property used in the business of Sonoma Pacific and held by a shareholder and an affiliate of a shareholder of Sonoma Pacific. Sheffield manufactures wood pallets at two locations in North Carolina and also manufactures wood pallet components at one of these locations. Sonoma Pacific manufactures new wood pallets and repairs and recycles used wood pallets at four locations in California and Arizona. Total combined revenues of Sheffield and Sonoma Pacific were approximately $38 million for calendar 1996 and approximately $44 million for the trailing 12 months ended June 30, 1997. Combined revenues for the six months ended June 30, 1997 were approximately $23 million. The aggregate consideration for these transactions consisted of 2,455,400 shares of the Company's Common Stock. Each of the acquisitions was accounted for as a pooling-of-interests.

PROPERTY AND EQUIPMENT

        At August 18, 1997, the Company maintained 28 facilities. Most of the Company's facilities offer more than one service. The Company's corporate headquarters are located in Houston, Texas. The paragraphs below summarize the Company's primary operating facilities. The Company owns its facilities located at Foreman, Arkansas, Salinas, California, Sonoma, California, Bartow, Florida, Homeland, Florida, Hazlehurst, Georgia, Mocksville, North Carolina, Siler City, North Carolina, Walterboro, South Carolina and New Boston, Texas. All of its other facilities are leased. There are no major encumbrances on the titles to the owned properties or to the leasehold interests in any of the leased properties, except for liens on the Walterboro, South Carolina facilities securing the payment of indebtedness incurred to finance these facilities.

         CLARKSVILLE, ARKANSAS. The Clarksville facility initiated operations in 1995. The facility was initially operated as a repair facility and currently serves only as a CHEP depot.

         FOREMAN, ARKANSAS. The Foreman plant was purchased in 1982. The facility produces pine lumber for use in the construction of pallets at various of the Company's manufacturing and repair facilities.

        MENA, ARKANSAS. The Mena facility was purchased in 1994. The lumber mill located on the facility processes lumber for use at the Company's manufacturing and repair facilities in New Boston, Texas as well as for sale to third parties.

        MULBERRY, ARKANSAS. The Company's Mulberry plant was purchased in 1992. The Mulberry facility manufactures new pallets for the grocery and manufacturing industries in Oklahoma and Arkansas and also produces cut stock for use in the Company's manufacturing and repair facilities.

        SEARCY, ARKANSAS. The Searcy facility was purchased in 1994. The Searcy facility serves as a depot and repair facility for CHEP pallets as well as a repair facility for Wal-Mart pallets. The Searcy facility also sells repaired pallets to the grocery, agricultural and poultry industries.

         PHOENIX, ARIZONA. The leased facility in Phoenix primarily repairs pallets and was acquired on August 1, 1997.

         YUMA, ARIZONA. This leased facility in Yuma primarily manufactures new pallets and was acquired on August 1, 1997.

         SALINAS, CALIFORNIA. The Company acquired the Salinas facility on August 1, 1997 as part of the Pooled Companies. This facility primarily manufactures new pallets.

         SONOMA, CALIFORNIA. The Sonoma facility was acquired on August 1, 1997 and primarily produces new pallets.

        TRACY, CALIFORNIA. The Company's operations in the San Francisco Bay area were established in 1995 to serve as a CHEP depot and repair facility. The Company anticipates that it will begin operations as a non-CHEP repair facility in the future.

        BARTOW, FLORIDA. The Company's Bartow facility was established in 1967. Citrus and produce distributors are the Bartow facility's largest customers, and the plant produces a broad variety of new pallets as well as agricultural harvesting boxes and specialty bins, in many instances custom designed to customer specifications.

        HOMELAND, FLORIDA. The Homeland plant was established in 1983. The Homeland facility produces both new and recycled pallets, primarily for industrial use, and also processes lumber by-product for sale as landscaping mulch.

         HAZLEHURST, GEORGIA. The Hazlehurst facility was established in 1977. The Hazlehurst facility produces new pallets for CHEP, with additional non-CHEP production sold to general industrial accounts.

        SMARR, GEORGIA. The Smarr facility was established in 1992 and is on the site of a lumber mill which provides raw material for its operations as well as lumber for the Bartow facility. The plant sells production both to local industrial customers as well as to the Company's Florida customers during peak produce and citrus harvesting seasons.

         EAST ST. LOUIS, ILLINOIS. The Company established its East St. Louis operation in 1995 as a CHEP repair facility. The Company anticipates adding non-CHEP repair operations to the facility in the future.

         MATTOON, ILLINOIS. The Mattoon plant was constructed by the Company and opened in June 1997. This facility serves as a CHEP repair facility.

         MOCKSVILLE, NORTH CAROLINA. The Mocksville facility was acquired on August 1, 1997 and primarily produces new pallets.

        SILER CITY, NORTH CAROLINA. The Siler City facility was acquired on August 1, 1997 and also primarily produces new pallets. In addition, there is a lumber mill at this facility that processes lumber for use at the Company's pallet facilities at Siler City and Mocksville, North Carolina, as well as for sale to third parties.

        WALTERBORO, SOUTH CAROLINA. The Company's Walterboro plant provides new pallets to local industrial accounts and also supplements the Bartow facility's sales to agricultural and industrial customers during peak seasons.
The facility has been recently updated to manufacture CHEP pallets.

        HORN LAKE, MISSISSIPPI. The Company opened the Horn Lake facility (located in the Memphis, Tennessee metropolitan area) in October 1996. This facility serves as both a CHEP depot and repair and recycling facility for non-CHEP pallets. The facility's customers are primarily manufacturing facilities in and around Memphis.

        AMARILLO, TEXAS. The Company produces new and remanufactured pallets in its Amarillo facility which was established in 1976. The Amarillo facility's primary customers are the manufacturing and beef packing industries of North Texas.

        BIG SPRING, TEXAS. The Company's Big Spring facility initiated operations in 1977 and primarily produces new pallets. The facility services several West Texas oil and chemical companies.

        FORT WORTH, TEXAS. The Company's facility in Fort Worth opened in February 1996. The Fort Worth facility was established to provide CHEP depot and repair operations. The Company currently anticipates expanding into non-CHEP pallet repairs in the future.

        NEW BOSTON, TEXAS. The New Boston location opened in 1994 as the Company's largest facility in Texas. The New Boston facility manufactures new and repaired pallets. The plant serves customers in Texas, Oklahoma, Arkansas and Louisiana.

        SAN ANTONIO, TEXAS. The Company supplies its South Texas customers from its location in San Antonio. This facility, opened in 1995, is a CHEP depot and repair facility and also repairs pallets for a large regional grocery chain.

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
        TEMPLE, TEXAS. The Temple location was established in 1995. The Temple facility serves as a CHEP depot and repair facility as well as a repair facility for Wal-Mart pallets. The facility also repairs pallets for sale to central Texas grocery, manufacturing and medical industry customers.

        RICHMOND, VIRGINIA. The Company has two facilities located in Richmond, Virginia. Repair and recycling of used pallets constitutes a significant portion of the operations of these facilities which also offer pallet management systems to local industrial customers. The Richmond facilities are also engaged in the manufacture of landscape mulch, playground surfaces and other innovative applications of pallet by-products.

        The Company believes that its properties are generally adequate for its present needs. Furthermore, the Company believes that suitable additional or replacement space will be available when required.

OPERATIONS

        The Company centralizes its consolidated financial reporting, cash management, training, human resources, safety and merger and acquisition activities. The Company otherwise operates on a regional basis, with the management of each operating location responsible for its day-to-day operations, profitability and growth. Local management utilizes the Company's "best practices" program, which seeks to replicate the Founding Companies' and the Pooled Companies' best practices throughout the entire Company with respect to new pallet manufacturing, pallet repair and recycling techniques, transportation and other logistical activities, worker training and participation programs, financial controls and purchasing information in order to improve productivity, lower operating costs and improve customer satisfaction to stimulate internal growth.

SALES AND MARKETING

        The Company currently sells to customers within its various geographic locations. The primary sales and marketing activities involve direct selling by the Company's sales force and by members of senior management to local and regional customers at the plant level and to large accounts and target industries more broadly on a geographic basis. Since pricing is a function of regional lumber and delivery costs, pricing is established at the regional level.

        Because many of the Company's customers have the need for similar services on a national scale, the Company is developing a national sales and marketing plan to provide such services at many locations throughout the U.S. The Company's network of facilities will allow these customers to: (i) centralize purchases of new and recycled pallets; (ii) obtain convenient and dependable service and a consistent supply of uniform quality pallets; (iii) achieve greater efficiencies in their pallet use; and (iv) meet corporate recycling goals. The Company has developed relationships with several national customers and intends to attempt to provide service to these and numerous other customers on a local, regional and national basis. The pallet needs of national companies are not uniform and the Company intends to tailor its national programs for each customer. These programs include a combination of sourcing, retrieving, repairing and recycling pallets according to individual customer requirements.

CUSTOMERS

        The Company seeks to efficiently serve large numbers of customers across diverse markets and industries to provide a stable and diversified base for ongoing sales of products and services. Customers include the automotive, chemical, consumer products, grocery, produce and food production, paper and forest products, retail, and steel and metals industries and are both regional and national in scale. Because a significant part of the Company's products are sold to the produce and citrus industries, the Company's sales volumes in certain regions tend to be seasonal. During fiscal year ended November 30, 1996, the Company sold pallets to over 1,500 customers, with CHEP accounting for approximately 26% of the Company's pro forma revenues. No other single customer accounted for 10% or more of the Company's pro forma revenues. The Company enters into contracts with CHEP on a facility by facility basis and the terms of such contracts vary in accordance with the service to be provided. Depot agreements may be terminated with or without cause, while repair and depot/repair agreements may only be terminated by CHEP for cause and have both indefinite and fixed terms of between one and three years. All of the CHEP contracts prohibit the Company's contracting facilities from competing with CHEP during the term of the agreement and for a period of up to three years thereafter in the pallet leasing business and from repairing pallets for other pallet leasing companies. The CHEP contracts typically do not provide for fixed volumes of repaired or new pallets.

MANAGEMENT INFORMATION AND CONTROLS

        The Company's consolidated accounting and financial reporting activities are centralized at its operational headquarters in Bartow, Florida, while basic accounting activities are conducted at the regional level. The Company believes that its current information systems hardware and software are adequate to meet current and perceived needs for financial reporting and internal management control information and other necessary information. The Company believes this system enhances its ability to: (i) monitor each regional operation; (ii) prepare both operations and capital asset budgets and budget variances; (iii) assimilate newly acquired operations into its network through standard reporting mechanisms; (iv) implement operational and productivity measurements and benchmarking; and (v) conduct individual customer profitability analyses.

RAW MATERIALS

        The primary raw materials used in new pallet manufacturing are lumber and plywood. The Company has long-term relationships with its lumber and plywood vendors, and the Company believes that these relationships, as well as its ability to pursue larger volume purchases, will help to ensure adequate lumber supplies at competitive prices in the future. During the fiscal year ended November 30, 1996, the Company purchased lumber and plywood from over 166 vendors. Two of these vendors accounted for 9% and 8%, respectively, of the Company's total pro forma lumber purchases during the fiscal year ended November 30, 1996. The Company does not believe that the loss of either of these vendors would materially adversely affect its financial condition or results of operations. The Company intends to continue to pursue a strategy of purchasing and upgrading low grade and alternative sources of lumber as well as exploiting pricing aberrations and market trends to take advantage of lower prices in the marketplace as they occur.

        Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Typically, lumber prices fall in oversupplied lumber markets, enabling small pallet manufacturers with limited capital resources to procure lumber and initiate production of low-cost pallets, depressing pallet prices overall and adversely affecting the Company's revenues and operating margins. While the Company believes that it will benefit from strong relationships with multiple lumber suppliers, there can be no assurance that the Company will be able to secure adequate lumber supplies in the future. Lumber supplies and costs are affected by many factors outside the Company's control, including governmental regulation of logging on public lands, lumber agreements between Canada and the U.S. and competition from other industries that use similar grades and types of lumber. In addition, adverse weather conditions may affect the Company's ability to obtain adequate supplies of lumber at a reasonable cost. In October through December of 1996, the Company experienced higher lumber costs resulting from the impact of wet weather on the harvesting of hardwood timber in the southeast. The Company tries to take advantage of the price volatility of lumber by buying additional quantities of lumber when prices are favorable and storing the inventory for later use. The Company also is able to buy low quality lumber and upgrade such lumber at its own plants. Though the Company has studied the broad use of alternative materials for the manufacture of pallets, such as plastic, it believes that there is not currently an available alternative raw material that possesses the tensile strength, recyclability and low cost of wood. The Company continues to evaluate alternatives to wood and is receptive to their future use in pallet production.

        The Company sources the majority of its pallets for reconstruction from businesses that use pallets and from trucking companies. Businesses that receive and ship a significant amount of goods are generally good sources for used pallets. Often the pallets they receive are damaged or do not meet their size or other specifications for internal systems or shipping. As a result, these businesses accumulate pallets that can be recycled. The Company identifies these sources through establishing relationships with pallet users, and by direct solicitation, telemarketing and advertising. The Company generally achieves timely pallet removal by placing a trailer at a source which loads unwanted pallets onto the trailer. The Company then removes the load of pallets at the same time it delivers recycled pallets to the pallet user. In some cases, the Company is paid a tipping fee for hauling away the used pallets or is allowed to take the pallets away at no charge, and, in other cases, the Company buys the pallets.

COMPETITION

        The Company believes that the principal competitive factors in the pallet industry are price, quality of services and reliability. With over 3,600 industry participants, the pallet manufacturing industry has been and is expected to remain extremely fragmented and highly competitive. While there are several companies which have attempted to establish national pallet operations, most of the Company's competitors are small, privately held companies that operate in only one location and serve customers within a limited geographic radius. Competition on pricing is often intense and the Company may face increasing competition from pallet leasing or other pallet systems providers, which are marketed as less expensive alternatives to new pallet purchasers. CHEP's pallet leasing system competes with new pallet sales to the grocery and wholesale distribution industries, and may expand into other industries in the future. In addition, pallet manufacturing and recycling operations are not highly capital intensive and the barriers to entry in such businesses are minimal. Certain other smaller competitors may have lower overhead costs and consequently, may be able to manufacture or recycle pallets at lower costs than the Company. Other companies with significantly greater capital and other resources than the Company (including CHEP) may enter or expand their operations in the pallet manufacturing and recycling businesses in the future, changing the competitive dynamics of the industry. The Company has in the past and will continue to compete with lumber mills in the sale of new pallets. The lumber mills typically view pallet manufacturing as an opportunity to use the lower grade lumber that would otherwise be waste for the mill. While the Company estimates, based on industry sources, that non-wooden pallets currently account for less than 10% of the pallet market, there can be no assurance that the Company will not face increasing competition from pallets fabricated from non-wooden components in the future. For example, Ridge currently sells agricultural harvesting boxes. For the past several years, these products have faced increasing competition from plastic agricultural containers which has reduced the number of agricultural harvesting boxes sold by Ridge. The Company expects competition with plastic agricultural containers to continue in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Interstate, Sonoma Pacific and their stockholders are parties to non-competition agreements which may restrict until January 14, 1998 and July 31, 1998, respectively, Interstate's, Sonoma Pacific's, their affiliates' or such stockholders' ability to engage in any activity or business enterprise or own an interest in any entity which engages in any activity or business enterprise which competes with the Alliance, an organization whose membership includes pallet recyclers and manufacturers that was created to pursue the national and global marketing and management of pallet systems, including the sale or leasing of pallets. Interstate, Sonoma Pacific and their stockholders (including officers of the Company's subsidiaries and a director of the Company) joined the Alliance in October of 1995 and in connection therewith executed agreements pursuant to which each agreed not to compete with the business of the Alliance for a period of one year from withdrawal. Interstate and Stephen C. Sykes, its former sole stockholder and a director of the Company notified the Alliance of such withdrawal on January 14, 1997, in connection with Interstate's agreement to merge with PalEx. In response, the Alliance notified Interstate that it intends to enforce the terms of the non-compete agreements as it deems appropriate, although the Alliance has not to date commenced legal proceedings and the Company does not know when, if ever, such proceedings would commence. Sonoma Pacific withdrew from the Alliance effective July 31, 1997. The non-compete agreements explicitly exclude from their coverage any product or services sold or offered by Interstate at the time it became a member of the Alliance. Because Interstate and Sonoma Pacific were engaged in the manufacture and recycling of pallets in October 1995 and continue in these business lines currently, the Company believes that the non-compete agreements do not apply to Interstate's and Sonoma Pacific's current businesses. The Alliance could seek either injunctive relief or monetary damages from Interstate and Sonoma

Pacific. However, given the non-compete agreements' short duration and exclusion of the businesses currently conducted by Interstate and Sonoma Pacific, the Company believes that such agreements, even if enforced, would not have a material adverse effect on its operations.

LITIGATION

        Each of the Founding Companies has, from time to time, been a party to litigation arising in the normal course of its business, most of which involves claims for personal injury or property damage incurred in connection with its operations. Management believes that none of these actions will have a material adverse effect on the financial condition or results of operations of the Company.

EMPLOYEES

        At August 18, 1997, the Company had approximately 1,700 employees. The Company is not a party to any collective bargaining agreements. The Company believes that its relationship with its employees is satisfactory.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth information concerning the Company's directors, executive officers and certain key employees.


                    NAME         AGE                    POSITION
                    ----         ---                    --------
Vance K. Maultsby, Jr.......     45      President and Chief Executive Officer
A.E. Holland, Jr............     50      Chief Operating Officer, Director
Troy L. Fraser..............     48      Chief Development Officer, Director
Casey A. Fletcher...........     42      Chief Accounting Officer and Secretary
Stephen C. Sykes............     53      President--Interstate Pallets, Director
Edward E. Rhyne.............     37      Vice President and General Counsel
Tucker S. Bridwell..........     45      Director(1)(2)
John E. Drury...............     53      Director(1)(2)
Sam W. Humphreys............     37      Director(1)(2)

------------------


(1)     Member of audit committee.
(2)     Member of compensation committee.

        Directors are elected at each annual meeting of stockholders. All officers serve at the discretion of the Board of Directors, subject to terms of their employment agreement terms. See " -- Employment Agreements."

        VANCE K. MAULTSBY, JR. became President and Chief Executive Officer of the Company in December 1996. From 1993 to 1996, Mr. Maultsby was a partner with Ernst & Young LLP in the Dallas, Texas office, where he managed the Dallas office of its Corporate Finance Group. From 1989 to 1992, Mr. Maultsby was chief executive officer of Alemar Financial Company (later Alemar Cost Reduction, Inc.), which provided financial advisory services to a variety of industries. From 1985 to 1989, Mr. Maultsby was an officer in the Corporate Finance Group for Stephens Inc., an investment banking firm. Prior thereto, Mr. Maultsby was a partner with KPMG Peat Marwick, served as the National Director of its Petroleum Industry Practice, was co-director of its Southwest Area Mergers and Acquisitions Advisory Practice and practiced public accounting for more than five years. Mr. Maultsby is a Certified Public Accountant.

         A. E. HOLLAND, JR. became Chief Operating Officer and a director of the Company in March 1997, upon the closing of the Offering. Mr. Holland has over 25 years of experience in the pallet industry. Mr. Holland has been associated with Ridge since 1969 and has served as President of Ridge since 1980. Mr. Holland has served on the Board of Directors of the NWPCA and was President of NWPCA from 1990 to 1991. Mr. Holland has served the Florida Chamber of Commerce as Treasurer, Chairman of the Finance Committee and member of the State Strategic Planning Committee.

        TROY L. FRASER became Chief Development Officer and a director in March 1997, upon the closing of the Offering. He became President of Fraser in 1975 when he purchased the business with his two brothers from his father. In 1988, Mr. Fraser was elected to the Texas House of Representatives where he served three terms, and was named the National Republican Legislator of the Year in 1991. In November 1996, Mr. Fraser was elected to the Texas State Senate. Mr. Fraser is currently Vice President of the NWPCA and has served for two terms on the NWPCA's Board of Directors.

         CASEY A. FLETCHER became Chief Accounting Officer and Secretary in March 1997, upon the closing of the Offering. Mr. Fletcher has been employed by Ridge since 1983 where he has served as Controller and Chief Financial Officer. Prior to his employment with Ridge, Mr. Fletcher was associated with Arthur Young from 1976 to 1979. From 1980 to 1983, he was in private industry as an accountant. Mr. Fletcher is a Certified Public Accountant.

         STEPHEN C. SYKES became a director of the Company in March 1997, upon the closing of the Offering. Mr. Sykes founded Interstate in 1979 and has served as President and Chief Executive Officer from its inception. From 1974 to 1979, Mr. Sykes was the Director of Transportation for the Virginia Division of Holly Farms Poultry. Mr. Sykes has been an active member of the NWPCA since 1981 and served as its President from 1992 to 1993.

        EDWARD E. RHYNE became Vice President and General Counsel in June 1997. Prior to his employment with the Company, Mr. Rhyne was a partner at Gardere & Wynne, L.L.P., where he was engaged in the private practice of law for more than five years.

        TUCKER S. BRIDWELL became a director of the Company in March 1997, upon the closing of the Offering. Since 1992, Mr. Bridwell has been President of Fred Hughes Motors, Inc., the owner of ten new-car franchises in the Abilene, Texas area. Mr. Bridwell is also the President of Topaz Exploration Company, an oil and gas exploration company, a position he has held since 1980. From 1985 to 1992, Mr. Bridwell was President of Ard Drilling Company, an oilfield drilling company, and served as President of Texzona Corporation, a private investment company, from 1979 to 1980. From 1976 to 1979, Mr. Bridwell was Tax Manager with Condley & Company and was an accountant with Price Waterhouse from 1974 to 1976. Mr. Bridwell is a Certified Public Accountant.

         JOHN E. DRURY became a director of the Company in March 1997, upon the closing of the Offering. Mr. Drury is the Chairman and Chief Executive Officer of USA Waste Services, Inc. ("USA Waste"), the third largest solid waste company in North America. Mr. Drury has held these positions since May 1994, when USA Waste and Envirofil, Inc. ("Envirofil") completed their merger. Following this merger, USA Waste acquired publicly-held Chambers Development Company, Western Waste Industries, Inc., Sanifill, Inc. and United Waste Systems, Inc., increasing its revenues from approximately $100 million in 1993 to approximately $2.0 billion in 1997. From February 1991 through April 1994, Mr. Drury was a Managing Director of Sanders Morris Mundy, Inc., an investment banking firm. From 1982 through January 1991, Mr. Drury was President and Chief Operating Officer of Browning-Ferris Industries, Inc. ("BFI"), where he was responsible for the worldwide operations of BFI. Mr. Drury is a special limited partner in Main Street.

        SAM W. HUMPHREYS has been a director of the Company since January 1996 and became non-executive Chairman of the Board in March 1997, upon the closing of the Offering. Mr. Humphreys is a Managing Director of Main Street, a merchant banking firm, and has been a partner in that firm since its formation in January 1996. From April 1994 until March 1997, Mr. Humphreys held various executive positions with U.S. Delivery Systems, Inc. ("U.S. Delivery"), the largest same-day local delivery company in the U.S., most recently serving as Vice Chairman. Following U.S. Delivery's initial public offering in May 1994 and during Mr. Humphreys' tenure, it completed 80 acquisitions and grew from approximately $100 million to approximately $800 million in annual revenues. Prior to joining U.S. Delivery, Mr. Humphreys served from May 1993 until April 1994 as Senior Vice President and General Counsel of Envirofil, which merged with USA Waste in April 1994. Prior thereto, Mr. Humphreys was a partner at Andrews & Kurth L.L.P., where he was engaged in the private practice of law for more than five years. Mr. Humphreys is also a director of Aviation Sales Company, one of the world's largest providers of aircraft spare parts.

        The Board of Directors has established an Audit Committee and Compensation Committee. The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Compensation Committee determines executive officers' and key employees' salaries and bonuses and administers the Plan. Messrs. Bridwell, Drury and Humphreys serve as members of the Company's Compensation Committee and Audit Committee.

DIRECTORS' COMPENSATION

        Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives a fee of $1,000 for attendance at each Board of Directors meeting and $500 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company. Each non-employee director receives stock options to purchase 20,000 shares of Common Stock upon election to the Board of Directors and an annual grant of 5,000 options. See " -- Stock Option Plan."

EXECUTIVE COMPENSATION

        PalEx was incorporated in January 1996 and, prior to the Offering, did not conduct any operations other than activities related to the Acquisitions and the Offering. While the Company did not pay any compensation to its executive officers prior to December 1996, in November 1996 PalEx recognized a nonrecurring, non-cash charge of $300,000, representing the difference between amounts paid for the 50,000 shares of Common Stock issued to Mr. Maultsby and the estimated fair market value of such shares on the date of the sale assuming the Acquisitions would be consummated. During 1997, the annualized salaries of the Company's most highly compensated executive officers will be: Mr. Maultsby, $175,000; Mr. Rhyne, $152,000; and $125,000 for each of Messrs. Holland, Fletcher, Fraser and Sykes. In fiscal 1997, the Company will not pay any bonuses in addition to these salaries.

EMPLOYMENT AGREEMENTS

        The Company has entered into an employment agreement with each executive officer and certain key employees of the Company which prohibits such individual from disclosing the Company's confidential information and trade secrets and generally restricts these individuals from competing with the Company for a period of five years after the date of the Acquisitions. Each of the agreements has an initial term of between one and three years and provides for an automatic annual extension at the end of its initial term and is terminable by the Company for "cause" upon ten days' written notice and without "cause" by either party upon thirty days' written notice. All employment agreements provide that if the officer's employment is terminated by the Company without "cause," such officer will be entitled to receive a lump-sum severance payment at the effective time of termination equal to the base salary at the rate then in effect for the greater of (i) the time period remaining under the initial term of the agreement or (ii) one year. In addition, all employment agreements provide that in the event of termination without "cause," the time period during which such officer is restricted from competing with the Company will be shortened from five years to one year. The Company anticipates it will incur lower selling, general and administrative expenses than the Founding Companies and the Pooled Companies' on a pro forma combined basis because the compensation to be paid to the executive officers and employees by the Company is generally less than the compensation previously paid by the Founding Companies and the Pooled Companies. See "Selected Financial Data" and "Unaudited Pro Forma Financial Statements."

        The employment agreements of Messrs. Maultsby, Holland, Fraser, Fletcher, Rhyne, Sykes and certain other employees contain certain provisions concerning a change-in-control of the Company, including the following: (i) in the event five days' advance notice of the transaction giving rise to the change in control is not received by the Company and such officer, the change in control will be deemed a termination of the employment agreement by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable (discussed in the preceding paragraph) shall be tripled and the provisions which restrict competition with the Company shall not apply; (ii) in any change-of-control situation, such officer may elect to terminate his employment by giving five days' written notice prior to the anticipated closing of the transaction giving rise to the change-in-control, which will be deemed a termination of the employment agreement by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable shall be doubled and the time period during which such officer is restricted from competing with the Company will be shortened from five years to two years; and (iii) the officer must be given sufficient time and opportunity to elect whether to exercise all or any of his options to purchase Common Stock, including any options with accelerated vesting under the provisions of the Plan, such that the officer may acquire the Common Stock at or prior to the closing of the transaction giving rise to the change-in-control, if he so desires.

STOCK OPTION PLAN

        The Board of Directors has adopted, and the stockholders of the Company have approved, the Plan. The purpose of the Plan is to provide directors, officers, key employees and certain other persons who will be instrumental in the success of the Company or its subsidiaries with additional incentives by increasing their proprietary interest in the Company. The aggregate amount of Common Stock with respect to which options may be granted may not exceed 15% of the Company's outstanding Common Stock, as determined on each date an option is granted.

        The Plan is administered by the Compensation Committee, which is composed of non-employee directors (the "Committee"). Subject to the terms of the Plan, the Committee generally determines to whom options will be granted and the terms and conditions of option grants. Options granted under the Plan may be either non-qualified stock options or may qualify as incentive stock options.

        The exercise price of any option may not be less than the fair market value of the underlying Common Stock as of the date of grant and no consultant may receive an option in any year to purchase more than 51,000 shares of Common Stock. The Committee determines the period over which options become exercisable, provided that all options become immediately exercisable upon death of the grantee or upon a change-in-control (as defined in the Plan) of the Company.

        The Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service, a non-employee director will receive a non-qualified option to purchase 20,000 shares of Common Stock, and continuing non-employee directors annually will receive options to purchase 5,000 shares of Common Stock. Options granted to non-employee directors are fully exercisable following the expiration of six months from the date of grant.

        Mr. Maultsby has been granted options to purchase 200,000 shares of Common Stock under the Plan all of which have an exercise price equal to the initial public offering price. Mr. Rhyne has been granted options to purchase 65,000 shares of Common Stock under the Plan at an exercise price of $8.88 per share. Messrs. Maultsby's and Rhyne's options vest annually in 25% increments beginning in November 1997 and April 1998, respectively. The potential realizable values of Mr. Maultsby's and Mr. Rhyne's options, assuming 5% and 10% annual rates of appreciation over ten years for the Company's Common Stock, is $943,341 and $2,390,613, and $362,794 and $919,390, respectively. These potential realizable values were determined based upon assumed rates of appreciation and are not intended to forecast the possible future appreciation, if any, of the price or value of the Company's Common Stock.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

        PalEx was initially capitalized in January 1996 by Main Street. Sam W. Humphreys, a director of the Company, is a partner in Main Street and John E. Drury, a director of the Company, is a special limited partner in Main Street. As a result of stock splits, the 1,000 shares of common stock initially issued by PalEx to Main Street total 1,021,389 shares of Common Stock. From early 1996 until the completion of the Offering, Main Street advanced funds to PalEx pursuant to a commitment to enable PalEx to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering.

        Simultaneously with the closing of the Offering, each of the Founding Companies merged with a separate special purpose subsidiary of PalEx, at which time each Founding Company became a wholly owned subsidiary of the

Company. The aggregate consideration paid by PalEx to acquire the Founding Companies consisted of (i) approximately $3.4 million in cash and (ii) 5,910,000 shares of Common Stock. In addition, the Company repaid substantially all of the indebtedness of the Founding Companies with proceeds from the Offering and borrowings under its credit facility (see " -- Transactions Involving Certain Officers, Directors and Stockholders" below and "Use of Proceeds") and also issued 142,500 shares of Common Stock to the Founding Companies' profit sharing plans.

        The following table sets forth for each Founding Company the consideration paid to the stockholders of the Founding Companies (i) in cash and
(ii) in shares of Common Stock.


                                                                SHARES OF
                                               CASH           COMMON STOCK
                                          ---------------    --------------
Fraser................................... $     2,200,000         2,893,704
Ridge....................................              --         2,640,768
Interstate...............................       1,200,000           375,528
                                          ---------------    --------------
Total.................................... $     3,400,000         5,910,000
                                          ===============    ==============

        In addition, immediately prior to consummation of the Acquisitions, the Founding Companies made distributions of approximately $10.4 million in the aggregate, representing S Corporation earnings previously taxed to their respective stockholders. The Founding Companies also distributed certain non-operating assets prior to consummation of the Acquisitions with an aggregate net book value of approximately $175,000.

        Pursuant to the agreements relating to the Acquisitions, all stockholders of each of the Founding Companies have agreed not to compete with the Company for a period of five years commencing on the date of closing of the Acquisitions.

        Individuals who are officers or directors of the Company received the following consideration in the Acquisitions for their interests in the Founding Companies.


                                                                 SHARES OF
                                               CASH (1)        COMMON STOCK
                                              --------------   ------------
Ridge
        A.E. Holland.....................     $    --              319,583
        Casey A. Fletcher................     $    --              319,583
Fraser
        Troy L. Fraser...................         $1,078,000     1,417,915
Interstate
        Stephen C. Sykes.................         $1,200,000       375,528

------------------

(1) Excludes distributions representing previously taxed S Corporation earnings made to each of the persons listed above. The amount of such distributions to the former owners of the Founding Companies totaled approximately $10.4 million.

TRANSACTIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS

        In August 1994, Ridge purchased its pallet and box manufacturing business in a management buyout from Resources, a predecessor company owned by
A. E. Holland, Jr., Chief Operating Officer and a director of the Company, and two other employees of Ridge. As consideration for this purchase, Ridge issued the Ridge Notes for a total of approximately $12.6 million to Resources and assumed approximately $1.8 million of Resources' liabilities. Resources subsequently distributed an interest in a portion of its note receivable from Ridge directly to Mr. Holland and the other two stockholders. The Ridge Notes would have matured in January 2000 and pay interest at the prime rate (8.25% at November 30, 1996). Ridge paid approximately $909,000 and $982,000 in interest expense under the Ridge Notes during fiscal 1995 and 1996, respectively. Upon repayment of the Ridge Notes, $2.25 million was paid to Resources and $2.25 million each to Mr. Holland and the other two stockholders. Resources maintains a lumber and fastener brokerage business as well as other businesses.

        Fraser had notes outstanding to certain affiliates in the total amount of approximately $105,000. Two notes in the aggregate amount of $60,000 accrued interest at 14.0% per annum and would have matured in January 2005. A third note in the amount of $45,000 accrued interest at 8% per annum and matured in December 1997. These notes were prepaid in connection with the Offering.

        Interstate had a note outstanding to its stockholder in the amount of approximately $343,000. The note was non-interest bearing and was due on demand. This note was repaid in connection with the Offering.

        The Company repaid all of the Ridge Notes, the Fraser notes and the Interstate note with the proceeds of the Offering and borrowings under its credit facility.

        Prior to consummation of the Offering, Troy L. Fraser purchased an airplane from Fraser for its net book value of $203,000.

        Certain stockholders of certain of the Founding Companies, who are directors, executive officers or key employees of the Company, have guaranteed indebtedness and other obligations of each of their respective Founding Companies. These guarantees were terminated after the completion of the Offering.

        Main Street paid $1.25 million of the Company's expenses, including legal and accounting fees, incurred in connection with the Offering and the Acquisitions.

        In connection with the Acquisitions, the Company issued 82,500, 50,000 and 10,000 shares of Common Stock to the Ridge Pallets, Inc. Profit Sharing Plan, the Fraser Industries, Inc. Profit Sharing Plan and the Interstate Pallet Co., Inc. Profit Sharing Plan, respectively. The plans will distribute the Common Stock in accordance with the terms of such plans. Certain officers and directors of the Company are participants in these plans and will benefit from the contribution of the Common Stock under the terms of such plans.

        In fiscal years 1994, 1995 and 1996, Ridge sold approximately $977,000, $484,000 and $666,000, respectively, of lumber to Sunbelt Forest Products Corporation ("Sunbelt"), a chemical wood preserving company, which is owned by Mr. Holland and two other employees of Ridge. During fiscal year 1994 Ridge recorded $193,000 of interest income from loans made to Sunbelt. Mr. Fletcher is a director of Sunbelt. Additionally, Ridge purchased from Resources approximately $199,000 and $421,000 of fasteners during fiscal years 1995 and 1996, respectively. The sales prices charged Sunbelt and the purchase prices paid by Ridge were competitive with those charged or paid to unaffiliated third parties. In addition, Ridge provides certain accounting, human resource and managerial services to Sunbelt and received as payment therefor $135,000, $75,000 and $55,000 for the fiscal years 1994, 1995 and 1996, respectively. The Company intends to continue to transact business with Sunbelt in the future on terms which are comparable to those that would be available from an unaffiliated third party.

         Mr. Bridwell received a payment from the Company of $50,000 and options to purchase 20,000 shares of Common Stock, exercisable at the initial public offering price per share pursuant to the Plan, for providing advice to

Fraser in connection with the Acquisitions. Mr. Bridwell also received options to purchase 20,000 shares of Common Stock in connection with his election to the Company's Board of Directors exercisable at the initial public offering price of $7.50 per share. See "Principal Stockholders."

        Mr. Maultsby acquired 50,000 shares of Common Stock in connection with the formation of the Company. In connection with this issuance, PalEx recognized a nonrecurring, non-cash charge of $300,000 in November 1996, representing the difference between amounts paid for the 50,000 shares of Common Stock issued to Mr. Maultsby and the estimated fair market value of such shares on the date of the sale assuming the Acquisitions would be consummated.

        Interstate leases its operating facilities and certain equipment from Mr. Sykes. The Company purchased the leased equipment for its estimated fair market value of approximately $88,000 and continues to lease the property from Mr. Sykes at market rates. Mr. Sykes has the right to require the Company to purchase the property at its appraised value, estimated by management to be between $1.0 million and $1.4 million. This right can be exercised during the period beginning six months and ending 12 months after the closing of the Offering.

        John E. Drury, a director of the Company, purchased 50,000 shares of Common Stock in the Offering.

COMPANY POLICY

        In the future, any transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will, in any case, be approved by a majority of the Board of Directors, including a majority of disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to beneficial ownership of the Company's Common Stock as of August 25, 1997, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof,
(ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group. Unless otherwise indicated, the address of each such person is c/o PalEx, Inc., 3555 Timmons Lane, Suite 610, Houston, Texas 77027. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.


                                              SHARES     PERCENTAGE OWNED
                                             ---------        ----
Vance K. Maultsby, Jr.(1) ...............       50,000         0.4%
A. E. Holland, Jr .......................      319,583         2.5
Troy L. Fraser ..........................    1,417,915        10.9
Stephen C. Sykes ........................      375,528         2.9
Casey A. Fletcher(2) ....................      319,583         2.5
Tucker S. Bridwell(3) ...................       45,000         0.3
John E. Drury(4) ........................       95,000         0.7
Sam W. Humphreys(5) .....................    1,021,389         7.8
Main Street Capital Partners, L.P. ......    1,021,389         7.8
R. Stephen Fraser(6) ....................      868,111         6.7
Robert D. Ekedahl(7) ....................    1,044,240         8.0
Gregg C. Gibson(8) ......................      696,160         5.3
All executive officers and directors
   as a group (9 persons)(9) ............    3,553,998         27.3%


------------------


(1) Excludes options to purchase 200,000 shares at the initial public offering price of $7.50 per share granted under the Plan. Such options vest at 25% a year over the four-year period with the first vesting period ending November 1997 and the final vesting period ending November 2000.

(2) Excludes 2,200 shares which are owned by Mr. Fletcher's two sons. Mr. Fletcher disclaims beneficial ownership of such shares.

(3) Includes 40,000 shares which may be acquired upon the exercise of options granted under the Plan.

(4) Includes 20,000 shares which may be acquired upon the exercise of options granted under the Plan and 25,000 shares deemed to be beneficially owned by Mr. Drury as a special limited partner in Main Street.

(5) Includes 1,021,389 shares issued to Main Street. Mr. Humphreys is a partner in Main Street.

(6)   Mr. Fraser's address is 111 East 7th Street, Big Spring, Texas 79720.

(7) Includes 1,044,240 shares owned by The Ekedahl 1981 Revocable Trust. Mr. Ekedahl and his wife, Diana Ekedahl, are co-trustees and the grantors of this trust and share voting and investment power over the shares. The address of the trust and Mr. and Mrs. Ekedahl is 1325 Bay Laurel Drive, Merlo Park, California 94025.

(8) Includes 669,204 shares owned by The Gibson 1982 Revocable Trust. Mr. Gibson and his wife, Judith Gibson, are co-trustees and the grantors of this trust and share voting and investment power over the shares. The address for the trust and Mr. and Mrs. Gibson is 47 South Oak, San Anselmo, California 94960.

(9) Excludes 325,000 shares subject to options which become exercisable during the four-year period ending November 2000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

        The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of August 25, 1997, 13,029,289 shares of Common Stock were issued and outstanding. The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation and By-laws, which have been filed as exhibits to the Company's registration statement, of which this Prospectus is a part, and applicable law.

COMMON STOCK

        The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

        Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company pursuant to this Prospectus when payment is received therefor will be, fully paid and nonassessable.

PREFERRED STOCK

        The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Amended and Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

        One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

        The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

        A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage. The Company has not adopted such an amendment to its Amended and Restated Certificate of Incorporation or By-laws.

LIMITATION ON DIRECTORS' LIABILITIES

        Pursuant to the Company's Amended and Restated Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. The Company has entered into indemnification agreements with each of its directors and executive officers which indemnify such person to the fullest extent permitted by its Amended and Restated Certificate of Incorporation, its By-laws and the Delaware General Corporation Law. The Company also intends to obtain directors' and officers' liability insurance.

TRANSFER AGENT AND REGISTRAR

      The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                         SHARES ELIGIBLE FOR FUTURE SALE

        The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. As of August 25, 1997, 13,029,289 shares of Common Stock were issued and outstanding. Except for shares of Common Stock acquired by affiliates of the Company, the shares of Common Stock sold in the Offering and the shares issued hereunder are, or when issued will be, generally freely tradeable. The remaining outstanding shares of Common Stock were not issued in transactions registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act.

        In general, under Rule 144 as amended effective April 29, 1997, a person, or persons whose shares are aggregated, who has beneficially owned his or her shares for at least one year but not more than two years, or a person who may be deemed an "affiliate" of the Company who has beneficially owned shares for at least one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale and who has beneficially owned his shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information about the Company.

        At August 25, 1997, the Company had outstanding options to purchase 1,177,500 shares of Common Stock under the Plan. The aggregate amount of Common Stock with respect to which options may be granted under the Plan may not exceed 15% of the outstanding Common Stock, as determined on each date an option is granted. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance and resale of shares subject to options granted under the Plan. As a result, such shares will be eligible for resale in the public market.

        The Company has agreed that it will not offer, sell or issue any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of the Offering without the prior written consent of Alex. Brown & Sons Incorporated, except for the grant of employee stock options and for shares issued (i) in connection with acquisitions and (ii) pursuant to the exercise of options granted under the Plan. Further, the Company's directors, officers and certain stockholders who beneficially own 7,123,889 shares in the aggregate have agreed not to directly or indirectly offer for sale, sell or otherwise dispose of any Common Stock for a period of 180 days after the date of the Offering without the prior written consent of Alex. Brown & Sons Incorporated. In addition, the owners of the Founding Companies have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock received as consideration in the Acquisitions for a period of two years following receipt thereof.

        No predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement, or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could depress the prevailing market price. Such sales may also make it more difficult for the Company to issue or sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. See "Risk Factors -- Shares Eligible for Future Sale."

        The former stockholders of the Founding Companies and certain officers, directors and stockholders holding in the aggregate 6,981,389 shares of Common Stock are entitled to certain rights with respect to the registration of their shares of Common Stock under the Securities Act. None of such persons has registration rights to include shares of Common Stock for sale in the Registration Statement of which this Prospectus is a part. If the Company proposes to register any of its securities under the Securities Act, such stockholders are entitled to notice of such registration and are entitled to include, at the Company's expense, all or a portion of their shares therein, subject to certain conditions.

                        RESALES AND PLAN OF DISTRIBUTION

        This Prospectus, as appropriately amended or supplemented, may be used by the Company to offer and issue shares of Common Stock from time to time in connection with the acquisition of the securities or assets of other businesses.

        This Prospectus, as appropriately amended or supplemented, may also be used by the persons who receive from the Company shares of Common Stock in connection with direct and indirect acquisitions by the Company of securities and assets of businesses held by such persons, or their transferrees, and who wish to offer and sell such shares (such persons being referred to herein as "Selling Stockholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act; provided, however, that no Selling Stockholder will be authorized to use this Prospectus for any offer of such shares of Common Stock without first obtaining the written consent of the Company. The Company may consent to the use of this Prospectus by Selling Stockholders for a limited period of time and subject to conditions and limitations that may vary as to any given Selling Stockholder. The Company will receive none of the proceeds from any such sale of shares of Common Stock by Selling Stockholders.

        Agreements with Selling Stockholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Selling Stockholders enter into custody agreements with certain persons with respect to such shares; and that sales be made only by one or more of the methods described in this caption, as appropriately supplemented or amended as required.

        The Selling Stockholders may from time to time sell all or a portion of the shares of Common Stock in transactions on The Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares of Common Stock may be sold directly or through broker-dealers. If shares of Common Stock are sold through broker-dealers, the Selling Stockholders may pay brokerage commissions and charges. The methods by which the shares of Common Stock may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of The Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions.

        The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit and any commissions paid or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of shares of Common Stock against certain liabilities, including liabilities under the Securities Act.

        There can be no assurances that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.

                             VALIDITY OF SECURITIES

      The validity of the Common Stock offered hereby will be passed upon by Edward E. Rhyne, the Vice President and General Counsel of the Company. Mr. Rhyne owns options to purchase 65,000 shares of Common Stock. See "Management - Stock Option Plan."

                                     EXPERTS

        The audited historical and supplemental financial statements of PalEx and the audited financial statements of Ridge, Sonoma Pacific and Sheffield included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048 or on the Internet at http:www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        The Company intends to furnish its stockholders with annual reports containing audited financial statements examined by an independent public accounting firm for each fiscal year.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
Unaudited Pro Forma Consolidated Financial Statements
        Basis of Presentation............................................... F-2
        Pro Forma Consolidated Statement of Income for the Year Ended
        November 30, 1996................................................... F-3
        Pro Forma Consolidated Statement of Income for the Six Months
        Ended June 1, 1997.................................................. F-4
        Notes to Unaudited Pro Forma Consolidated Statements of Income...... F-5
Historical Financial Statements
        PalEx, Inc.
               Report of Independent Public Accountants..................... F-6
               Balance Sheets............................................... F-7
               Statements of Income......................................... F-8
               Statements of Changes in Stockholders' Equity................ F-9
               Statements of Cash Flows.....................................F-10
               Notes to Financial Statements................................F-11
        PalEx, Inc. and Subsidiaries
               Report of Independent Public Accountants.....................F-21
               Supplemental Consolidated Balance Sheets.....................F-22
               Supplemental Consolidated Statements of Income...............F-23
               Supplemental Consolidated Statements of Changes in
               Stockholders' Equity.........................................F-24
               Supplemental Consolidated Statements of Cash Flows...........F-25
               Notes to Supplemental Consolidated Financial Statements......F-26
        Sheffield Lumber and Pallet Co., Inc. and Affiliate
               Report of Independent Public Accountants.....................F-39
               Combined Balance Sheets......................................F-40
               Combined Statements of Income................................F-41
               Combined Statements of Changes in Stockholders' Equity.......F-42
               Combined Statements of Cash Flows............................F-43
               Notes to Combined Financial Statements.......................F-44
        Sonoma Pacific Company, Inc. and Affiliate
               Report of Independent Public Accountants.....................F-50
               Combined Balance Sheets......................................F-51
               Combined Statements of Income................................F-52
               Combined Statements of Changes in Stockholders' Equity.......F-53
               Combined Statements of Cash Flows............................F-54
               Notes to Combined Financial Statements.......................F-55
        Ridge Pallets, Inc.
               Report of Independent Public Accountants.....................F-61
               Balance Sheets...............................................F-62
               Statements of Income (Loss)..................................F-63
               Statements of Changes in Stockholders' Equity................F-64
               Statements of Cash Flows.....................................F-65
               Notes to Financial Statements................................F-66
        PalEx, Inc. (Prior to Offering and Acquisitions)
               Report of Independent Public Accountants.....................F-74
               Balance Sheets...............................................F-75
               Statements of Income.........................................F-76
               Statements of Changes in Stockholders' Equity................F-77
               Notes to Financial Statements................................F-78

                          PALEX, INC., AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                              BASIS OF PRESENTATION
                                   (Unaudited)

      The following unaudited pro forma consolidated statements of income include the supplemental consolidated financial statements included elsewhere herein for the year ended November 30, 1996, and the six months ended June 1, 1997. The pro forma consolidated statements of income give effect to the acquisitions by PalEx, Inc. ("PalEx" or the "Company"), of the outstanding capital stock of Fraser Industries, Inc. ("Fraser"), Ridge Pallets, Inc. ("Ridge"), and Interstate Pallet Company, Inc. ("Interstate") (together, the "Founding Companies"). These acquisitions (the "Founding Company Acquisitions") occurred simultaneously with the closing of PalEx's initial public offering (the "Offering") on March 25, 1997, and are accounted for using the purchase method of accounting. Fraser, one of the Founding Companies, has been identified as the accounting acquiror for financial statement presentation purposes. In addition, during the third quarter of 1997, PalEx acquired two additional manufacturers of wood pallets using the pooling-of-interests method of accounting (the "Pooled Companies"). The supplemental consolidated financial statements of PalEx reflect the historical financial statements of PalEx retroactively restated for the acquisitions of the Pooled Companies, with Fraser as the accounting acquiror included for all periods presented and Ridge and Interstate included from March 31, 1997. The unaudited pro forma consolidated statements of income give effect to the acquisitions of the Founding and Pooled Companies as if they had occurred on December 1, 1995.

      The Company has preliminarily analyzed the savings that it expects to be realized by consolidating certain operational and general and administrative functions. It is anticipated that these savings will be partially offset by the costs of being a publicly held company and the incremental increase in costs related to the Company's new management. However, these costs, like the savings that they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the pro forma statements of income of PalEx.

      The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data does not purport to represent what the Company's results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's results of operations for any future period. Since the Founding Companies and Pooled Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma consolidated statements of income should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Registration Statement. See "Risk Factors" included elsewhere herein.

                          PALEX, INC., AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 (In thousands, except share and per share data)

                                                                                YEAR ENDED NOVEMBER 30, 1996
                                                          -------------------------------------------------------------------
                                                          SUPPLEMENTAL
                                                            FINANCIAL             1997             PRO FORMA
                                                           STATEMENTS         ACQUISITIONS        ADJUSTMENTS       PRO FORMA
                                                            --------            --------            -------         ---------
REVENUES ........................................           $ 87,158            $ 52,748            $  --           $ 139,906
COST OF GOODS SOLD ..............................             73,411              44,669               --             118,080
                                                            --------            --------            -------        ----------
   Gross profit .................................             13,747               8,079               --              21,826

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES .......................              6,731               4,248             (2,122)(a)         8,857
GOODWILL AMORTIZATION ...........................               --                  --                  556 (b)           556
                                                            --------            --------            -------        ----------
   Income from operations .......................              7,016               3,831              1,566            12,413
INTEREST INCOME (EXPENSE) AND
  OTHER INCOME, net .............................             (1,017)               (753)              (324)(c)          (649)
                                                                --                  --                1,445 (d)            --
                                                            --------            --------            -------        ----------
   Income before income taxes ...................              5,999               3,078              2,687            11,764
PROVISION FOR INCOME TAXES ......................              1,015                 127              3,446 (e)         4,588
                                                            --------            --------            -------        ----------
NET INCOME ......................................           $  4,984            $  2,951            $  (759)       $    7,176
                                                            ========            ========            =======        ==========
Net income per share ............................                                                                  $      .57 (f)
                                                                                                                   ==========
Shares used in computing net
  income per share ..............................                                                                  12,579,289 (g)
                                                                                                                   ==========

                   The accompanying notes are an integral part
                    of these unaudited financial statements.

                          PALEX, INC., AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  (In thousands, except share and per share data)

                                                                              SIX MONTHS ENDED JUNE 1, 1997
                                                         --------------------------------------------------------------------
                                                         SUPPLEMENTAL
                                                          FINANCIAL             1997          PRO FORMA
                                                          STATEMENTS        ACQUISITIONS     ADJUSTMENTS         PRO FORMA
                                                           --------           --------           -----          ------------
REVENUES ........................................          $ 61,269           $ 20,965           $ --           $     82,234
COST OF GOODS SOLD ..............................            50,527             17,749             (15)               68,261
                                                           --------           --------           -----          ------------

   Gross profit .................................            10,742              3,216              15                13,973

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES .......................             5,004              1,476            (324)(a)             6,156
SUPPLEMENTAL PROFIT-SHARING
  CONTRIBUTION ..................................               375                694            --                   1,069
GOODWILL AMORTIZATION ...........................                93               --               185 (b)               278
                                                           --------           --------           -----          ------------

   Income from operations .......................             5,270              1,046             154                 6,470
INTEREST INCOME (EXPENSE) AND
  OTHER INCOME, net .............................              (510)              (403)            (17)(c)              (415)
                                                               --                 --               515 (d)                --
                                                           --------           --------           -----          ------------

   Income before income taxes ...................             4,760                643             652                 6,055
PROVISION FOR INCOME TAXES ......................             1,868                400             105 (e)             2,373
                                                           --------           --------           -----          ------------

NET INCOME ......................................          $  2,892           $    243           $ 547          $      3,682(1)
                                                           ========           ========           =====          ============

Net income per share ............................                                                                $       .29(f)(1)
                                                                                                                ============

Shares used in computing net
  income per share ..............................                                                                 12,836,846(g)
                                                                                                                ============

(1) Excluding the effect of the supplemental profit-sharing contribution of $1.1 million ($637,000 net of tax), pro forma net income and pro forma earnings per share for the six-month period ended June 1, 1997, would have been $4.3 million and $.34 per share, respectively.

                   The accompanying notes are an integral part
                    of these unaudited financial statements.

                          PALEX, INC., AND SUBSIDIARIES
           NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME


1. UNAUDITED PRO FORMA CONSOLIDATED
   STATEMENTS OF INCOME ADJUSTMENTS:

   a. Adjusts compensation to the level the owners of the Founding and Pooled Companies have agreed to receive as a result of the acquisitions and reflects the revisions of certain lease agreements between a stockholder and a Founding Company as a result of the purchase by the Company of the related assets. The supplemental financial statements of PalEx for the year ended November 30, 1996, include a nonrecurring, noncash charge of $300,000 representing the difference between the amounts paid for the shares issued to the Company's president and chief executive officer and their estimated fair value on the date of the sale as if the acquisitions had occurred. The pro forma adjustment for 1996 also reduces compensation expense of PalEx by $125,000 attributable to the difference between the $300,000 nonrecurring, noncash charge and the compensation that the president and chief executive officer has agreed to receive prospectively.

   b. Reflects the amortization of goodwill using a 30-year estimated life.

   c. Reflects the increase in interest expense attributed to incremental borrowings.

   d. Reflects the reduction in interest expense attributed to obligations retired.

   e. Reflects the incremental provision for federal and state income taxes relating to the other income statement adjustments and for income taxes on the Founding Companies' S Corporation income.

   f. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," revising the methodology to be used in computing earnings per share ("EPS") requiring that the computations required for primary and fully diluted EPS are replaced with "basic" and "diluted" EPS. The Company will adopt SFAS No. 128 effective for reporting periods after December 15, 1997, and will restate EPS for all periods presented. The Company anticipates that the amount reported for pro forma basic EPS will approximate that of the net income per share as currently included in the pro forma financial statements.

   g. Includes for November 1996, (i) 1,071,389 shares issued by PalEx prior to the Offering, (ii) 2,455,400 shares issued to the stockholders of the Pooled Companies, (iii) 5,910,000 shares issued to the stockholders of the Founding Companies in connection with the acquisitions, (iv) 142,500 shares issued to satisfy the obligations of the Founding Companies to their respective profit-sharing plans and (v) 3,000,000 shares issued in connection with the Offering. For June 1997, also includes (i) the weighted average portion of 450,000 shares sold pursuant to the overallotment option and (ii) the effect, using the treasury stock method, of options for 999,000 shares granted to management, directors and key employees.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PalEx, Inc.:

   We have audited the accompanying balance sheets of PalEx, Inc. (a Delaware corporation), as of November 30, 1995 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PalEx, Inc., as of November 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.

   As discussed in Note 1, the accompanying consolidated financial statements reflect the Company on a historical basis with Fraser Industries, Inc., as the accounting acquiror.

ARTHUR ANDERSEN LLP

Houston, Texas
August 1, 1997

                                   PALEX, INC.
                                 BALANCE SHEETS
                        (In thousands, except share data)

                                                                                                NOVEMBER 30,
                                                                                       -------------------------           JUNE 1,
                                                                                         1995              1996             1997
                                                                                       -------           -------           --------
                                                                                                                         (unaudited)
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ................................................           $   115           $     4           $  1,172
  Accounts receivable, net of allowance of $30, $57
and $194 ...................................................................             3,169             2,852              8,973
  Inventories ..............................................................             3,289             2,750              7,322
  Other current assets .....................................................               150              --                  576
                                                                                       -------           -------           --------

         Total current assets ..............................................             6,723             5,606             18,043

PROPERTY, PLANT AND EQUIPMENT, net .........................................             5,215             7,279             14,819

GOODWILL, net of accumulated amortization of $93 ...........................              --                --               17,774

OTHER ASSETS ...............................................................               357               155              1,807
                                                                                       -------           -------           --------

         Total assets ......................................................           $12,295           $13,040           $ 52,443
                                                                                       =======           =======           ========

         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit ...........................................................           $ 2,950           $   455           $    --
  Current maturities of long-term debt .....................................               608               737                 50
  Accounts payable .........................................................             1,314             1,487              3,818
  Accrued expenses .........................................................               854             1,478              2,664
                                                                                       -------           -------           --------

         Total current liabilities .........................................             5,726             4,157              6,532

LONG-TERM DEBT, net of current maturities ..................................             2,362             1,262              2,550

DEFERRED INCOME ............................................................               360               336                323

DEFERRED INCOME TAXES ......................................................                37                49              1,466

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; authorized 30,000,000
   shares; 2,893,704, 2,893,704 and 10,573,889 shares
   outstanding .............................................................                29                29                106
  Capital in excess of par value ...........................................              --                --               41,557
  Retained earnings ........................................................             3,781             7,207                (91)
                                                                                       -------           -------           --------


                                                                                         3,810             7,236             41,572
                                                                                       -------           -------           --------

         Total liabilities and stockholders' equity ........................           $12,295           $13,040           $ 52,443
                                                                                       =======           =======           ========

   The accompanying notes are an integral part of these financial statements.

                                   PALEX, INC.
                              STATEMENTS OF INCOME
                 (In thousands, except share and per share data)

                                                                                                              SIX MONTHS ENDED
                                                      YEAR ENDED NOVEMBER 30,                        ------------------------------
                                            -------------------------------------------------          May 31,              June 1,
                                                1994              1995               1996                1996                1997
                                            -----------        -----------        -----------        -----------        -----------
                                                                                                               (unaudited)
REVENUES ............................       $    23,114        $    30,135        $    49,282        $    21,700        $    39,135
COST OF GOODS SOLD ..................            20,755             25,559             41,509             16,995             32,331
                                            -----------        -----------        -----------        -----------        -----------
    Gross profit ....................             2,359              4,576              7,773              4,705              6,804
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES ...........             1,761              2,131              3,171              1,705              3,342

GOODWILL AMORTIZATION ...............              --                 --                 --                 --                   93
                                            -----------        -----------        -----------        -----------        -----------
    Income from operations ..........               598              2,445              4,602              3,000              3,369

INTEREST EXPENSE ....................              (335)              (450)              (387)              (235)              (156)

OTHER INCOME (EXPENSE), net .........                (9)                19               (153)               (93)               (16)
                                            -----------        -----------        -----------        -----------        -----------
INCOME BEFORE INCOME TAXES ..........               254              2,014              4,062              2,672              3,197

PROVISION FOR INCOME TAXES ..........                 6                 91                216               --                1,295
                                            -----------        -----------        -----------        -----------        -----------
NET INCOME ..........................       $       248        $     1,923        $     3,846        $     2,672        $     1,902
                                            ===========        ===========        ===========        ===========        ===========
Earnings per share ..................       $       .09        $       .66        $      1.33        $       .92        $       .34
                                            ===========        ===========        ===========        ===========        ===========
Weighted average shares
outstanding .........................         2,893,704          2,893,704          2,893,704          2,893,704          5,640,324
                                            ===========        ===========        ===========        ===========        ===========

   The accompanying notes are an integral part of these financial statements.

                                   PALEX, INC.
                   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                                                          CAPITAL
                                                                           COMMON        IN EXCESS       RETAINED
                                                              SHARES        STOCK         OF PAR         EARNINGS            TOTAL
                                                              ------         ----         -------         -------          --------
BALANCE, November 30, 1993 ..........................          2,894         $ 29         $  --           $ 1,610          $  1,639
  Net income ........................................           --            --             --               248               248
                                                              ------         ----         -------         -------          --------
BALANCE, November 30, 1994 ..........................          2,894           29            --             1,858             1,887
  Net income ........................................           --            --             --             1,923             1,923
                                                              ------         ----         -------         -------          --------
BALANCE, November 30, 1995 ..........................          2,894           29            --             3,781             3,810
  Net income ........................................           --            --             --             3,846             3,846
  Distributions .....................................           --            --             --              (420)             (420)
                                                              ------         ----         -------         -------          --------
BALANCE, November 30, 1996 ..........................          2,894           29            --             7,207             7,236
  Public offering, net of
   offering costs (unaudited) .......................          3,450           35          23,529            --              23,564
  Acquisition of Founding Companies
   (unaudited) ......................................          4,087           41          17,228            --              17,269
  Shares issued to
  profit-sharing plans
  (unaudited) .......................................            143            1             800            --                 801
  Distributions (unaudited) .........................           --            --             --            (9,200)           (9,200)
  Net income (unaudited) ............................           --            --             --             1,902             1,902
                                                              ------         ----         -------         -------          --------
BALANCE, June 1, 1997 (unaudited) ...................         10,574         $106         $41,557         $   (91)         $ 41,572
                                                              ======         ====         =======         =======          ========

   The accompanying notes are an integral part of these financial statements.

                                   PALEX, INC.
                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                   SIX MONTHS ENDED
                                                                    YEAR ENDED NOVEMBER 30,      ------------------------
                                                           ---------------------------------      May 31,        June 1,
                                                            1994          1995         1996        1996            1997
                                                           -------       -------     -------     --------       --------
                                                                                                       (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ........................................      $   248       $ 1,923     $ 3,846     $  2,672       $  1,902
  Adjustments to reconcile net income
   to net cash provided by operating
   activities--
     Depreciation and amortization ..................          736           956       1,192          537            923
     Loss on sale of assets .........................            1            10         146           80             26
     Deferred income taxes ..........................            6            21          12          (37)           481
     Changes in operating assets and
liabilities--
      Accounts receivable ...........................         (854)         (772)        317         (140)          (910)
      Inventories ...................................         (257)         (925)        539         (446)           480
      Other current assets ..........................          123            60         150          (10)          (392)
      Other assets ..................................          (86)         (104)        190          155           (150)
      Accounts payable and accrued
expenses ............................................          416           295         797         (156)         1,026
      Deferred income ...............................          385           (25)        (24)          11            (13)
                                                           -------       -------     -------     --------       --------
    Net cash provided by
      operating activities ..........................          718         1,439       7,165        2,666          3,373
                                                           -------       -------     -------     --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and
          equipment .................................       (2,974)       (1,497)     (3,513)      (1,870)        (1,440)
  Proceeds from sale of equipment ...................           15            13         123           75             37
  Cash paid for business
   acquisitions, net of cash
   acquired .........................................         --            --          --           --           (1,098)
                                                           -------       -------     -------     --------       --------
    Net cash used in investing
          activities ................................       (2,959)       (1,484)     (3,390)      (1,795)        (2,501)
                                                           -------       -------     -------     --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on short-term debt, net ..................         --            --          --           (260)          (455)
  Proceeds from long-term debt ......................        2,237           740       2,180         --            6,464
  Payments on long-term debt ........................         --            (607)     (5,646)        (306)       (19,754)
  Net proceeds from issuance of common
stock ...............................................         --            --          --           --           23,241
  Distribution to stockholders ......................         --            --          (420)        (420)        (9,200)
                                                           -------       -------     -------     --------       --------
    Net cash provided by (used
      in) financing activities ......................        2,237           133      (3,886)        (986)           296
                                                           -------       -------     -------     --------       --------
Net increase (decrease) in
   cash and cash equivalents ........................           (4)           88        (111)        (115)         1,168

CASH AND CASH EQUIVALENTS, beginning
  of year ...........................................           31            27         115          115              4
                                                           -------       -------     -------     --------       --------
CASH AND CASH EQUIVALENTS, end of year ..............      $    27       $   115     $     4     $    --        $  1,172
                                                           =======       =======     =======     ========       ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid for--
     Interest .......................................      $   354       $   446     $   402     $    235       $     98
     Income taxes ...................................            6             3          34         --             --

   The accompanying notes are an integral part of these financial statements.

                                   PALEX, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

      PalEx, Inc. ("PalEx" or the "Company"), was founded in January 1996 to create a nationwide provider of pallet products and related services. On March 25, 1997, concurrently with the closing of PalEx's initial public offering (the "Offering") of its common stock, par value $.01 per share (the "Common Stock"), PalEx and separate wholly owned subsidiaries of PalEx acquired in separate transactions (the "Acquisitions") the following three businesses: Fraser Industries, Inc. ("Fraser"), Ridge Pallets, Inc. ("Ridge"), and Interstate Pallets, Inc. ("Interstate" and, together with Fraser and Ridge, collectively referred to as the "Founding Companies"). The consideration for the Acquisitions consisted of a combination of cash and Common Stock.

      Fraser has been identified as the accounting acquiror for financial statement presentation purposes. The acquisitions of Ridge and Interstate were accounted for using the purchase method of accounting. March 31, 1997, has been established as the effective date of the Acquisitions for accounting purposes because management has determined that effective control of the operations of the Founding Companies transferred to PalEx on that date. The allocations of the purchase price to the assets acquired and liabilities assumed of the Founding Companies has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available. The accompanying historical financial statements present Fraser through March 31, 1997, and thereafter include the Acquisitions with PalEx. Unless the context otherwise requires, all references herein to the Company include PalEx and the Founding Companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

FISCAL YEAR

      Historically, PalEx has reported on a fiscal year ended November 30 basis. Effective with the three-month period ending March 2, 1997, the Company maintains its accounting records using a 52/53-week year ending on the last Sunday in November. Each quarter contains 13 weeks, unless otherwise noted, and ends on a Sunday.

INTERIM FINANCIAL INFORMATION

      The interim financial statements are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

CASH EQUIVALENTS

      The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                                   PALEX, INC.
                          NOTES TO FINANCIAL STATEMENTS

INVENTORIES

      Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis or by specific identification. The cost of finished goods inventory includes direct materials, direct labor and overhead.

PROPERTY, PLANT AND EQUIPMENT

      Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for state tax purposes.

      Expenditures for maintenance and repairs are charged to operating expense as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are added to the cost of the asset. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in other income (expense), net.

INCOME TAXES

      The stockholders of Fraser elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code prior to the Acquisitions. Under these provisions, Fraser did not pay federal and certain state income taxes. Instead, Fraser's stockholders paid income taxes on their proportionate shares of Fraser's net earnings. Effective with the Acquisitions, the Company began being subject to federal and state taxes. The provision for income taxes prior to March 31, 1997, is composed entirely of state income taxes.

REVENUE RECOGNITION

      The Company recognizes revenue upon delivery of the product to the customer.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARD

      In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes the recognition and measurement standards related to the impairment of long-lived assets. The Company adopted this standard December 1, 1996. The adoption of this standard did not have a material effect on the Company's financial position or results of operations.

                                   PALEX, INC.
                          NOTES TO FINANCIAL STATEMENTS

EARNINGS PER SHARE

The historical periods through March 31, 1997, represent the results of operations of Fraser under its historical capital and income tax structure. Accordingly, the 2,893,704 shares of Common Stock attributable to Fraser are presented to calculate earnings per share for these periods. The computation of net income per share for the six-month period ended June 1, 1997, is based on the weighted average of Common Stock outstanding as follows (unaudited):

                                                                        Weighted
                                                                         Average
                                                                         Shares,
                                                                         June 1,
                                                              TOTAL       1997
                                                           ---------   ---------
Shares of PalEx attributed to Fraser ...................   2,893,704   2,893,704
Issued in consideration for acquisition of Ridge and
  Interstate ...........................................   3,016,296   1,038,397
Sold pursuant to the Offering ..........................   3,000,000   1,032,787
Issued to Main Street Capital Partners, L.P. ...........   1,021,389     351,626
Sold pursuant to the overallotment option ..............     450,000     100,820
Issued to profit-sharing plans of Founding Companies ...     142,500      49,040
Issued to PalEx management .............................      50,000      17,213
Effect of options using the treasury stock method ......     999,000     156,737
                                                                       ---------
                                                                       5,640,324

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," revising the methodology to be used in computing earnings per share ("EPS") requiring that the computations required for primary and fully diluted EPS be replaced with "basic" and "diluted" EPS. The Company will adopt SFAS No. 128 effective December 15, 1997, and will restate EPS for all periods presented. The Company anticipates that the amount reported for basic and diluted EPS will be comparable to the primary EPS presented herein.

CONCENTRATIONS OF RISK

      MATERIALS--Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Lumber supplies and costs are affected by many factors including weather, governmental regulation of logging on public lands, lumber agreements between Canada and the United States and competition from other industries that use similar grades and types of lumber. The Company received approximately 14 percent and 17 percent of its lumber purchases from one supplier in 1995 and 1996, respectively.

      MARKETS--Markets for pallet manufacturing and repair services are highly fragmented and competitive. Pallet manufacturing and recycling operations are not capital-intensive; therefore, barriers to entry in such businesses are minimal.

      CUSTOMERS--The Company sells to customers with local, regional and national operations in many different industries and geographical locations. Of such customers, one customer accounted for approximately 24 percent and 47 percent of the Company's revenues in 1995 and 1996, respectively. As of November 30, 1996, this customer had an outstanding accounts receivable balance which represented approximately 27 percent of the Company's total accounts receivable.

3. PROPERTY, PLANT AND EQUIPMENT:

      Property, plant and equipment consist of the following (in thousands):

                                                  ESTIMATED
                                                   USEFUL
                                                    LIVES       NOVEMBER 30,
                                                   IN YEARS    1995    1996
                                                  ---------  ------  -------
Land...........................................              $   41  $    41
Machinery and equipment........................      5-7      8,000   10,666
Buildings......................................       15        938    1,065
Furniture and fixtures.........................        7        393      393
                                                             ------  -------
                                                              9,372   12,165
Less-- Accumulated depreciation of property,
  plant and equipment, net..................                 (4,157)  (4,886)
                                                             ------  -------
                                                             $5,215  $ 7,279
                                                             ======  =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

      Activity in the Company's allowance for doubtful accounts consists of the following (in thousands):

                                                               NOVEMBER 30,
                                                             -------------------
                                                             1994    1995   1996
                                                             ----    ----    ---
Balance at beginning of year .............................   $--     $--     $30
Additions charged to costs and expenses ..................     22      57     27
Deductions for uncollectible receivables written off .....    (22)    (27)    --
                                                             ----    ----    ---
                                                             $--     $ 30    $57
                                                             ====    ====    ===

      The major components of inventories are as follows (in thousands):

                                                               NOVEMBER 30,
                                                           ---------------------
                                                            1995           1996
                                                           ------         ------
Lumber, hardware and fasteners ...................         $3,197         $2,359
Finished goods ...................................             92            391
                                                           ------         ------
                                                           $3,289         $2,750
                                                           ======         ======

      Accrued expenses consist of the following (in thousands):

                                                                NOVEMBER 30,
                                                           ---------------------
                                                            1995           1996
                                                           ------         ------
Accrued compensation and benefits ................         $  574         $1,014
Accrued taxes ....................................            127            203
Other accrued expenses ...........................            153            261
                                                           ------         ------
                                                           $  854         $1,478
                                                           ======         ======

5. DEBT:

      The Company's borrowings under a $3,000,000 revolving line of credit with a bank bear interest, payable monthly, at prime (8.25 percent at November 30, 1996) and mature in April 1997. The line of credit is secured by inventory, machinery and equipment. At November 30, 1995 and 1996, borrowings outstanding under the line of credit were approximately $2,950,000 and $455,000, respectively.

      Long-term debt consists of the following (in thousands):

                                                                    NOVEMBER 30,
                                                                 ------------------
                                                                  1995       1996
                                                                 -------    -------
Note payable to a bank, bearing interest at prime (8.25% at
  November 30, 1996), payable monthly, principal payments of
  $50,000 per month through maturity in April 1998. Secured by
  substantially all assets of the Company ....................   $ 2,250    $ 1,650
Notes payable to related parties, bearing interest at 14% per
  annum, payable monthly, through maturity in January 2005 ...        65         60
Notes payable to stockholders, bearing interest at 8% to 10%
  per annum, payable annually, through maturities ranging from
  December 1996 to December 1997 .............................       641        279
Capital leases ...............................................        14         10
                                                                 -------    -------
                                                                   2,970      1,999
Less--Current maturities .....................................      (608)      (737)
                                                                 -------    -------
                                                                 $ 2,362    $ 1,262
                                                                 =======    =======

      Future maturities of long-term obligations at November 30, 1996, are as follows (in thousands):

Year ending November 30-
  1997.............................................  $  737
  1998.............................................   1,215
  1999.............................................       8
  2000.............................................       8
  2001.............................................       8
  Thereafter.......................................      23
                                                     ------
                                                     $1,999
                                                     ======

      On March 25, 1997, the Company entered into a credit agreement with Bank One, Texas, N.A. (the "Credit Facility"). The Credit Facility provides the Company with an unsecured revolving line of credit of up to $35 million, which may be used for general corporate purposes, including the repayment or refinancing of indebtedness of the Founding Companies, future acquisitions, capital expenditures, letters of credit and working capital. Advances under the Credit Facility bear interest at such bank's designated variable rate plus margins ranging from 0 to 25 basis points, depending on the ratio of the Company's interest-bearing debt to its pro forma trailing earnings before interest, taxes, depreciation and amortization for the previous four quarters. At the Company's option, the loans may bear interest based on a designated London Interbank Offering Rate plus a margin ranging from 75 to 175 basis points, depending on the same ratio. Commitment fees of 25 basis points per annum are payable on the unused portion of the line of credit. The Credit Facility contains a limit for standby letters of credit up to $10.0 million. The Credit Facility prohibits the payment of dividends by the Company, restricts the Company's incurring or assuming other indebtedness and requires the Company to comply with certain financial covenants. The Credit Facility will terminate and all amounts outstanding thereunder, if any, will be due and payable March 25, 2004. The Company's subsidiaries have guaranteed the repayment of all amounts due under the Credit Facility. The approximate level of borrowings available under the Credit Facility at August 1, 1997 was $24.0 million.

6. INCOME TAXES:

      State income taxes are as follows (in thousands):

                                                     YEAR ENDED NOVEMBER 30,
                                            ------------------------------------
                                            1994            1995            1996
                                            ----            ----            ----
State-
  Current .......................           $ --            $ 70            $204
  Deferred ......................              6              21              12
                                            ----            ----            ----

                                            $  6            $ 91            $216
                                            ====            ====            ====

      For the years ended November 30, 1994, 1995 and 1996, income tax expense is primarily computed by applying a blended state tax rate of 5.2 percent to income before income tax.

      Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences for the periods ended November 30, 1995 and 1996, result principally from the following (in thousands):

                                                                  NOVEMBER 30,
                                                                ---------------
                                                                1995       1996
                                                                ----       ----
Deferred income tax liabilities-
  Depreciation and amortization ..........................      $ 35       $ 67
  Accruals and reserves not deductible until paid ........        14         17
Deferred income tax assets-
  Inventory ..............................................        (4)        (7)
  Other assets ...........................................        (8)       (28)
                                                                ----       ----

Total deferred income tax liabilities ....................      $ 37       $ 49
                                                                ====       ====

      The Company recorded a charge to income tax expense of approximately $488,000 on March 25, 1997, representing deferred income taxes at that date which were not previously recorded because of Fraser's status under Subchapter S.

7. COMMITMENTS AND CONTINGENCIES:

LITIGATION

      The Company is involved in various legal proceedings that have arisen in the ordinary course of business. While it is not possible to predict the outcome of such proceedings with certainty, in the opinion of the Company's management, all such proceedings are either adequately covered by insurance or, if not so covered, should not ultimately result in any liability which would have a material adverse effect on the financial position, liquidity or results of operations of the Company.

INSURANCE

      The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

OPERATING LEASE AGREEMENTS

      The Company conducts a portion of its operations and warehouses certain of its products in leased facilities classified as operating leases.

      Minimum future rental payments under the noncancelable operating leases as of November 30, 1996, are as follows:

Year ending November 30-
  1997.............................................  $  746
  1998.............................................     449
  1999.............................................     251
  2000.............................................       6
                                                     ------
                                                     $1,452
                                                     ======

      The leases provide for payment of taxes and other expenses by the Company. Rent expense for operating leases was approximately $294,000, $477,000 and $726,000 in 1994, 1995 and 1996, respectively.

8. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

      SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

9. EVENTS SUBSEQUENT TO NOVEMBER 30, 1996:

THE OFFERING

      On March 25, 1997, PalEx completed the Offering, which involved the sale by PalEx of 3,000,000 shares of Common Stock at a price to the public of $7.50 per share. The net proceeds to PalEx from the Offering (after deducting underwriting discounts, commissions and offering expenses) were approximately $20.1 million. Of this amount, $3.4 million was used to pay the cash portion of the purchase prices relating to the Acquisitions of the Founding Companies with the remainder being used to pay certain indebtedness of the Founding Companies.

      On April 22, 1997, the Company sold an additional 450,000 shares of Common Stock at a price to the public of $7.50 per share (generating net proceeds to the Company of $3,138,750 after underwriting discounts and commissions) pursuant to an overallotment option granted by the Company to the underwriters in connection with the Offering. Substantially all of the net proceeds were used to repay indebtedness under the Credit Facility, discussed below, in the amounts of $2.0 million and $1.0 million on April 22, 1997, and May 2, 1997, respectively.

      Prior to the closing of the Acquisitions, the Company made distributions in respect of the Company's estimated S Corporation Accumulated Adjustment Account at the time of closing in the amount of approximately $6.7 million. The Company also sold a nonoperating asset at its net book value of approximately $203,000 to a stockholder prior to the merger.

ACQUISITIONS

      On August 1, 1997, PalEx acquired two wooden pallet manufacturing businesses. Consideration in these transactions consisted of 2,455,400 shares of the Company's Common Stock. The business acquisitions will be accounted for using the pooling-of-interests method of accounting.

      The following table summarizes the restated consolidated revenues, net income and per share data of the Company after giving effect to these transactions (in thousands, except per share data):

                                                                       FOR THE YEAR ENDED NOVEMBER 30,
                                              --------------------------------------------------------------------------------------
                                                        1994                          1995                           1996
                                               -----------------------       -----------------------        ------------------------
                                                               NET                            NET
                                               REVENUES       INCOME         REVENUES        INCOME         REVENUES      NET INCOME
                                               -------       ---------       -------       ---------        -------       ---------
Revenues and net income-
  As presently reported ................       $23,114       $     248       $30,135       $   1,923        $49,282       $   3,846
  Subsequent acquisitions ..............        38,813           1,211        39,720             949         37,876           1,138
                                               -------       ---------       -------       ---------        -------       ---------
  As restated ..........................       $61,927       $   1,459       $69,855       $   2,872        $87,158       $   4,984
                                               =======       =========       =======       =========        =======       =========
Net income per share-
  As presently reported ................          --         $     .09          --         $     .66           --         $    1.33
  Subsequent acquisitions ..............          --               .18          --              (.12)          --              (.40)
                                               -------       ---------       -------       ---------        -------       ---------
  As restated ..........................          --         $     .27          --         $     .54           --         $     .93
                                               =======       =========       =======       =========        =======       =========

      The acquisitions of Ridge and Interstate were accounted for as purchases and have been reflected in the Company's consolidated balance sheet as of March 31, 1997, and included in the Company's operating results thereafter. The aggregate consideration paid in these transactions was $1.2 million in cash and $17.0 million of Common Stock. The allocations of purchase price, subject to final adjustment, resulted in goodwill recognized of $17.9 million, representing the excess of purchase price over fair value of the net assets acquired, as follows (in thousands) (unaudited):

Fair value of assets acquired.........  $ 18,942
Cash paid, net of cash acquired.......    (1,098)
Liabilities assumed...................   (18,744)
Fair value of Common Stock............   (16,967)
                                        --------
Goodwill..............................  $(17,867)
                                        ========

      The following table sets forth pro forma results of operations of the Company to reflect adjustments to the restated consolidated revenues, net income and per share data to present the effect of the acquisitions of the Pooled Companies, Ridge and Interstate as if the acquisitions were effective as of December 1, 1995 (in thousands):

                                       YEAR ENDED         SIX MONTHS ENDED
                                      NOVEMBER 30,     ------------------------
                                      ------------       MAY 31,       JUNE 1,
                                         1996              1996         1997
                                      -----------      -----------   ----------
                                       (unaudited)     (unaudited)   (unaudited)
Revenues .......................        $ 139,906        $ 67,747      $82,234
                                        =========        ========      =======
Net income .....................        $   7,167        $  4,204      $ 3,682
                                        =========        ========      =======
Earnings per share .............        $     .57        $    .33      $   .29
                                        =========        ========      =======

      Pro forma adjustments included in the amounts above primarily relate to adjustments to selling, general and administrative expenses for changes in the compensation level of the owners of the acquired businesses, adjustments to interest expense attributed to incremental borrowings, retirement of debt obligations and adjustment to the federal and state income tax provisions based on pro forma operating results. Net income per share assumes all shares issued for the acquisitions of Ridge and Interstate and the Offering had been outstanding for the periods presented.

      The pro forma results presented are not necessarily indicative of actual results that might have occurred had the operations and management teams of the Company, the Founding Companies and the Pooled Companies been combined at the beginning of the periods presented.

RELATED PARTY

      Fraser agreed to pay a director of the Company an amount up to $50,000 for advisory services contingent upon the successful completion of the acquisition of Fraser by the Company. In connection with the acquisition, PalEx paid this amount upon the acquisition's completion.

SUPPLEMENTAL PROFIT-SHARING CONTRIBUTION

      During the six-month period ended June 1, 1997, the Founding Companies made supplemental contributions totaling $1.1 million to their respective profit-sharing plans. In connection with the Acquisitions, PalEx agreed to satisfy the supplemental profit-sharing obligations through the issuance of PalEx Common Stock.

STOCK OPTIONS

      Under the terms of the Company's 1996 Profit-Sharing Plan (the Plan), directors, officers, key employees and certain other persons may be awarded stock options. The aggregate amount of Common Stock with respect to which options are granted may not exceed the greater of 1,800,000 shares or 15 percent of the Company's outstanding Common Stock, as determined on each option grant date. Options granted under the Plan may be either nonqualified stock options or may qualify as incentive stock options. In general, the compensation committee composed of nonemployee directors establishes the terms of the option awards.

      The Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service, a nonemployee director will receive a nonqualified option to purchase 20,000 shares of Common Stock, and continuing nonemployee directors annually will receive options to purchase 5,000 shares of Common Stock. Options granted to nonemployee directors are fully exercisable following the expiration of six months from the date of grant.

      During fiscal 1997 effective with the Offering, options to purchase 928,000 shares of Common Stock were granted with an exercise price equal to the Offering price of $7.50 per share and as of August 1, 1997, options to purchase 999,000 shares of Common Stock were outstanding with exercise prices ranging from $7.50 to $14.13 per share.

      The Company accounts for its option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." As no stock options were outstanding through November 30, 1996, the disclosures will be included beginning with the Company's financial statements for the year ended November 30, 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PalEx, Inc.:

   We have audited the accompanying supplemental consolidated balance sheets of PalEx, Inc. (a Delaware corporation), and subsidiaries as of November 30, 1995 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended November 30, 1996. These supplemental financial statements give retroactive effect to acquisitions made by the Company during the third quarter of 1997 which have been accounted for as poolings-of-interests. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the supplemental consolidated financial position of PalEx, Inc., and subsidiaries as of November 30, 1995 and 1996, and the supplemental results of their operations and their cash flows for each of the three years in the period ended November 30, 1996, after giving retroactive effect to certain pooling-of-interests transactions, in conformity with generally accepted accounting principles.

   As discussed in Note 2, the accompanying financial statements reflect the Company on a historical basis with Fraser Industries, Inc., as the accounting acquiror restated for the effect of pooling-of-interests transactions.


ARTHUR ANDERSEN LLP

Houston, Texas
August 1, 1997

                          PALEX, INC., AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                          NOVEMBER 30,
                                                       -----------------    JUNE 1,
                                                         1995     1996       1997
                                                       -------   -------   -------
                                                                          (unaudited)
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ........................   $   655   $   530   $ 1,333
  Accounts receivable, net of allowances of $113 and
    $140 ...........................................     6,712     5,943    14,374
  Inventories ......................................     7,142     7,014    13,569
  Deferred income taxes ............................       156       395       601
  Other current assets .............................       229       121       654
                                                       -------   -------   -------
         Total current assets ......................    14,894    14,003    30,531

PROPERTY, PLANT AND EQUIPMENT, net .................    15,902    17,983    25,750
GOODWILL, net of amortization of $93 ...............      --        --      17,774
OTHER ASSETS .......................................     1,552     1,596     3,231
                                                       -------   -------   -------
         Total assets ..............................   $32,348   $33,582   $77,286
                                                       =======   =======   =======

         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit ...................................   $ 3,650   $   865   $ 2,380
  Current maturities of long-term debt .............     2,286     1,330       965
  Notes payable to related parties .................     3,131     2,689     3,395
  Accounts payable .................................     2,013     2,188     4,854
  Accrued expenses .................................     1,969     3,272     3,989
  Unearned revenue .................................       139        85     1,081
  Dividends payable ................................      --         187      --
                                                       -------   -------   -------
         Total current liabilities .................    13,188    10,616    16,664

LONG-TERM DEBT, net of current maturities ..........     5,702     4,716     5,614
DEFERRED INCOME ....................................       360       336       391
DEFERRED INCOME TAXES ..............................       763       958     2,357
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; authorized
   30,000,000 shares; 5,349,104, 5,349,104 and
   13,029,289 shares outstanding ...................        53        53       130
  Capital in excess of par value ...................     3,517     4,372    46,658
  Retained earnings ................................     8,765    12,531     5,472
                                                       -------   -------   -------
                                                        12,335    16,956    52,260
                                                       -------   -------   -------
       Total liabilities and stockholders' equity ..   $32,348   $33,582   $77,286
                                                       =======   =======   =======

              The accompanying notes are an integral part of these
                 supplemental consolidated financial statements.

                          PALEX, INC., AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except share and per share data)

                                                                                                             SIX MONTHS ENDED
                                                            YEAR ENDED NOVEMBER 30,                  ------------------------------
                                            -------------------------------------------------           MAY 31,             JUNE 1,
                                                1994              1995                1996               1996               1997
                                            -----------        -----------        -----------        -----------        -----------
                                                                                                              (unaudited)
REVENUES ............................       $    61,927        $    69,855        $    87,158        $    39,046        $    61,269
COST OF GOODS SOLD ..................            53,467             60,034             73,411             30,725             50,527
                                            -----------        -----------        -----------        -----------        -----------
    Gross profit ....................             8,460              9,821             13,747              8,321             10,742
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES ...........             5,359              5,035              6,731              4,300              5,379
GOODWILL AMORTIZATION ...............              --                 --                 --                 --                   93
                                            -----------        -----------        -----------        -----------        -----------
    Income from operations ..........             3,101              4,786              7,016              4,021              5,270
INTEREST EXPENSE ....................            (1,015)            (1,374)            (1,101)              (629)              (480)
OTHER INCOME (EXPENSE), net .........               192                201                 84                 (4)               (30)
                                            -----------        -----------        -----------        -----------        -----------
INCOME BEFORE INCOME TAXES ..........             2,278              3,613              5,999              3,388              4,760
PROVISION FOR INCOME TAXES ..........               819                741              1,015                268              1,868
                                            -----------        -----------        -----------        -----------        -----------
NET INCOME ..........................       $     1,459        $     2,872        $     4,984        $     3,120        $     2,892
                                            ===========        ===========        ===========        ===========        ===========
Earnings per share ..................       $       .27        $       .54        $       .93        $       .58        $       .36
                                            ===========        ===========        ===========        ===========        ===========
Weighted average shares
  outstanding .......................         5,349,104          5,349,104          5,349,104          5,349,104          8,095,724
                                            ===========        ===========        ===========        ===========        ===========

              The accompanying notes are an integral part of these
                 supplemental consolidated financial statements.

                          PALEX, INC., AND SUBSIDIARIES
      SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                         COMMON STOCK          CAPITAL IN                         TOTAL
                                                       -------------------      EXCESS OF       RETAINED       STOCKHOLDERS'
                                                       SHARES       AMOUNT      PAR VALUE       EARNINGS          EQUITY
                                                       ------        ----        -------        --------         --------
BALANCE, November 30, 1993 ....................         5,349        $ 53        $ 2,223        $  6,137         $  8,413
  Dividends paid by Pooled Companies ..........          --           --            --              (846)            (846)
  Capital contributions equal to
   the current income taxes of S
   Corporations ...............................          --           --             781            --                781
  Other equity transactions
   of Pooled Companies ........................          --           --             153            --                153
  Net income ..................................          --           --            --             1,459            1,459
                                                       ------        ----        -------        --------         --------
BALANCE, November 30, 1994 ....................         5,349          53          3,157           6,750            9,960
  Dividends paid by Pooled Companies ..........          --           --            --              (857)            (857)
  Capital contributions equal to
   the current income taxes of S
   Corporations ...............................          --           --             360            --                360
  Net income ..................................          --           --            --             2,872            2,872
                                                       ------        ----        -------        --------         --------
BALANCE, November 30, 1995 ....................         5,349          53          3,517           8,765           12,335
  Dividends paid by Pooled Companies ..........          --           --            --              (798)            (798)
  Capital contributions equal to
   the current income taxes of S
   Corporations ...............................          --           --             855            --                855
  Distributions ...............................          --           --            --              (420)            (420)
  Net income ..................................          --           --            --             4,984            4,984
                                                       ------        ----        -------        --------         --------
BALANCE, November 30, 1996 ....................         5,349          53          4,372          12,531           16,956
  Dividends paid by Pooled
   Companies (unaudited) ......................          --           --            --              (635)            (635)
  Capital contributions equal to
   the current income taxes of S
   Corporations (unaudited) ...................          --           --             729            --                729
  Distributions (unaudited) ...................          --           --            --            (9,200)          (9,200)
  Public offering, net of
   Offering costs (unaudited) .................         3,450          35         23,529            --             23,564
  Acquisition of Founding
   Companies (unaudited) ......................         4,087          41         17,228            --             17,269
  Shares issued to profit-sharing
   plans (unaudited) ..........................           143           1            800            --                801
  Net income (unaudited) ......................          --           --            --             2,892            2,892
  Adjustment to conform fiscal
   year-ends of Pooled Companies
   (unaudited) ................................          --           --            --              (116)            (116)
                                                       ------        ----        -------        --------         --------
BALANCE, June 1, 1997 (unaudited) .............        13,029        $130        $46,658        $  5,472         $ 52,260
                                                       ======        ====        =======        ========         ========

              The accompanying notes are an integral part of these
                 supplemental consolidated financial statements.

                          PALEX, INC., AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                               SIX MONTHS ENDED
                                                                  YEAR ENDED NOVEMBER 30,                  ------------------------
                                                           ---------------------------------------          May 31,         June 1,
                                                            1994            1995            1996             1996            1997
                                                           -------         -------         -------         -------         --------
                                                                                                                   (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ......................................        $ 1,459         $ 2,872         $ 4,984         $ 3,120         $  2,892
  Adjustment to conform fiscal
   year-ends of Pooled Companies ..................           --              --              --              --               (116)
  Adjustments to reconcile net income
   to net cash provided by operating
   activities--
     Depreciation and amortization ................          1,544           2,332           1,905           1,337            1,577
      Changes in operating assets and
        liabilities--
         Accounts receivable ......................         (1,815)           (486)            769            (932)          (3,220)
         Inventories ..............................            (29)            423             128          (1,343)          (1,503)
         Deferred income taxes and
           other current assets ...................          1,038             646            (131)            249              (33)
         Other assets .............................           (133)           (122)            162             174             (133)
         Accounts payable and
           accrued expenses .......................          1,929            (541)          1,782             797            1,697
                                                           -------         -------         -------         -------         --------
    Net cash provided by
      operating activities ........................          3,993           5,124           9,599           3,402            1,161
                                                           -------         -------         -------         -------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease in cash surrender value
   of insurance policies ..........................           (116)            (84)           (206)            (57)            --
  Purchase of fixed assets ........................         (8,310)         (2,816)         (3,986)         (2,400)          (2,258)
  Cash paid for business acquisitions,
   net of cash acquired ...........................           --              --              --              --             (1,098)
                                                           -------         -------         -------         -------         --------
  Net cash used in  investing
   activities .....................................         (8,426)         (2,900)         (4,192)         (2,457)          (3,356)
                                                           -------         -------         -------         -------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) on
   lines of credit ................................         (1,250)           (750)         (1,942)             42            1,515
  Net borrowings (payments) on notes
   payable to related party .......................            591            (321)           (442)            450              706
  Proceeds from debt ..............................          5,755             740           2,180            --              6,464
  Payments on debt ................................           --              (565)         (4,965)         (1,351)         (19,822)
  Net proceeds from issuance of common
   stock ..........................................           --              --              --              --             23,241
  Distributions to stockholders, net...............           (586)         (1,155)           (363)           (620)          (9,106)
                                                           -------         -------         -------         -------         --------
    Net cash provided by (used in)
      financing activities ........................          4,510          (2,051)         (5,532)         (1,479)           2,998
                                                           -------         -------         -------         -------         --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS ................................             77             173            (125)           (534)             803

CASH AND CASH EQUIVALENTS,
  beginning of year ...............................            405             482             655             655              530
                                                           -------         -------         -------         -------         --------
CASH AND CASH EQUIVALENTS, end of year ............        $   482         $   655         $   530         $   121         $  1,333
                                                           =======         =======         =======         =======         ========
Supplemental Disclosure of Cash Flow
  Information:
    Cash paid for--
         Interest .................................        $ 1,278         $ 1,126         $ 1,274         $   637         $    479
         Income taxes .............................              6               3              34            --               --

              The accompanying notes are an integral part of these
                 supplemental consolidated financial statements.

                          PALEX, INC., AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

      PalEx, Inc. ("PalEx" or the "Company"), was founded in January 1996 to create a nationwide provider of pallet products and related services. On March 25, 1997, concurrently with the closing of PalEx's initial public offering (the "Offering") of its common stock, par value $.01 per share (the "Common Stock"), PalEx and separate wholly owned subsidiaries of PalEx acquired, in separate transactions (the "Acquisitions"), the following three businesses: Fraser Industries, Inc. ("Fraser"), Ridge Pallets, Inc. ("Ridge"), and Interstate Pallet Co., Inc. ("Interstate"), collectively referred to as the "Founding Companies." The consideration for the acquisitions of the Founding Companies consisted of a combination of cash and Common Stock.

      Subsequent to the acquisition of the Founding Companies and the Offering, PalEx acquired the following two wooden pallet manufacturing businesses on August 1, 1997: Sonoma Pacific Company and Sheffield Lumber and Pallet Co., Inc. For accounting purposes, these businesses (the "Pooled Companies") were acquired under the pooling-of-interests method of accounting. The historical financial statements have been retroactively restated for the acquisitions acquired under the pooling-of-interests method.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying supplemental consolidated financial statements follows.

BASIS OF PRESENTATION

      These consolidated financial statements are labeled as "supplemental" as they have been restated to include the results of the Pooled Companies acquired subsequent to November 30, 1996, which were accounted for as poolings-of-interests for which postacquisition operating results have not yet been published. These supplemental consolidated financial statements will represent the restated historical consolidated financial statements of the Company once postacquisition operating results of the Company have been published. All significant intercompany transactions and balances have been eliminated in consolidation.

      Fraser has been identified as the accounting acquiror for financial statement presentation purposes. The acquisitions of Ridge and Interstate were accounted for using the purchase method of accounting. March 31, 1997, has been established as the effective date of the Acquisitions for accounting purposes because management has determined that effective control of the operations of the Founding Companies transferred to PalEx on that date. The allocations of the purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available. The accompanying supplemental consolidated financial statements present Fraser combined with the Pooled Companies for all periods presented and include Ridge and Interstate from March 31, 1997. Unless the context otherwise requires, all references herein to the Company include PalEx and the Founding and Pooled Companies.

      The Pooled Companies have previously reported on a December calendar year-end. As such, the accounts of these companies for their 1994, 1995 and 1996 calendar years and the six months ended June 30, 1996, have been consolidated with the accounts of PalEx as of and for the years ended November 30, 1994, 1995 and 1996, and the six months ended May 31, 1996, respectively. Unaudited revenues and net income for these two companies for the one-month period ended December 31, 1996, were approximately $3,294,000 and $116,000, respectively. Effective December 1, 1996, the results of the Pooled Companies were conformed to the fiscal year-end of PalEx. Accordingly, an adjustment is included in the unaudited consolidated statements of stockholders' equity and cash flows for the net income attributed to this one-month period.

FISCAL YEAR

      Historically, PalEx has reported on a fiscal year ended November 30 basis. Effective with the three-month period ending March 2, 1997, the Company maintains its accounting records using a 52/53-week year ending on the last Sunday in November. Each quarter contains 13 weeks, unless otherwise noted, and ends on a Sunday.

INTERIM SUPPLEMENTAL FINANCIAL INFORMATION

      The interim supplemental consolidated financial statements are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim supplemental consolidated financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

      Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis or by specific identification. The cost of finished goods inventory includes direct materials, direct labor and overhead.

PROPERTY, PLANT AND EQUIPMENT

      Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

      Expenditures for maintenance and repairs are charged to expense as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are added to the cost of the asset. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in other income (expense), net.

INCOME TAXES

      The stockholders of Fraser elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, Fraser did not pay federal and certain state income taxes. Instead, Fraser's stockholders paid income taxes on their proportionate shares of the Company's net earnings. Effective with the Offering, Fraser's S Corporation status was terminated, and the Company is now subject to federal income taxes.

      The Pooled Companies were S Corporations for income tax purposes and, accordingly, any income tax liabilities for the periods prior to the acquisition date are the responsibility of the respective stockholders. For purposes of these supplemental consolidated financial statements, federal and state income taxes have been provided as if these companies had filed C Corporation tax returns for the preacquisition periods. The current income tax expense of these S Corporations is reflected in the supplemental consolidated financial statements in the provision for income taxes and as an increase to capital in excess of par.

REVENUE RECOGNITION

      The Company recognizes revenue upon delivery of the product to the customer.

USE OF ESTIMATES

      The preparation of supplemental consolidated financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the supplemental consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARD

      In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes the recognition and measurement standards related to the impairment of long-lived assets. The Company adopted this standard December 1, 1996. The adoption of this standard did not have a material effect on the Company's financial position or results of operations.

EARNINGS PER SHARE

      The historical periods ended November 30, 1994, 1995 and 1996, and the six months ended May 31, 1996, represent the results of operations of PalEx, with Fraser as accounting acquiror, restated to include the Pooled Companies. Accordingly, the computation of earnings per share includes 5,349,104 shares of Common Stock outstanding attributable to Fraser and the Pooled Companies.

      The computation of earnings per share for the six-month period ended June 1, 1997, is based upon 8,095,724 weighted average shares, which include the 5,349,104 attributable to Fraser and the Pooled Companies, and the weighted average effect of the shares discussed below (unaudited).

                                                                  WEIGHTED
                                                                  AVERAGE
                                                                   SHARES
                                                                ------------
                                                                 SIX MONTHS
                                                                   ENDED
                                                               JUNE 1, 1997,
                                                       TOTAL    SUPPLEMENTAL
                                                      --------- ------------
Shares of PalEx attributed to Fraser ................ 2,893,704   2,893,704
Issued in Acquisitions accounted for under the
  pooling-of-interests method ....................... 2,455,400   2,455,400
Issued in consideration for acquisition of Ridge and
  Interstate ........................................ 3,016,296   1,038,397
Sold pursuant to the Offering ....................... 3,000,000   1,032,787
Issued to Main Street Capital Partners, L.P. ........ 1,021,389     351,626
Sold pursuant to the overallotment option ...........   450,000     100,820
Issued to profit-sharing plans of Founding Companies    142,500      49,040
Issued to PalEx management ..........................    50,000      17,213
Effect of options using the treasury stock method ...   999,000     156,737
                                                                  ---------
                                                                  8,095,724
                                                                  =========

      In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," revising the methodology to be used in computing earnings per share ("EPS") requiring that the computations required for primary and fully diluted EPS be replaced with "basic" and "diluted" EPS. The Company will adopt SFAS No. 128 effective December 15, 1997, and will restate EPS for all periods presented. The Company anticipates that the amount reported for basic and diluted EPS will be comparable to the primary EPS presented herein.

CONCENTRATIONS OF RISK

      MATERIALS--Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Lumber supplies and costs are affected by many factors including weather, governmental regulation of logging on public lands, lumber agreements between Canada and the United States and competition from other industries that use similar grades and types of lumber.

      MARKETS--Markets for pallet manufacturing and repair services are highly fragmented and competitive. Pallet manufacturing and recycling operations are not capital-intensive; therefore, barriers to entry in such businesses are minimal.

      CUSTOMERS--The Company sells to customers with local, regional and national operations in many different industries and geographical locations. Of such customers, one customer accounted for approximately 22 percent, 18 percent and 32 percent of the Company's revenues in 1994, 1995 and 1996, respectively. As of November 30, 1996, this customer had an outstanding accounts receivable balance which represented approximately 11 percent of the Company's total accounts receivable.

3. BUSINESS COMBINATIONS:

POOLINGS

      In the third quarter of 1997, the Company acquired all of the outstanding stock of the Pooled Companies in exchange for 2,455,400 shares of Common Stock. These companies produce and repair wooden pallets. These acquisitions have been accounted for under the pooling-of-interests method of accounting.

      The following table summarizes the restated consolidated revenues, net income and per share data of the Company after giving effect to these transactions (in thousands, except per share data):

                                          FOR THE YEAR ENDED NOVEMBER 30,
                            --------------------------------------------------------------
                                   1994                 1995                  1996
                            ------------------    -------------------    -----------------
                                          NET                 NET                    NET
                            REVENUES    INCOME    REVENUES   INCOME      REVENUES   INCOME
                            -------   ---------   -------   ---------    -------   --------
Revenues and net income--
  As presently reported .   $23,114   $     248   $30,135   $   1,923    $49,282   $   3,846
  Subsequent acquisitions    38,813       1,211    39,720         949     37,876       1,138
                            -------   ---------   -------   ---------    -------   ---------

  As restated ...........   $61,927   $   1,459   $69,855   $   2,872    $87,158   $   4,984
                            =======   =========   =======   =========    =======   =========

Net income per share--
  As presently reported .             $     .09             $     .66              $    1.33
  Subsequent acquisitions                   .18                  (.12)                  (.40)
                                      ---------             ---------              ---------

  As restated ...........             $     .27             $     .54              $     .93
                                      =========             =========              =========

PURCHASES

      The acquisitions of Ridge and Interstate were accounted for as purchases and have been reflected in the Company's financial statements from March 31, 1997. The aggregate consideration paid in these transactions was $1.2 million in cash and $17.0 million of Common Stock. The accompanying supplemental consolidated balance sheet includes allocations of the respective purchase prices and is subject to final adjustment. The allocations resulted in goodwill recognized of $17.9 million representing the excess of purchase price over fair value of the net assets acquired, as follows (in thousands) (unaudited):

Fair value of assets acquired .............................            $ 18,942
Cash paid, net of cash acquired ...........................              (1,098)
Liabilities assumed .......................................             (18,744)
Fair value of Common Stock ................................             (16,967)
                                                                       --------

Goodwill ..................................................            $(17,867)
                                                                       ========

      The following table sets forth pro forma results of operations of the Company to reflect adjustments to the supplemental consolidated financial statements to present the effect of the acquisitions of Ridge and Interstate as if the acquisitions were effective as of December 1, 1995 (in thousands):

                                                             SIX MONTHS ENDED
                                       YEAR ENDED        -----------------------
                                       NOVEMBER 30,       MAY 31,        JUNE 1,
                                          1996             1996           1997
                                        ---------        --------        -------
                                       (unaudited)     (unaudited)   (unaudited)
Revenues .......................        $ 139,906        $ 67,747        $82,234
                                        =========        ========        =======
Net income .....................        $   7,176        $  4,204        $ 3,682
                                        =========        ========        =======
Earnings per share .............        $     .57        $    .33        $   .29
                                        =========        ========        =======

      Pro forma adjustments included in the amounts above primarily relate to adjustments to selling, general and administrative expenses for changes in the compensation level of the owners of the acquired businesses, adjustments to interest expense attributed to incremental borrowings, retirement of debt obligations and adjustment to the federal and state income tax provisions based on pro forma operating results. Net income per share assumes all shares issued for the acquisitions of Ridge and Interstate and the Offering had been outstanding for the periods presented.

      The pro forma results presented are not necessarily indicative of actual results that might have occurred had the operations and management teams of the Company, the Founding Companies and the Pooled Companies been combined at the beginning of the periods presented.

4. PROPERTY, PLANT AND EQUIPMENT:

      Property, plant and equipment consist of the following (in thousands):

                                                   ESTIMATED
                                                    USEFUL       NOVEMBER 30,
                                                     LIVES    ----------------
                                                    IN YEARS    1995     1996
                                                   ---------  -------  -------
Land............................................               $  667   $  773
Machinery and equipment.........................     5-10      19,144   22,565
Buildings.......................................    15-40       5,311    5,514
Furniture and fixtures..........................      5-8         757      763
Tractors and trailers...........................      5-6       1,433    1,683
                                                              -------  -------
                                                               27,312   31,298
Less-- Accumulated depreciation of
  property, plant and equipment.................              (11,410) (13,315)
                                                              -------  -------
                                                              $15,902  $17,983
                                                              =======  =======

5. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

      Activity in the Company's allowance for doubtful accounts consists of the following (in thousands):

                                                                   NOVEMBER 30,
                                                                 ---------------
                                                                 1995       1996
                                                                 -----      ----
Balance at beginning of year ...............................     $  69      $113
Additions charged to costs and expenses ....................        71        27
Deductions for uncollectible receivables written off .......       (27)      --
                                                                 -----      ----
                                                                 $ 113      $140
                                                                 =====      ====

      The major components of inventories are as follows (in thousands):

                                                                NOVEMBER 30,
                                                           ---------------------
                                                            1995           1996
                                                           ------         ------
Lumber, hardware and fasteners ...................         $6,417         $5,551
Finished goods ...................................            725          1,463
                                                           ------         ------
                                                           $7,142         $7,014
                                                           ======         ======

      Other assets consist of the following (in thousands):

                                                                  NOVEMBER 30,
                                                              ------------------
                                                               1995        1996
                                                              ------      ------
Cash surrender value of life insurance policies ........      $1,116      $1,322
Other assets ...........................................         436         274
                                                              ------      ------
                                                              $1,552      $1,596
                                                              ======      ======

      Accrued expenses consist of the following (in thousands):

                                                                NOVEMBER 30,
                                                           ---------------------
                                                            1995           1996
                                                           ------         ------
Accrued compensation and benefits ................         $1,234         $2,486
Accrued taxes ....................................            127            203
Other accrued expenses ...........................            608            583
                                                           ------         ------
                                                           $1,969         $3,272
                                                           ======         ======

6. DEBT:

      The Company maintains revolving lines of credit with banks totaling $7,250,000 which bear interest, payable monthly, ranging from prime (8.25 percent at November 30, 1996) to LIBOR plus 1.75 percent which mature at various dates during 1998. Certain lines of credit are secured by inventory, machinery and equipment and personal guarantees of shareholders. At November 30, 1996, borrowings outstanding under the lines of credit were approximately $865,000. The personal guarantees referred to below were during periods when Fraser and the Pooled Companies were not owned by PalEx. In connection with the acquisition of these companies by PalEx, the personal guarantees are being replaced with a guarantee by PalEx as soon as practical.

      Long-term debt consists of the following (in thousands):

                                                                      NOVEMBER 30,
                                                                  ------------------
                                                                    1995       1996
                                                                  -------    -------
Notes payable to a bank, bearing interest at prime (8.25%
  at November 30, 1996) plus .5%, payments of $36,000 per
  month through maturity in June 2002. Secured by certain
  assets of the Company and personal guarantees by
  stockholders ................................................   $ 3,926    $ 2,997
Note payable to a bank, bearing interest at prime (8.25% at
  November 30, 1996), payable monthly, principal payments of
  $50,000 per month through maturity in April 1998.  Secured
  by certain assets of the Company.............................     2,250      1,650
Note payable to a bank, bearing interest at prime (8.25% at
  November 30, 1996) plus .625%, payments of $57,000 per month through maturity in January 1998.  Secured by certain assets
  of the Company and personal guarantees by stockholders ......     1,128        811
Note payable to a bank, bearing interest at 9.2%, payments of
  $1,771 per month through maturity in March 2004.  Secured by certain assets of the Company and personal guarantees by
  stockholders ................................................       216        201
Note payable to Small Business Administration, bearing interest at 6.94% stepped rate, $921 per month through maturity in
  March 2014.  Secured by certain assets of the Company and
  personal guarantees by stockholders .........................       210        204
Note payable to a bank, bearing interest at LIBOR plus 2%,
  payments of $3,773 per month through maturity in January
  1998. Secured by certain assets of the Company and personal
  guarantees by stockholders ..................................       136         92
Notes payable to a bank, bearing interest at LIBOR plus 2%,
  payments of $2,250 per month through maturity in December
  1999.  Secured by certain assets of the Company and personal
  guarantees by stockholders ..................................       108         81
Other .........................................................        14         10
                                                                  -------    -------
                                                                    7,988      6,046
Less--Current maturities ......................................    (2,286)    (1,330)
                                                                  -------    -------
                                                                  $ 5,702    $ 4,716
                                                                  =======    =======

      Future maturities of long-term debt at November 30, 1996, are as follows (in thousands):

Year ending November 30-
  1997.............................................  $1,330
  1998.............................................   2,173
  1999.............................................     620
  2000.............................................     617
  2001.............................................     666
  Thereafter.......................................     640
                                                      -----
                                                     $6,046
                                                     ======

      Related-party notes consist of the following (in thousands):

                                                                      NOVEMBER 30,
                                                                    ---------------
                                                                      1995     1996
                                                                    ------   ------
Notes payable to stockholders, bearing interest at 7%, payable on
  demand ........................................................   $  511   $  211
Notes payable to stockholders, bearing interest from 7% to prime
 plus 3% (prime was 8.25% at November 1996), payable on demand ..      349      734
Notes payable to stockholders and officers, bearing interest at
  LIBOR plus 1.75%, payable on demand ...........................    1,565    1,405
Notes payable to related parties, bearing interest at 14% per
  annum, payable monthly, through maturity in January 2005 ......       65       60
Notes payable to stockholders, bearing interest at 8% to 10%
  per annum, payable annually, through maturities ranging from
  December 1996 to December 1997 ................................      641      279
                                                                    ------   ------
                                                                    $3,131   $2,689
                                                                    ======   ======

CREDIT FACILITY

      On March 25, 1997, the Company entered into a credit agreement with Bank One, Texas, N.A. (the "Credit Facility"). The Credit Facility provides the Company with an unsecured revolving line of credit of up to $35 million, which may be used for general corporate purposes, including the repayment or refinancing of indebtedness of the Founding Companies, future acquisitions, capital expenditures, letters of credit and working capital. Advances under the Credit Facility bear interest at such bank's designated variable rate plus margins ranging from zero to 25 basis points, depending on the ratio of the Company's interest-bearing debt to its pro forma trailing earnings before interest, taxes, depreciation and amortization for the previous four quarters. At the Company's option, the loans may bear interest based on a designated London Interbank Offering Rate plus a margin ranging from 75 to 175 basis points, depending on the same ratio. Commitment fees of 25 basis points per annum are payable on the unused portion of the line of credit. The Credit Facility contains a limit for standby letters of credit up to $10.0 million. The Credit Facility prohibits the payment of dividends by the Company, restricts the Company's incurring or assuming other indebtedness and requires the Company to comply with certain financial covenants. The Credit Facility will terminate and all amounts outstanding thereunder, if any, will be due and payable March 25, 2004. The Company's subsidiaries have guaranteed the repayment of all amounts due under the Credit Facility. The approximate level of available borrowings under the Credit Facility at August 1, 1997, was $24.0 million.

7. INCOME TAXES:

      The provision for income taxes consists of the following (in thousands):

                                                 YEAR ENDED NOVEMBER 30,
                                          --------------------------------------
                                          1994           1995              1996
                                          ----           ----           -------
Federal-
  Current .....................           $615           $338           $   666
  Deferred ....................             30            223               (36)
                                          ----           ----           -------
                                           645            561               630
                                          ----           ----           -------
State-
  Current .....................            167            137               392
  Deferred ....................              7             43                (7)
                                          ----           ----           -------
                                           174            180               385
                                          ----           ----           -------
     Total ....................           $819           $741           $ 1,015
                                          ====           ====           =======

      The differences in income taxes provided and the amounts determined by applying the federal statutory tax rate to income before income taxes result from the following (in thousands):

                                                     YEAR ENDED NOVEMBER 30,
                                                  -----------------------------
                                                   1994        1995        1996
                                                  -----     -------     -------
Tax at federal statutory rate at 34% .........    $ 775     $ 1,228     $ 2,040
    Add (deduct) --
        State income taxes, net
          of federal benefit .................      115         119         254
        Income taxable to shareholders .......      (86)       (685)     (1,381)
        Nondeductible expenses and other .....       15          79         102
                                                  -----     -------     -------
                                                  $ 819     $   741     $ 1,015
                                                  =====     =======     =======

      Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences for the periods ended November 30, 1995 and 1996, result principally from the following (in thousands):
                                                                 NOVEMBER 30,
                                                             -------------------
                                                              1995         1996
                                                             -----      -------
Deferred income tax liabilities-
  Property and equipment ...............................     $(806)     $(1,023)
  Depreciation and amortization ........................       (35)         (67)
  Accruals and reserves not deductible until paid ......       (14)         (47)
  Sales ................................................       (74)        --
Deferred income tax assets-
  Accruals and reserves ................................       185          429
  Allowance for doubtful accounts ......................        19           25
  State taxes ..........................................        48           62
  Other assets .........................................        70           58
                                                             -----      -------
Total deferred income tax liabilities ..................     $(607)     $  (563)
                                                             =====      =======

      The Company recorded a charge to income tax expense of approximately $488,000 on March 25, 1997, representing deferred income taxes at that date which were not previously recorded because of Fraser's status under Subchapter S.

8. COMMITMENTS AND CONTINGENCIES:

LITIGATION

      The Company is involved in various legal proceedings that have arisen in the ordinary course of business. While it is not possible to predict the outcome of such proceedings with certainty, in the opinion of the Company's management, all such proceedings are either adequately covered by insurance or, if not so covered, should not ultimately result in any liability which would have a material adverse effect on the financial position, liquidity or results of operations of the Company.

INSURANCE

      The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods.

OPERATING LEASE AGREEMENTS

      The Company conducts a portion of its operations and warehouses certain of its products in leased facilities classified as operating leases.

      Minimum future rental payments under the noncancelable operating leases as of November 30, 1996, are as follows:

Year ending November 30-
  1997 .....................................................              $1,012
  1998 .....................................................                 705
  1999 .....................................................                 396
  2000 .....................................................                  56
  2001 .....................................................                  50
  Thereafter ...............................................                 101
                                                                          ------
                                                                          $2,320
                                                                          ======

      The leases provide for payment of taxes and other expenses by the Company. Rent expense for operating leases was approximately $382,000, $547,000 and $815,000 in 1994, 1995 and 1996, respectively.

9. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

      SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

10.   EVENTS SUBSEQUENT TO NOVEMBER 30, 1996:

THE OFFERING

      On March 25, 1997, PalEx completed the Offering, which involved the sale by PalEx of 3,000,000 shares of Common Stock at a price to the public of $7.50 per share. The net proceeds to PalEx from the Offering (after deducting underwriting discounts, commissions and offering expenses) were approximately $20.1 million. Of this amount, $3.4 million was used to pay the cash portion of the purchase prices relating to the acquisitions of the Founding Companies with the remainder being used to pay certain indebtedness of the Founding Companies.

      On April 22, 1997, the Company sold an additional 450,000 shares of Common Stock at a price to the public of $7.50 per share (generating net proceeds to the Company of $3,138,750 after underwriting discounts and commissions) pursuant to an overallotment option granted by the Company to the underwriters in connection with the Offering. Substantially all of the net proceeds were used to repay indebtedness under the Credit Facility discussed above in the amount of $2.0 million and $1.0 million on April 22, 1997, and May 2, 1997, respectively.

      In addition, prior to the closing of the Acquisition, Fraser made distributions in respect of Fraser's estimated S Corporation Accumulated Adjustment Account at the time of closing in the amount of approximately $6.7 million. The Company also sold a nonoperating asset at its net book value of approximately $203,000 to a stockholder prior to the merger.

      Fraser agreed to pay a director an amount up to $50,000 for advisory services contingent upon the successful completion of the acquisition. In connection with the Acquisition, PalEx paid this amount upon the Acquisition's completion.

SUPPLEMENTAL PROFIT-SHARING CONTRIBUTION

      During the six-month period ended June 1, 1997, the Founding Companies made supplemental contributions totaling $1.1 million to their respective profit-sharing plans. In connection with the Acquisitions, PalEx agreed to satisfy the supplemental profit-sharing obligations through the issuance of shares of Common Stock.

STOCK OPTIONS

      Under the terms of the Company's 1996 Profit-Sharing Plan (the Plan), directors, officers, key employees and certain other persons may be awarded stock options. The aggregate amount of Common Stock with respect to which options are granted may not exceed the greater of 1,800,000 shares or 15 percent of the Company's outstanding Common Stock, as determined on each option grant date. Options granted under the Plan may be either nonqualified stock options or may qualify as incentive stock options. In general, the compensation committee composed of nonemployee directors establishes the terms of the option awards.

      The Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service, a nonemployee director will receive a nonqualified option to purchase 20,000 shares of Common Stock, and continuing nonemployee directors annually will receive options to purchase 5,000 shares of Common Stock. Options granted to nonemployee directors are fully exercisable following the expiration of six months from the date of grant.

      During fiscal 1997 effective with the Offering, options to purchase 928,000 shares of Common Stock were granted with an exercise price equal to the Offering price of $7.50 per share, and as of August 1, 1997, options to purchase 999,000 shares of Common Stock were outstanding with exercise prices ranging from $7.50 to $14.13 per share.

      The Company accounts for its option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." As no stock options were outstanding through November 30, 1996, the disclosures will be included beginning with the Company's financial statements for the year ended November 30, 1997.

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Sheffield Lumber and Pallet Co., Inc.:

   We have audited the accompanying combined balance sheet of Sheffield Lumber and Pallet Co., Inc. (a North Carolina corporation), and affiliate as of December 31, 1996, and the related combined statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Sheffield Lumber and Pallet Co., Inc., and affiliate as of December 31, 1996, and the results of their operations and their cash flows for the year December 31, 1996, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
July 11, 1997

              SHEFFIELD LUMBER AND PALLET CO., INC., AND AFFILIATE
                             COMBINED BALANCE SHEETS
                        (In thousands, except share data)

                                                            DECEMBER 31, MAY 31,
                                                                1996      1997
                                                              -------    -------
                          ASSETS                                     (unaudited)
CURRENT ASSETS:
  Cash and cash equivalents ..............................    $   121    $    98
  Accounts receivable, net of allowance of $25 and $25 ...      1,360      1,947
  Inventories ............................................      1,330      1,677
  Other current assets ...................................         76         15
                                                              -------    -------
           Total current assets ..........................      2,887      3,737
PROPERTY, PLANT AND EQUIPMENT, net .......................      8,038      8,031
OTHER ASSETS .............................................      1,329      1,327
                                                              -------    -------
           Total assets ..................................    $12,254    $13,095
                                                              =======    =======
          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Lines of credit ........................................    $   360    $   930
  Current maturities of long-term debt ...................        828        828
  Accounts payable .......................................        212        410
  Accrued expenses .......................................        403        560
  Notes payable to stockholders ..........................        945      1,270
                                                              -------    -------
           Total current liabilities .....................      2,748      3,998
LONG-TERM DEBT, net of current maturities ................      2,980      2,609
                                                              -------    -------
           Total liabilities .............................      5,728      6,607
                                                              -------    -------

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY:
  Common stock, $100 par, 100,000 shares
   authorized; 10,000 shares outstanding .................      1,000      1,000
  Additional paid-in capital .............................        192        192
  Retained earnings ......................................      5,334      5,296
                                                              -------    -------
           Total stockholders' equity ....................      6,526      6,488
                                                              -------    -------
           Total liabilities and stockholders' equity ....    $12,254    $13,095
                                                              =======    =======

              The accompanying notes are an integral part of these
                         combined financial statements.

                SHEFFIELD LUMBER AND PALLET CO., INC., AND AFFILIATE
                          COMBINED STATEMENTS OF INCOME
                                 (In thousands)

                                                              SIX MONTHS ENDED
                                               Year Ended   --------------------
                                              December 31,  June 30,   May 31,
                                                  1996       1996        1997
                                               --------     -------     -------
                                                          (unaudited)(unaudited)
REVENUES ..................................    $ 19,057     $ 9,584     $ 9,941

COST OF GOODS SOLD ........................      16,448       8,166       8,427
                                               --------     -------     -------
             Gross profit .................       2,609       1,418       1,514

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES ................................       1,104         767         784
                                               --------     -------     -------
             Income from operations .......       1,505         651         730

INTEREST EXPENSE ..........................        (526)       (310)       (223)

OTHER INCOME (EXPENSE), net ...............         136           6        --
                                               --------     -------     -------
NET INCOME ................................    $  1,115     $   347     $   507
                                               ========     =======     =======

              The accompanying notes are an integral part of these
                         combined financial statements.

                SHEFFIELD LUMBER AND PALLET CO., INC., AND AFFILIATE
               COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (In thousands)



                                                 ADDITIONAL
                                       COMMON     PAID-IN    RETAINED
                                SHARES STOCK      CAPITAL    EARNINGS    TOTAL
                                ------ ------    ----------  -------    -------
BALANCE, December 31, 1995 ....   10   $1,000      $192      $ 4,539    $ 5,731
  Net income ..................   --     --         --         1,115      1,115
  Dividends ...................   --     --         --          (320)      (320)
                                ------ ------    ----------  -------    -------

BALANCE, December 31, 1996 ....   10    1,000       192        5,334      6,526
  Adjustment to conform fiscal
   year-end to acquiror
   (unaudited) ................   --     --         --            55         55
  Net income (unaudited) ......   --     --         --           507        507
  Dividends (unaudited) .......   --     --         --          (600)      (600)
                                ------ ------    ----------  -------    -------

BALANCE, May 31, 1997
  (unaudited) .................   10   $1,000      $192      $ 5,296    $ 6,488
                                ====== ======    ==========  =======    =======

              The accompanying notes are an integral part of these
                         combined financial statements.

                SHEFFIELD LUMBER AND PALLET CO., INC., AND AFFILIATE
                        COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                               SIX MONTHS ENDED
                                                  YEAR ENDED  ------------------
                                                 DECEMBER 31, JUNE 30,   MAY 31,
                                                     1996       1996       1997
                                                    -------    -------    -----
                                                          (unaudited)(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ....................................   $ 1,115    $   347    $ 507
  Adjustment to conform fiscal
   year-end to acquiror .........................      --         --         55
  Adjustments to reconcile net income to net
   cash provided by operating activities-
     Depreciation ...............................       869        428      369
     Changes in assets and liabilities-
      Accounts receivable .......................       195       (274)    (587)
      Inventories ...............................       168        (15)    (347)
      Prepaid expenses ..........................       (72)         6       61
      Other noncurrent ..........................         7          3        2
      Accounts payable ..........................       (52)       370      198
      Accrued expenses ..........................      (200)       (71)     157
                                                    -------    -------    -----

        Net cash provided by operating
          activities ............................     2,030        794      415
                                                    -------    -------    -----

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in cash surrender value of
    insurance policies ..........................      (155)       (57)    --
  Purchase of plant, property and equipment .....      (896)      (534)    (362)
                                                    -------    -------    -----

        Net cash used in investing activities ...    (1,051)      (591)    (362)
                                                    -------    -------    -----

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to owners .......................      (381)      (200)    (600)
  Payments on long-term debt ....................    (1,556)    (1,041)    (371)
  Proceeds from long-term debt ..................       300        300     --
  Net (payments) borrowings on notes
   payable to stockholders ......................        85         85      325
  Net borrowings on line of credit ..............       360        407      570
                                                    -------    -------    -----

        Net cash used in financing activities ...    (1,192)      (449)     (76)
                                                    -------    -------    -----

DECREASE IN CASH AND CASH EQUIVALENTS ...........      (213)      (246)     (23)

CASH AND CASH EQUIVALENTS, beginning of year ....       334        334      121
                                                    -------    -------    -----

CASH AND CASH EQUIVALENTS, end of year ..........   $   121    $    88    $  98
                                                    =======    =======    =====

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
   Cash paid for-
     Interest ...................................   $   556    $   280    $ 318

              The accompanying notes are an integral part of these
                         combined financial statements.

                SHEFFIELD LUMBER AND PALLET CO., INC., AND AFFILIATE
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (In thousands)



1. BUSINESS AND ORGANIZATION:

      Sheffield Lumber and Pallet Co., Inc., and its affiliate (collectively, the "Company") produce wood pallets and operate a sawmill. The Company consists of a sawmill located in Siler City, North Carolina and two pallet plants located in Mocksville, North Carolina, and Siler City, North Carolina. Sales of the Company's products are primarily in North Carolina.

      The Company and its stockholders intend to enter into a definitive agreement with PalEx, Inc. ("PalEx"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for shares of PalEx common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

BASIS OF PRESENTATION

      The combined financial statements include the accounts and results of operations of Sheffield Lumber and Pallet Co., Inc., and its affiliated company which are under the common control and management of two individuals. All significant intercompany transactions and balances have been eliminated in combination.

INTERIM FINANCIAL INFORMATION

      The interim financial statements are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the combined interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

      The interim financial information for 1997 was conformed to the fiscal year-end of PalEx; therefore, the six-month period ended May 31, 1997, includes the one-month period ended December 31, 1996. Unaudited revenues and net loss for the one-month period ended December 31, 1996, were approximately $1,369,000 and $55,000, respectively. Accordingly, an adjustment is included in the consolidated statements of stockholders' equity and cash flows for the net income attributed to this one-month period.

CASH EQUIVALENTS

      The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

      Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis or by specific identification. The cost of finished goods inventory includes direct materials, direct labor and overhead.

PROPERTY, PLANT AND EQUIPMENT

      Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for state tax purposes.

      Expenditures for maintenance and repairs are charged to operating expense as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are added to the cost of the asset. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in other income (expense), net.

NEW ACCOUNTING STANDARD

      Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the financial position or consolidated results of operations of the Company.

INCOME TAXES

      The stockholders of the Company have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal and certain state income taxes. Instead, the Company's stockholders pay income taxes on their proportionate shares of the Company's net earnings.

REVENUE RECOGNITION

      The Company recognizes revenue upon delivery of the product to the customer.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF RISK

      MATERIALS--Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture of wooden pallets. Lumber supplies and costs are affected by many factors including weather, governmental regulation of logging on public lands, lumber agreements between Canada and the United States and competition from other industries that use similar grades and types of lumber. The Company received approximately 32 percent of its lumber purchases from one supplier in 1996.

      MARKETS--Markets for pallet manufacturing and repair services are highly fragmented and competitive. Pallet manufacturing and recycling operations are not capital-intensive; therefore, barriers to entry in such businesses are minimal.

      CUSTOMERS--The Company sells to customers with local, regional and national operations in many different industries and geographical locations. Of such customers, one customer accounted for approximately 12 percent of the Company's revenues in 1996.

3. PROPERTY, PLANT AND EQUIPMENT:

      Property, plant and equipment consist of the following (in thousands):

                                    ESTIMATED
                                     USEFUL
                                     LIVES    DECEMBER 31,
                                    IN YEARS      1996

Land..............................            $    143
Machinery and equipment...........     10        8,178
Buildings.........................     40        3,470
Furniture and fixtures............      5          128
Tractors and trailers.............     5-6       1,012
                                              --------
                                              $ 12,931
Less- Accumulated depreciation....              (4,893)
                                              --------
Property, plant and equipment, net            $  8,038
                                              ========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

      The major components of inventories are as follows (in thousands):

                                          DECEMBER 31,
                                             1996
                                           --------
Lumber, hardware and fasteners..........   $  1,220
Finished goods..........................        110
                                           --------
                                           $  1,330
                                           ========

      Other assets consist of the following (in thousands):

                                          DECEMBER 31,
                                             1996
                                           --------
Cash surrender value of key-man life
insurance...............................   $  1,322
Other assets............................          7
                                           --------
                                           $  1,329
                                           ========

      Accrued expenses consist of the following (in thousands):

                                          DECEMBER 31,
                                             1996
                                          --------
Accrued compensation and benefits......   $    209
Accrued professional fees..............         90
Accrued interest payable...............         34
Other accrued expenses.................         70
                                          --------
                                          $    403
                                          ========

5. DEBT:

      The Company maintains, with a bank, $1,000,000 and $750,000 revolving lines of credit which bear interest, payable monthly, at prime (8.25 percent at December 31, 1996) and mature June 1, 1997. The lines of credit mature annually and the terms are revised. The lines of credit were renewed for a one-year term. The $1,000,000 line of credit is unsecured while the $750,000 line of credit is secured by all the equipment of the Company's sawmill. At December 31, 1996, borrowings outstanding under the $1,000,000 line of credit were approximately $360,000. There were no borrowings outstanding under the $750,000 line of credit at December 31, 1996.

      Long-term obligations consist of the following (in thousands):

                                                      DECEMBER 31,
                                                         1996
                                                        --------
Note payable to a bank, bearing interest at prime
  (8.25% at December 31, 1996) plus .625%, payments
  of $57,000 per month through maturity in
  January 1998.  Secured by certain assets of the
  Company and personal guarantees by stockholders....      $ 811
Notes payable to a bank, bearing interest at prime
  (8.25% at December 31, 1996) plus .5%, payments of
  $36,000 per month through maturity in June 2002.
  Secured by certain assets of the Company and
  personal guarantees by stockholders................      2,997
                                                        --------
                                                           3,808
Less- Current maturities.............................       (828)
                                                        --------
                                                        $  2,980
                                                        ========

      Future maturities of long-term obligations at December 31, 1996, are as follows (in thousands):

Year ending December 31-
  1997........................  $  828
  1998........................     899
  1999........................     553
  2000........................     577
  2001........................     626
  Thereafter..................     325
                                ------
                                $3,808
                                ======

      Related-party notes consist of the following (in thousands):

                                                           DECEMBER 31,
                                                              1996

Notes payable to stockholders, bearing interest at 7%,
  payable on demand......................................  $   211
Notes payable to stockholders, bearing interest from 7%
  to prime (8.25% at December 31, 1996) plus 3%, payable
  on demand..............................................      734
                                                           -------
                                                           $   945
                                                           =======
6. COMMITMENTS AND CONTINGENCIES:

LITIGATION

      The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

INSURANCE

      The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation, key-man life and a general umbrella policy. The Company did not incur significant claims or losses on any of its insurance policies during 1996.

7. PROFIT-SHARING PLAN:

      The Company maintains a qualified profit-sharing plan. Company contributions are voluntary and are at the discretion of the board of directors. Total profit-sharing contribution expense was $155,000 for 1996.

8. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

      SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

9. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT
   PUBLIC ACCOUNTANTS (UNAUDITED):

      On August 1, 1997, the Company merged with PalEx through the exchange of all of the outstanding common stock of the Company for shares of PalEx common stock.

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Sonoma Pacific Company:

   We have audited the accompanying combined balance sheet of Sonoma Pacific Company (a California corporation) and affiliates as of December 31, 1996, and the related combined statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Sonoma Pacific Company and affiliates as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Houston, Texas
July 11, 1997

                      SONOMA PACIFIC COMPANY AND AFFILIATES

                             COMBINED BALANCE SHEETS
                        (In thousands, except share data)

                                                        DECEMBER 31,    MAY 31,
                                                           1996          1997
                                                          ------        -------
                          ASSETS                                     (unaudited)

CURRENT ASSETS:
  Cash and cash equivalents ...........................   $  405        $    63
  Accounts receivable, net of allowance for doubtful
   accounts of $58 and $58, respectively ..............    1,731          3,454
  Inventories .........................................    2,934          4,570
  Other current assets ................................       45             63
                                                          ------        -------
           Total current assets .......................    5,115          8,150

PROPERTY, PLANT AND EQUIPMENT, net ....................    2,666          2,900

OTHER ASSETS ..........................................      112             97
                                                          ------        -------
           Total assets ...............................   $7,893        $11,147
                                                          ======        =======

           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable to related parties ....................   $1,405        $ 2,125
  Line of credit ......................................       50          1,450
  Current maturities of long-term debt ................      104             87
  Accounts payable ....................................      489            626
  Accrued expenses ....................................    1,391            765
  Unearned revenue ....................................       85          1,081
  Dividends payable ...................................      187           --
                                                          ------        -------
           Total current liabilities ..................    3,711          6,134
LONG-TERM DEBT, net of current maturities .............      474            455
                                                          ------        -------
           Total liabilities ..........................    4,185          6,589
                                                          ------        -------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $1 par, 120,000 shares
   authorized; 120,000 shares outstanding .............      120            120
  Retained earnings ...................................    3,588          4,438
                                                          ------        -------
           Total stockholders' equity .................    3,708          4,558
                                                          ------        -------
           Total liabilities and stockholders' equity .   $7,893        $11,147
                                                          ======        =======

                 The accompanying notes are an integral part of
                      these combined financial statements.

                      SONOMA PACIFIC COMPANY AND AFFILIATES
                          COMBINED STATEMENTS OF INCOME
                                 (In thousands)

                                                             SIX MONTHS ENDED
                                               YEAR ENDED   -------------------
                                               DECEMBER 31, JUNE 30,   MAY 31,
                                                  1996        1996       1997
                                                --------    -------    --------
                                                                (unaudited)
REVENUES ....................................   $ 18,819    $ 7,762    $ 12,193

COST OF GOODS SOLD ..........................     15,454      5,564       9,769
                                                --------    -------    --------
                  Gross profit ..............      3,365      2,198       2,424

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES       2,456      1,828       1,253
                                                --------    -------    --------
                  Income from operations ....        909        370       1,171

INTEREST EXPENSE ............................       (188)       (84)       (101)

OTHER INCOME (EXPENSE), net .................        101         83         (14)
                                                --------    -------    --------
NET INCOME ..................................   $    822    $   369    $  1,056
                                                ========    =======    ========

                 The accompanying notes are an integral part of
                      these combined financial statements.

                      SONOMA PACIFIC COMPANY AND AFFILIATES
             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        (In thousands, except share data)


                                             COMMON STOCK
                                            ---------------  RETAINED
                                             SHARES  AMOUNT  EARNINGS    TOTAL
                                            -------   ----   -------    -------
BALANCE, December 31, 1995 ..............   120,000   $120   $ 3,244    $ 3,364
  Net income ............................      --      --        822        822
  Dividends .............................      --      --       (478)      (478)
                                            -------   ----   -------    -------
BALANCE, December 31, 1996 ..............   120,000    120     3,588      3,708
  Net income (unaudited) ................      --      --      1,056      1,056
  Adjustment to conform fiscal year-end
   to acquiror (unaudited) ..............      --      --       (171)      (171)
  Dividends (unaudited) .................      --      --        (35)       (35)
                                            -------   ----   -------    -------
BALANCE, May 31, 1997 (unaudited) .......   120,000   $120   $ 4,438    $ 4,558
                                            =======   ====   =======    =======

                 The accompanying notes are an integral part of
                      these combined financial statements.

                      SONOMA PACIFIC COMPANY AND AFFILIATES
                        COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                              SIX MONTHS ENDED
                                                                                                         --------------------------
                                                                                   December 31,          June 30,           May 31,
                                                                                        1996               1996               1997
                                                                                      -------             -----             -------
                                                                                                                (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income .............................................................            $   822             $ 369             $ 1,056
  Adjustment to conform fiscal year-end to acquiror ......................               --                --                  (171)
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities-
     Depreciation ........................................................                443               288                 199
     (Gain) loss on sale of property, plant and
       equipment .........................................................                 (3)             --                     2
     Changes in assets and liabilities-
      Accounts receivable ................................................                257              (518)             (1,723)
      Inventories ........................................................               (766)             (882)             (1,636)
      Other current assets ...............................................                 28                22                 (18)
      Other assets .......................................................                (46)               16                  15
      Accounts payable ...................................................                241               495                 137
      Accrued expenses ...................................................                880               275                (813)
      Unearned revenue ...................................................                (54)             (139)                996
                                                                                      -------             -----             -------
        Net cash provided by (used in) operating
          activities .....................................................              1,802               (74)             (1,956)
                                                                                      -------             -----             -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property, plant and equipment ....................                  9              --                  --
  Purchase of property, plant and equipment ..............................               (431)              (71)               (435)
                                                                                      -------             -----             -------

        Net cash used in investing activities ............................               (422)              (71)               (435)
                                                                                      -------             -----             -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions from (distributions to) owners ...........................               (291)               16                 (35)
  Payments of long-term debt .............................................                (80)              (44)                (36)
  Net (payments) borrowings on notes payable to
    related parties ......................................................               (160)              365                 720
  Net (payments) borrowings on line of credit ............................               (650)             (365)              1,400
                                                                                      -------             -----             -------
        Net cash provided by (used in) financing
         activities ......................................................             (1,181)              (28)              2,049
                                                                                      -------             -----             -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .........................                199              (173)               (342)

CASH AND CASH EQUIVALENTS, beginning of year .............................                206               206                 405
                                                                                      -------             -----             -------
CASH AND CASH EQUIVALENTS, end of year ...................................            $   405             $  33             $    63
                                                                                      =======             =====             =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for-
     Interest ............................................................            $   188             $  84             $   101

                 The accompanying notes are an integral part of
                      these combined financial statements.

                      SONOMA PACIFIC COMPANY AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

      Sonoma Pacific Company (the "Company") is a manufacturer of wood pallets. The Company's operations are conducted at four pallet plants located in Sonoma, California; Yuma, California; Salinas, California; and Phoenix, Arizona. Sales of the Company's products are primarily in California and Arizona.

      The Company and its stockholders intend to enter into a definitive agreement with PalEx, Inc. ("PalEx"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for shares of PalEx common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

BASIS OF PRESENTATION

      The combined financial statements include the accounts and results of operations of Sonoma Pacific Company and its affiliated companies which are under common control and management of two individuals. All significant intercompany transactions and balances have been eliminated in combination.

INTERIM FINANCIAL INFORMATION

      The interim financial statements are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

      The interim financial information for 1997 was conformed to the fiscal year-end of PalEx, therefore the six-month period ended May 31, 1997, includes the one-month period ended December 31, 1996. Unaudited revenues and net income for the one-month period ended December 31, 1996, were approximately $1,925,000 and $171,000, respectively. Accordingly, an adjustment is included in the combined statements of stockholders' equity and cash flows for the net income attributed to this one-month period.

CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

      Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis or by specific identification. The cost of finished goods inventory includes direct materials, direct labor and overhead.

PROPERTY, PLANT AND EQUIPMENT

      Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for state tax purposes.

      Expenditures for maintenance and repairs are charged to operating expense as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are added to the cost of the asset. Upon sale or retirement of property, plant and equipment, the cost and related accumulated depreciation and amortization are eliminated from the respective accounts and the resulting gain or loss is included in other income (expense), net.

NEW ACCOUNTING STANDARD

      Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property, plant and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the financial position or combined results of operations of the Company.

INCOME TAXES

      The stockholders of the Company have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal and certain state income taxes. Instead, the Company's stockholders pay income taxes on their proportionate shares of the Company's net earnings.

REVENUE RECOGNITION

      The Company recognizes revenue upon delivery of the product to the customer.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF RISK

      MATERIALS--Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture of wooden pallets. Lumber supplies and costs are affected by many factors including weather, governmental regulation of logging on public lands, lumber agreements between Canada and the United States and competition from other industries that use similar grades and types of lumber.

      MARKETS--Markets for pallet manufacturing and repair services are highly fragmented and competitive. Pallet manufacturing and recycling operations are not capital-intensive; therefore, barriers to entry in such businesses are minimal.

      CUSTOMERS--The Company sells to customers with local, regional and national operations in many different industries and geographical locations. Of such customers, one customer accounted for approximately 25 percent of the Company's revenues in 1996.

3. PROPERTY, PLANT AND EQUIPMENT:

      Property, plant and equipment consist of the following:

                                    ESTIMATED
                                     USEFUL
                                      LIVES   DECEMBER 31,
                                    IN YEARS      1996
                                    --------  ------------
                                             (in thousands)
Land.............................             $    589
Machinery and equipment..........      5-7       3,721
Buildings........................    15-40         979
Furniture and fixtures...........      5-8         242
Tractors and trailers............        5         671
                                              --------
                                                 6,202
Less-Accumulated depreciation and
  amortization...................               (3,536)
                                              --------
     Property, plant and
       equipment, net............             $  2,666
                                              ========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

      The major components of inventories are as follows (in thousands):

                                          December 31,
                                             1996
                                           --------
Lumber, hardware and fasteners..........     $1,972
Finished goods..........................        962
                                           --------
                                             $2,934
                                           ========

      Accrued expenses consist of the following (in thousands):

                                        DECEMBER 31,
                                            1996
                                          --------
Accrued compensation and benefits......   $  1,013
Accrued profit sharing.................        250
Accrued professional fees..............         90
Other accrued expenses.................         38
                                          --------
                                          $  1,391
                                          ========

5. DEBT:

      The Company maintains a $2,500,000 revolving line of credit with a bank which bears interest, payable monthly, at LIBOR plus 1.75 percent and matures May 14, 1997. The line of credit matures annually, and the terms are revised. The line of credit was renewed for a one-year term. The line of credit is secured by inventory, machinery and equipment. At December 31, 1996, borrowings outstanding under the line of credit were approximately $50,000.

      Long-term obligations consist of the following (in thousands):

                                                       DECEMBER 31,
                                                          1996
                                                        --------
Note payable to a bank, bearing interest at 9.2%,
  payments of $1,771 per month through maturity in
  March 2004.  Secured by certain assets of the
  Company and personal guarantees by stockholders....   $   201
Note payable to U.S. Small Business Administration,
  bearing interest at 6.94% stepped rate, $921 per
  month through maturity in March 2014.  Secured by
  certain assets of the Company and personal
  guarantees by stockholders.........................        204
Note payable to a bank, bearing interest at LIBOR plus
  2%, payments of $3,773 per month through maturity in
  December 1998.  Secured by certain assets of the
  Company and personal guarantees by stockholders....         92
Notes payable to a bank, bearing interest at LIBOR
  plus 2%, payments of $2,250 per month through
  maturity in December 1999.  Secured by certain
  assets of the Company and personal guarantees by
  stockholders.......................................         81
                                                        --------
                                                             578
Less- Current maturities.............................       (104)
                                                        --------
                                                        $    474
                                                        ========

      Related-party notes consist of the following:

      The Company had notes payable to stockholders and officers outstanding of $1,405,000 which bear interest at LIBOR plus 1.75 percent and are payable on demand.

      Future maturities of long-term obligations at December 31, 1996, are as follows (in thousands):

Year ending December 31-
  1997........................   $104
  1998........................     63
  1999........................     59
  2000........................     32
  2001........................     32
  Thereafter..................    288
                                 ----
                                 $578
                                 ====

6. COMMITMENTS AND CONTINGENCIES:

LITIGATION

      The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

INSURANCE

      The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation, key-man life and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during 1996.

STOCK REPURCHASE AGREEMENT

By agreement dated December 17, 1980, between the Company and its stockholders, the Company is obligated to repurchase its common shares from the stockholders upon the occurrence of certain events. The redemption price would be equal to the greater of (a) available insurance proceeds or (b) the value periodically agreed to by the stockholders, prorated according to shares owned. The redemption price in excess of insurance proceeds would be payable, as cash flow permits, over a period not to exceed 15 years from the date of the activation event. Amounts owed would bear interest at 1 percent more than the rate for the corporate bond yield equivalent for the issue of Government National Mortgage Association (GNMA) pass-through certificates.

OPERATING LEASE AGREEMENTS

The Company conducts a portion of its operations and warehouses certain of its products in leased facilities classified as operating leases.

Minimum future rental payments under the noncancelable operating leases as of December 31, 1996, are as follows (in thousands):

Year ending December 31-
  1997........................   $266
  1998........................    256
  1999........................    145
  2000........................     50
  2001........................     50
  Thereafter..................    101
                                 ----
                                 $868
                                 ====

The leases provide for payment of taxes and other expenses by the Company. Rent expense for operating leases was approximately $215,000 in 1996. Of this amount, approximately $126,000 was to related parties.

7. PROFIT-SHARING PLAN:

      The Company maintains a qualified profit-sharing plan. Company contributions are voluntary and are at the discretion of the board of directors. Total profit-sharing contribution expense was $250,000 for 1996.

8. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

      Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT
   PUBLIC ACCOUNTANTS (UNAUDITED):

      On August 1, 1997, the Company merged with PalEx through the exchange of all of the outstanding common stock of the Company for shares of PalEx common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Ridge Pallets, Inc.:

        We have audited the accompanying balance sheet of Ridge Pallets, Inc. (a Florida corporation) (the "Company"), as of July 30, 1995 and July 28, 1996, and the related statement of income, changes in stockholders' equity and cash flows for the years then ended, and the statements of income, changes in stockholders' equity and cash flows of the Predecessor Company (as defined in Note 1) for the year ended July 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ridge Pallets, Inc., as of July 30, 1995 and July 28, 1996, and the results of its operations and cash flows for the years then ended, and the results of the Predecessor Company's operations and cash flows for the year ended July 31, 1994, in conformity with generally accepted accounting principles.

        As explained in Note 1 to the financial statements, controlling ownership of the Predecessor Company was acquired by stockholders of Ridge Pallets, Inc. in a purchase transaction effective for accounting purposes as of August 1, 1994. The acquisition was accounted for as a purchase, and, accordingly, the purchase price was allocated to the assets and liabilities of the Predecessor Company based on their estimated fair values at August 1, 1994. Accordingly, the financial statements of Ridge Pallets, Inc. are not comparable to those of the Predecessor Company.



ARTHUR ANDERSEN LLP

Houston, Texas
December 8, 1996

                               RIDGE PALLETS, INC.
       BALANCE SHEETS - JULY 30, 1995, JULY 28, 1996, AND JANUARY 26, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                             JANUARY 26,
                                                           JULY 30, 1995     JULY 28, 1996       1997
                                                           --------------    ------------    ------------
                          ASSETS                                                              (UNAUDITED)
Current Assets:
        Cash and cash equivalents.........................        $ 4,259          $1,250        $    487
        Accounts receivable, net of allowance of $155, $123
         and $88..........................................          2,560           3,376           4,688
        Inventories.......................................          4,228           3,687           4,616
        Other current assets..............................            350             144             114
                                                               ----------       ---------       ---------
               Total current assets.......................         11,397           8,457           9,905
        Property, plant and equipment, net................          5,211           6,151           6,850
        Other assets......................................          1,055           1,101           1,005
                                                                ---------       ---------       ---------
               Total assets...............................        $17,663         $15,709         $17,760
                                                                  =======         =======         =======
           LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities
        Current portion of long-term debt.................        $ 1,050         $ 1,050         $ 1,850
        Accounts payable..................................            338             796           1,349
        Accrued expenses..................................            780           1,003           1,611
        Dividends payable.................................          1,050              --              --
                                                                  -------         -------         -------
               Total current liabilities..................          3,218           2,849           4,810
        Long-term debt, net of current maturities.........         12,221           8,600           8,550
                                                                   ------          ------          ------
               Total liabilities..........................         15,439          11,449          13,360
                                                                   ------          ------          ------
Commitments and Contingencies
Stockholders' Equity:
        Common stock, $1 par value, 5,000,000 shares authorized;
        483,000 shares and 549,500 shares issued and outstanding
        for 1995 and 1996, respectively...................            483             550             550
Additional paid-in capital................................            179             496             496
Retained earnings.........................................          1,562           3,214           3,354
                                                                 --------        --------        --------
        Total stockholders' equity........................          2,224           4,260           4,400
                                                                 --------        --------        --------
        Total liabilities and stockholders' equity........        $17,663         $15,709         $17,760
                                                                  =======         =======         =======

          The accompanying notes are an integral part of these financial statements.

                               RIDGE PALLETS, INC.
                           STATEMENTS OF INCOME (LOSS)
         FOR THE YEARS ENDED JULY 31, 1994, JULY 30, 1995, AND JULY 28,
     1996 AND FOR THE SIX MONTHS ENDED JANUARY 28, 1996 AND JANUARY 26, 1997
                                 (IN THOUSANDS)

                                                                                                 THE COMPANY
                                                         THE            -----------------------------------------------------------
                                                     PREDECESSOR                                               SIX MONTHS ENDED
                                                       COMPANY                                           --------------------------
                                                       JULY 31,         JULY 30,         JULY 28,       JANUARY  28,     JANUARY 26,
                                                         1994             1995             1996             1996             1997
                                                       --------         --------         --------         --------         --------
                                                                                                                 (UNAUDITED)
Revenues ......................................        $ 47,946         $ 54,450         $ 48,341         $ 22,640         $ 24,090
Cost of goods sold ............................          40,606           46,388           40,540           19,008           21,126
                                                       --------         --------         --------         --------         --------
        Gross profit ..........................           7,340            8,062            7,801            3,632            2,964
Selling, general and adminstrative
  expenses ....................................           4,018            3,826            3,825            1,929            1,876
Supplemental profit-sharing
  contribution ................................            --               --               --               --                618
                                                       --------         --------         --------         --------         --------
        Income from operations ................           3,322            4,236            3,976            1,703              470
Interest Expense ..............................             (80)            (962)          (1,032)            (535)            (398)
Other income (expense), net ...................             922              101              199               89               83
                                                       --------         --------         --------         --------         --------
Income before income taxes ....................           4,164            3,375            3,143            1,257              155
Provision for income taxes ....................              99               83               76               30               15
                                                       --------         --------         --------         --------         --------
Net income ....................................        $  4,065         $  3,292         $  3,067         $  1,227         $    140
                                                       ========         ========         ========         ========         ========

   The accompanying notes are an integral part of these financial statements.

                               RIDGE PALLETS, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
       FOR THE YEARS ENDED JULY 31, 1994, JULY 30, 1995, AND JULY 28, 1996
                AND THROUGH JANUARY 28, 1996 AND JANUARY 26, 1997
                                 (IN THOUSANDS)

                                                                  COMMON STOCK           ADDITIONAL
                                                            -----------------------       PAID-IN         RETAINED
                                                            SHARES          AMOUNT         CAPITAL        EARNINGS          TOTAL
                                                             ------         -------         -----         --------         --------
The Predecessor Company:
        Balance, July 26, 1993 ......................         1,875         $ 1,875           $--         $ 13,402         $ 15,277
        Stock issued ................................            27              27            64             --                 91
        Net income ..................................          --              --            --              4,065            4,065
        Dividends ...................................          --              --            --             (1,503)          (1,503)
        Stock Redemption ............................           (27)            (27)          (64)            (131)            (222)
                                                             ------         -------         -----         --------         --------
        Balance, July 31, 1994 ......................         1,875         $ 1,875         $--           $ 15,833         $ 17,708
                                                             ======         =======         =====         ========         ========
The Company:
  Balance - initial capitalization,
     August 1, 1994 .................................           350             350         $--           $   --           $    350
        Stock issued ................................           133             133           179             --                312
        Net income ..................................          --              --            --              3,292            3,292
        Dividends ...................................          --              --            --             (1,730)          (1,730)
                                                             ------         -------         -----         --------         --------
  Balance, July 30, 1995 ............................           483             483           179            1,562            2,224
        Stock issued ................................            67              67           317             --                384
        Net income ..................................          --              --            --              3,067            3,067
        Dividends ...................................          --              --            --             (1,415)          (1,415)
                                                             ------         -------         -----         --------         --------
  Balance, July 28, 1996 ............................           550             550           496            3,214            4,260
        Net income (unaudited) ......................          --              --            --                140              140
                                                             ------         -------         -----         --------         --------
  Balance, January 26, 1997 (unaudited) .............           550         $   550         $ 496         $  3,354         $  4,400
                                                             ======         =======         =====         ========         ========

   The accompanying notes are an integral part of these financial statements.

                               RIDGE PALLETS, INC.
                            STATEMENTS OF CASH FLOWS
         FOR THE YEARS ENDED JULY 31, 1994, JULY 30, 1995, AND JULY 28,
     1996 AND FOR THE SIX MONTHS ENDED JANUARY 28, 1996 AND JANUARY 26, 1997
                                 (IN THOUSANDS)

                                                                                                      THE COMPANY
                                                                          THE          --------------------------------------------
                                                                      PREDECESSOR                                SIX MONTHS ENDED
                                                                        COMPANY                              ----------------------
                                                                        JULY 31,     JULY 30,    JULY 28,    JANUARY 28  JANUARY 26,
                                                                         1994          1995        1996         1996         1997
                                                                        -------      -------      -------      -------      -------
                                                                                                                    (UNAUDITED)
Cash Provided by Operating Activities:
    Net income (loss) .............................................     $ 4,065      $ 3,292      $ 3,067      $ 1,227      $   140
    Additions (deductions) for noncash  activities -
    Depreciation and amortization .................................       1,182          605          734          350          465
    (Gain) loss on sale of property, plant and equipment ..........          (6)          13         --             (8)         (55)
    Deferred income taxes .........................................           4           45           (2)        --           --
    Changes in operating assets and
     liabilities -
    Accounts receivable ...........................................        (646)       1,340         (816)      (1,606)      (1,312)
    Inventories ...................................................         103          167          541       (1,700)        (929)
    Prepaid expenses and other current assets .....................        (115)          10          206          100           30
    Other assets ..................................................        (415)        (275)         (49)          30           96
    Accounts payable ..............................................          75         (229)         458          386          553
    Accrued expenses ..............................................        (899)          35          229           46          608
                                                                        -------      -------      -------      -------      -------
       Net cash provided by (used in)
          operating activities ....................................       3,348        5,003        4,368       (1,175)        (404)
                                                                        -------      -------      -------      -------      -------
Cash from Investing Activities:
    Proceeds from sale of property, plant and equipment ...........          64          223           90           51           72
    Proceeds from redemption of insurance policies ................         669         --           --           --           --
    Purchase of property, plant and equipment .....................        (892)        (899)      (1,765)        (571)      (1,181)
                                                                        -------      -------      -------      -------      -------
       Net cash used in investing activities ......................        (159)        (676)      (1,675)        (520)      (1,109)
                                                                        -------      -------      -------      -------      -------
Cash from Financing Activities:
    Issuance of common stock ......................................          91          312          384          390         --
    Dividends paid ................................................      (1,540)        (680)      (2,465)      (1,292)        --
    Payment of long-term debt .....................................         (50)         (50)      (3,621)      (1,060)         (50)
    Redemption of common stock ....................................        (222)        --           --           --           --
    Net borrowings on line of credit ..............................        --           --           --           --            800
    Other .........................................................         (59)        --           --           --           --
                                                                        -------      -------      -------      -------      -------
       Net cash provided by (used in) financing activities ........      (1,780)        (418)      (5,702)      (1,962)         750
                                                                        -------      -------      -------      -------      -------
Increase (decrease) in cash and cash equivalents ..................       1,409        3,909       (3,009)      (3,657)        (763)
Cash and cash equivalents, beginning of year ......................       2,263          350        4,259        4,259        1,250
                                                                        -------      -------      -------      -------      -------
Cash and cash equivalents, end of year ............................     $ 3,672      $ 4,259      $ 1,250      $   602      $   487
                                                                        =======      =======      =======      =======      =======

Supplemental Disclosure of Cash Flow Information:
    Cash paid for -
        Interest ..................................................     $    37      $   816      $ 1,018      $   391      $   256
        Income taxes ..............................................          66           69           90           10           30

   The accompanying notes are an integral part of these financial statements.

                               RIDGE PALLETS, INC.
                          NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

    On August 1, 1994, The FMP Group, Inc., purchased from Ridge Pallets, Inc., (the "Predecessor Company"), substantially all of its assets used in the pallet and bin manufacturing business and the name "Ridge Pallets,Inc.," for notes payable of approximately $12,600,000 and the assumption of approximately $1,800,000 in liabilities. Simultaneously with the transaction, the seller changed its name to Ridge Resources, Inc., and the FMP Group, Inc., changed its name to Ridge Pallets, Inc. (the "Company"). The statements of income, stockholders equity and cash flows for the year ended July 31, 1994, represent those of the Predecessor Company prior to the purchase by the Company. As a result of the transaction, the cost bases of the Predecessor Company and the Company are different, as discussed further below. References to the Company hereinafter may also include periods prior to August 1, 1994.

    The Company is a manufacturer of wooden pallets and agricultural harvesting boxes and bins. Manufacturing facilities are located in Florida, Georgia and South Carolina, with the Company's headquarters located in Bartow, Florida. Sales of the Company's products are primarily in Florida and the Southeastern United States. The Company's customer base is approximately 40 percent agricultural, with the balance comprised of the cement, roof and tile, auto, grocery, beverage and seafood industries.

    The Company and its stockholders intend to enter into a definitive agreement with PalEx, Inc. ("PalEx"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of PalEx common stock concurrent with the consummation of the initial public offering of the common stock of PalEx.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    FISCAL YEAR

    The fiscal year of the Company is a 52-week or 53-week period that ends on the last Sunday in July. The years ended July 31, 1994, July 30, 1995, and July 28, 1996, were 53-, 52- and 52-week periods, respectively.

    INTERIM FINANCIAL INFORMATION

    The interim financial statements are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the consolidated interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    INVENTORIES

    Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis or by specific identification. The cost of finished goods inventory includes direct material, direct labor and overhead.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Depreciation for the year ended July 31, 1994, was calculated using an accelerated method. Depreciation for the years ended July 30, 1995, and July 28, 1996, is provided on the straight-line method based upon the estimated useful lives of the assets.

    Expenditures for maintenance and repairs are charged to operating expense as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are added to the cost of the asset. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in other income (expense), net.

    INCOME TAXES

    The stockholders of the Company have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal and certain state income taxes. Instead, the Company's stockholders pay income taxes on their proportionate shares of the Company's net earnings. The provision for income taxes is composed entirely of state income taxes.

    CASH EQUIVALENTS

    For purposes of the statements of cash flows and balance sheets, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

    NONCASH ACTIVITIES

    In fiscal year 1995, the Company issued notes payable of approximately $12,600,000 and assumed approximately $1,800,000 of liabilities in connection with the acquisition of the pallet and bin manufacturing business of Ridge Resources, Inc. The assets acquired were recorded at fair value as follows:

                                                (IN THOUSANDS)
Property, plant and equipment...............      $ 5,372
Inventories.................................        4,394
Accounts Receivable.........................        3,899
Other assets................................          720
Goodwill....................................           23
                                                ---------
                                                  $14,408
                                                  =======

    In addition, dividends of $1,050,000 were included in dividends payable at July 30, 1995. Accordingly, these noncash investing and financing activities have been excluded from the accompanying statements of cash flows.

    The Predecessor Company maintained deferred compensation agreements with shareholders and key members of management through July 31, 1994. The agreements were terminated in connection with the formation of the Company. The Predecessor Company recognized a gain of approximately $631,000 upon cancellation of the deferred compensation liability, which has been reflected in other income (expense), net for the year ended July 31, 1994.

    REVENUE RECOGNITION

    The Company recognizes revenues upon delivery of the product to the customer.


    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    NEW ACCOUNTING STANDARD

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of." This statement establishes the recognition and measurement standards related to the impairment of long-lived assets. The Company will be required to adopt this standard during fiscal 1997. It is the opinion of management that the adoption of this standard will not have a material adverse effect on the Company's financial position or the results of operations.

    CONCENTRATIONS OF RISKS

    MATERIALS - Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Lumber supplies and costs are affected by many factors including weather, governmental regulation of logging on public lands, lumber agreements between Canada and the United States and competition from other industries that use similar grades and types of lumber. The Company received approximately 40 percent, 39 percent and 46 percent of its lumber purchases from two suppliers in 1994, 1995 and 1996, respectively.

    MARKETS - Markets for pallet manufacturing and repair services are highly fragmented and competitive. Pallet manufacturing and recycling operations are not capital-intensive; therefore, barriers to entry in such businesses are minimal.

    CUSTOMERS - The Company's sales are made to customers with local, regional and national operations in many different industries and geographical locations. Of such customers, one customer accounted for approximately 17 percent, 22 percent and 21 percent of revenues in 1994, 1995 and 1996. As of July 28, 1996, the customer had an outstanding accounts receivable balance which represented approximately 10 percent of total accounts receivable.

3.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment consist of the following:

                                        ESTIMATED
                                     USEFUL LIVES IN   JULY 30,      JULY 28,
                                          YEARS          1995          1996
                                     ---------------  -----------    ----------
                                                      (IN THOUSANDS)
Land.................................     --              $   721       $   721
Machinery and equipment..............      7-10             2,033         2,675
Vehicles and rolling stock...........      5                  694         1,141
Buildings and building improvements..     15-40             2,229         2,608
Furniture and fixtures...............      5-10               124           277
Less - Accumulated depreciation......                        (590)       (1,271)
                                                          --------      -------
Property, plant and equipment, net                        $ 5,211       $ 6,151
                                                          =======       =======

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    The major components of inventories are as follows:


                                              JULY 30, 1995  JULY 28, 1996
                                               ----------     -------------
                                                     (IN THOUSANDS)

Lumber, hardware and fasteners ........         $3,701             $3,054
Work in process .......................             88                 85
                                                   439                548
                                                ------             ------
Finished goods ........................         $4,228             $3,687
                                                ======             ======

                                                             JULY 30,   JULY 28,
                                                               1995       1996
                                                              ------    -------
Activity In The Company's Allowance For Doubtful               (IN THOUSANDS)
  Accounts Consists Of The Following:

Balance at beginning of the year .........................    $   35    $   155
Additions charged to expense (recoveries) ................       120         (5)
Deductions for uncollectible receivables written off .....      --          (27)
                                                              ------    -------
                                                              $  155    $   123
                                                              ======    =======
Other assets are as follows:
Certificate of deposit-restricted ........................    $  535    $   554
Cash surrender values of officers' life insurance ........       130        146
Notes receivable .........................................       131         90
Other assets .............................................       259        311
                                                              ------    -------
                                                              $1,055    $ 1,101
                                                              ======    =======

Accrued expenses consist of the following:
Accrued workers' compensation ............................    $  250    $   250
Accrued salaries and benefits ............................        90        378
Accrued interest payable .................................       140        133
Accrued taxes ............................................       110         81
Other accrued expenses ...................................       190        161
                                                              ------    -------
                                                              $  780    $ 1,003
5.  DEBT:                                                     ======    =======

    The Company maintains a $4 million line of credit which expires in June 1997. There were no borrowings on the line as of July 30, 1995, and July 28, 1996. Provisions of the line of credit contain certain restrictive covenants, the most restrictive of which requires the Company to maintain a net worth of at least $250,000. The borrowings are collateralized by the personal guarantees of six of the Company's shareholders. The interest rate is at prime (prime rate was 8.25 percent at July 28, 1996).

    Long-term debt consisted of the following:

                                                            JULY 30,   JULY 28,
                                                              1995       1996
                                                            --------    -------
                                                                (IN THOUSANDS)
Notes payable to Ridge Resources, Inc. and its
shareholders, at prime, interest due quarterly,
principal due in annual installments totaling
$1,000,000 to $1,500,000, maturing January 3,
2000, and collateralized by property, plant,
equipment, receviables and inventory and secured
by shares of the Company held by its six shareholders ...   $ 12,571    $ 9,000
Industrial development bond, interest variable,
  approximating 80 percent of prime, interest due
  monthly, $50,000 principal due annually;
  collateralized by property, plant, and equipment
  and a standby letter of credit from a bank in the
  amount of $695,000 ....................................        700        650
                                                            --------    -------
                                                              13,271      9,650
Less - Current portion ..................................     (1,050)    (1,050)
                                                            --------    -------
    Total long-term debt ................................   $ 12,221    $ 8,600
                                                            ========    =======

The aggregate principal maturities for each of the next five fiscal years are as follows (in thousands):



    Fiscal year ending -
        1997....................................     $1,050
        1998....................................      1,550
        1999....................................      1,550
        2000....................................      5,050
        2001....................................         50
        Thereafter..............................        400
                                                     ------
                                                     $9,650
                                                     ======
6.  INCOME TAXES:

    State income taxes are as follows:


                                           JULY 31,      JULY 30,       JULY 28,
                                             1994          1995            1996
                                             ---            ---            ----
                                                      (IN THOUSANDS)
State -
    Current .....................            $95            $38            $ 78
    Deferred ....................              4             45              (2)
                                             ---            ---            ----
                                             $99            $83            $ 76
                                             ===            ===            ====

    For the years ended 1994, 1995 and 1996, actual income tax expenses is primarily computed by applying the blended state tax rate of 2.4 percent to income before income taxes.

    Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences for the years ended 1995 and 1996 result principally from the following:


                                                              JULY 30,  JULY 28,
                                                                 1995      1996
                                                                 ----      ----
                                                                 (IN THOUSANDS)
Deferred income tax liabilities -
    Depreciation and amortization ..........................     $  3      $  9
    Fiscal year-end deferral ...............................       48        44
Deferred income tax assets -
        Inventory ..........................................       (3)       (3)
    Other assets ...........................................       (4)       (7)
                                                                 ----      ----
        Net current deferred income tax liabilities ........     $ 44      $ 43
                                                                 ====      ====

7.  RELATED-PARTY TRANSACTIONS:

    The Company is related to Sunbelt Forest Products Corporation ("Sunbelt") and Ridge Resources, Inc., through certain common ownership, officers and directors.

    The following amounts are included in the statements of income:

                                                             YEARS ENDED
                                             --------------------------------------------
                                              JULY 31,        JULY 30,         JULY 28,
                                                1994            1995             1996
                                             -----------    ------------     ------------
                                                            (IN THOUSANDS)
Sales to Sunbelt...........................         $977            $484             $666
Purchases from Sunbelt.....................          --              --               11
Accounting and managerial services revenue from
    Sunbelt................................          135              75               55
Purchases from Ridge Resources, Inc........           --             199              421
Interest income from Sunbelt...............          193              --               --
Interest expense to Ridge Resources, Inc...           --             909              982

                                       RIDGE PALLETS, INC.
                           NOTES TO FINANCIAL STATEMENTS - (CONTINUED)



The following amounts are included in the balance sheets:


                                                 JULY 30,      JULY 28,
                                                   1995          1996
                                                -----------   ----------
                                                      (IN THOUSANDS)
Accounts receivable from Sunbelt...........     $         7   $        6
Due from Ridge Resources, Inc..............               5            1
Note payable to Ridge Resources, Inc.......          12,571        9,000

8.  COMMITMENTS AND CONTINGENCIES:

    LITIGATION

    The Company is involved in legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

    INSURANCE

    The Company has a workers' compensation and general liability policy, subject to a $250,000 deductible. As such, any claim within the first $250,000 per incident would be the financial obligation of the Company. In addition, the policy limits coverage to $850,000 per year. The Company maintains a certificate of deposit as security in the amount of approximately $554,000, which is included in other assets at July 28, 1996.

    The accrued insurance claims payable represents managements estimate of the Company's potential claims costs in satisfying the deductible provisions of the insurance policy for claims occurring through July 28, 1996. The accrual is based upon known facts and historical trends, and management believes such accrual to be adequate.

    The Company self-insures its employees' health insurance program. A trust was established in July 1983 to administer this program. Effective August 1, 1994, the Company became the new trust sponsor. By agreement between the Company and the trust, the Company must contribute sufficient funds to the trust to ensure that the trust has sufficient monies to pay claims as provided in the employee health insurance plan document. The Company contributed $205,000, $185,000 and $145,000 in fiscal years 1994, 1995 and 1996, respectively.

    The trust obtained tax-exempt status from the Internal Revenue Service during 1985. Its trustees are employees of the Company.

9.  PROFIT-SHARING PLAN

    The Company maintains a qualified profit-sharing plan. Company contributions are voluntary and at the discretion of the board of directors. Annual contributions, in order to be deductible for income tax purposes by the Company, cannot exceed 15 percent of salaries and wages.

    Effective January 1, 1995, the Company amended the Plan to qualify under Internal Revenue Code Section 401(k). In accordance with the Plan, the Company will match 50 percent of employee 401(k) contributions, not to exceed 4 percent of the employees' qualified compensation related to the Plan.

    Total profit sharing and 401(k) expense was $400,000 for fiscal years 1994, 1995 and 1996.

10. DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

    SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," and SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

11. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

    The Company and its shareholders entered into a definitive agreement with PalEx providing for the acquisition of the Company by PalEx. Such transaction closed on March 25, 1997.

    In December 1996, the Company declared a contribution to its defined contribution profit-sharing plan of approximately $968,000. In connection with the acquisition, PalEx satisfied a portion of the Company's obligation (supplemental profit-sharing obligation) through the issuance to such plan of approximately 82,500 shares of PalEx common stock. In addition, prior to the closing of the acquisition, the Company made distributions in respect of the Company's estimated S Corporation Accumulated Adjustment Account at the time of closing in the amount of approximately $3.3 million. The Company also distributed non-operating assets with a net book value of approximately $175,000 to its shareholders prior to the merger with PalEx.

    The Company agreed to pay an investment banking firm an amount up to $468,000 for advisory services contingent upon the successful completion of with the acquisition of the Company by PalEx. In connection with the Acquisition, PalEx paid this amount upon the acquisition's completion.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PalEx, Inc.:

    We have audited the accompanying balance sheet of PalEx, Inc. (a Delaware corporation), as of November 30, 1996, and the related statement of income and statement of changes in stockholders' equity for the period from inception (January 8, 1996) to November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PalEx, Inc., as of November 30, 1996, and the results of its operations for the period from inception (January 8, 1996) to November 30, 1996, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Houston, Texas
March 31, 1997

                                   PALEX, INC.
                                  BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                           NOVEMBER 30, MARCH 2,
                                                               1996      1997
                                                               -----    -------
                                                                     (UNAUDITED)
Assets:
Cash and cash equivalents ...................................  $   1    $     1
Other assets ................................................    300      1,100
                                                               -----    -------
    Total assets ............................................  $ 301    $ 1,101
                                                               =====    =======
Stockholders' Equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized,
     no shares issued .......................................  $  --    $  --
Common stock, $.01 par value, 30,000,000 shares authorized
    1,071,389 shares issued and outstanding .................     11         11
Additional paid-in capital ..................................    599      1,399
Retained deficit ............................................   (309)      (309)
                                                               -----    -------
    Total stockholders' equity ..............................  $ 301    $ 1,101
                                                               =====    =======

   The accompanying notes are an integral part of these financial statements.

                                   PALEX, INC.
                              STATEMENTS OF INCOME
                                 (In thousands)

                                                       Inception (January 8, 1996)             Three Months Ended
                                                        to November 30, 1996                     March 2, 1997
                                                       --------------------------              ------------------
                                                                                                  (unaudited)
Revenues ..............................................       $ --                                      $ --
Selling, general and administrative expenses ..........         300                                       --
                                                              -----                                     -----
Loss before income taxes ..............................        (300)                                      --
                                                              -----                                     -----
Income tax benefit ....................................        --                                         --
                                                              -----                                     -----
Net loss ..............................................       $(300)                                    $ --
                                                              =====                                     =====

                                   PALEX, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                                    COMMON STOCK         ADDITIONAL
                                                                 -------------------       PAID-IN        RETAINED
                                                                  SHARES      AMOUNT       CAPITAL         DEFICIT            TOTAL
                                                                  -----         ---         ------         -------          -------
Initial Capitalization ..................................         1,021         $10         $ --           $    (9)         $     1
Offering costs incurred by stockholder ..................          --            --            300            --                300
Issuance of management shares ...........................            50           1            299            --                300
Net loss ................................................          --            --           --              (300)            (300)
                                                                  -----         ---         ------         -------          -------
Balance, November 30, 1996 ..............................         1,071         $11         $  599         $  (309)         $   301
Offering costs incurred by stockholder ..................          --            --            800            --                800
                                                                  -----         ---         ------         -------          -------
Balance, March 2, 1997 (unaudited) ......................         1,071         $11         $1,399         $  (309)         $ 1,101
                                                                  =====         ===         ======         =======          =======

   The accompanying notes are an integral part of these financial statements.

                                   PALEX, INC.
                          NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

    PalEx, Inc. ("PalEx" or the "Company"), was founded in January 1996 to create a nationwide provider of pallet products and related services. PalEx intends to acquire three U.S. pallet businesses (the "Acquisitions"), complete an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire, through merger or purchase, similar companies to expand its national operations.

    PalEx has not conducted any operations, and all activities to date have related to the acquisitions and the initial public offering ("IPO"). Cash of $1,000 was generated from the initial capitalization of the Company (see Note
2). All other expenditures to date have been funded by the majority stockholder, Main Street Capital Partners, L.P. ("Main Street"), on behalf of the Company. Accordingly, a statement of cash flows would not provide meaningful information and has been omitted. Main Street has committed to fund the first $1.25 million of offering costs. PalEx treated these costs as deferred costs and contributed capital as incurred by Main Street. As of November 30, 1996 and March 2, 1997, costs of approximately $300,000 and $1.1 million, respectively, had been incurred by Main Street in connection with the IPO.

    On March 25, 1997, PalEx completed the Offering, which involved the sale by PalEx of 3,000,000 shares of Common Stock at a price to the public of $7.50 per share. The net proceeds to PalEx from the Offering (after deducting underwriting discounts, commissions and offering expenses) were approximately $20.1 million. Simultaneously with the closing of the Offering, PalEx acquired in separate transactions three companies (the "Founding Companies") for an aggregate consideration of $3.4 million in cash and 5,910,000 shares of PalEx common stock. The effective closing of the acquisitions of the Founding Companies and the IPO for accounting purposes is March 31, 1997. The accompanying financial statements reflect the activities of PalEx prior to the acquisitions of the Founding Companies and the IPO. Reference is made to the historical financial statements and supplemental financial statements of PalEx, Inc. included elsewhere herein.

    In connection with the Acquisitions, PalEx will assume certain obligations of the Founding Companies. Additionally, in connection with the Acquisitions, PalEx agreed to satisfy profit sharing obligations of the Founding Companies totaling approximately $802,000 through the issuance of approximately 142,500 shares of PalEx common stock.

    INTERIM FINANCIAL INFORMATION

    The interim financial statements are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principals, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the consolidated interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

2.  STOCKHOLDER'S EQUITY:

    In connection with the organization and initial capitalization of PalEx, the Company issued 1,000 shares of common stock for $1,000 (see note 3).

    In November 1996, the Company issued 50,000 shares (after reflecting the stock dividend discussed in Note 3) of its common stock to the Chief Executive Officer at an aggregate price of $500. The Company recorded a nonrecurring, noncash charge of approximately $300,000 representing the difference between the amounts paid for the shares and the estimated fair value of the shares on the date of the sale as if the Acquisitions were completed.

3.  SUBSEQUENT EVENTS:

    In December 1996, PalEx declared a stock dividend of approximately 1,021 shares of common stock for each share of common stock then outstanding. In addition, PalEx increased the number of authorized shares of common stock to 30,000,000 and authorized 5,000,000 shares of $.01 par value preferred stock. The effects of the common stock dividend and the increase in the number of common shares authorized have been retroactively reflected on the balance sheet and in the accompanying notes.

    PalEx and separate wholly owned subsidiaries have signed definitive agreements to acquire by merger three companies ("Founding Companies") to be effective with the IPO. The companies to be acquired are Fraser Industries, Inc. ("Fraser"), Ridge Pallets, Inc. ("Ridge"), and Interstate Pallets, Inc. ("Interstate"). Consideration that will be paid by PalEx to acquire the Founding Companies is approximately $36.5 million (unaudited)(based upon an offering price of $7.50 per share, net of a 25 percent discount) consisting of a combination of cash and common stock.

    On March 25, 1997, the Company entered into a credit agreement with Bank One, Texas, N.A. (The "Credit Facility"). The Credit Facility provides the Company with an unsecured revolving line of credit of up to $35 million, which may be used for general corporate purposes, including the repayment or refinancing of indebtedness of the Founding Companies, future acquisitions, capital expenditures and working capital. Advances under the Credit Facility bear interest at such bank's designated variable rate plus margins ranging from 0 to 25 basis points, depending on the ratio of the Company's interest bearing debt to its pro forma trailing earnings before interest, taxes, depreciation and amortization for the previous four quarters. At the Company's option, the loans may bear interest based on a designated London interbank offering rate plus a margin ranging from 75 to 175 basis points, depending on the same ratio. Commitment fees of 25 basis points per annum are payable on the unused portion of the line of credit. The Credit Facility contains a limit for standby letters of credit up to $10.0 million. The Credit Facility prohibits the payment of dividends by the Company, restricts the Company's incurring or assuming other indebtedness and requires the Company to comply with certain financial covenants. The Credit Facility will terminate and all amounts outstanding thereunder, if any, will be due and payable March 25, 2004. The Company's subsidiaries have guaranteed the repayment of all amounts due under the Credit Facility. On the date of the Offering, the Company borrowed $6.2 million under the Credit Facility, at an interest rate of 8.25%. Subsequent to March 2, 1997, the Company repaid $1.2 million of such indebtedness with cash generated from operations and converted the remaining $5.0 million of the borrowings to loans based on the London interbank offering rate bearing various interest rates averaging approximately 6.5%.

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25"). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

    The Company has authorized the issuance of 1,800,000 shares of its common stock in accordance with its stock option plan. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under the Plan. The Company expects to grant options to purchase a total of approximately 728,000 shares of common stock at the initial public offering price upon consummation of the Offering. The Chief Executive Officer was also granted 200,000 options to purchase PalEx common stock at IPO price.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOT ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                                TABLE OF CONTENTS
                                                                  PAGE

Prospectus Summary...............................................   2
Risk Factors.....................................................   6
Price Range of Common Stock......................................  11
Selected Financial Data..........................................  12
Management's Discussion and Analysis of
 Financial Condition and Results of Operations...................  14
Business.........................................................  25
Management.......................................................  34
Certain Transactions.............................................  37
Principal Stockholders...........................................  41
Description of Capital Stock.....................................  43
Index to Financial Statements.................................... F-1


                                4,000,000 SHARES

                                  [PALEX LOGO]

                                  COMMON STOCK

                             ----------------------
                                   PROSPECTUS
                             ----------------------

                                September _, 1997

                                    PART I-B

                                   PALEX, INC.

    The prospectus contained in Part I-B may be used from time to time by shareholders who seek to sell shares of Common Stocks in transactions in which they or the broker-dealers through whom such shares are sold may be deemed to be underwriters under the Securities Act of 1933, as amended.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                        [Alternate Prospectus Cover Page]

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 1997


                                  [PALEX LOGO]

                                  COMMON STOCK
                              --------------------

    This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received shares of Common Stock, $.01 par value (the "Common Stock"), of PalEx, Inc. (the "Company") in connection with the direct or indirect acquisition by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such Common Stock in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, filing and other similar expenses of this offering will be paid by the Company. Selling Stockholders will bear all expenses of this offering, including brokerage fees and any underwriting discounts or commissions.

    The Common Stock is listed on The Nasdaq National Market and trades under the symbol "PALX." The last reported sale price of the Common Stock on The Nasdaq National Market on August 25, 1997 was $12.13 per share.


                              --------------------
    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


            THE DATE OF THIS PROSPECTUS IS ______________ _____, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth the expenses to be paid by the Company in connection with the offering described in this Registration Statement. All of such expenses (except the SEC Registration Fee) are estimated.

    SEC Registration Fee...........................      $11,818
    Nasdaq National Market Listing Fee.............       35,000
    Accounting Fees and Expenses...................       80,000
    Legal Fees and Expenses........................       40,000
    Printing Expenses..............................        5,000
    Miscellaneous..................................       10,182
                                                        --------
    Total..........................................     $182,000
                                                        ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subsection (a) of section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than by an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    Article Eight of the Company's Amended and Restated Certificate of Incorporation states that:

    "No director of the corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eight shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article Eight shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended."

    In addition, Article VI of the Company's By-Laws further provides that the Company shall indemnify its officers, directors and employees to the full extent permitted by law.

    The Company has entered into indemnification agreements with each of its executive officers and directors which indemnifies such person to the fullest extent permitted by its Amended and Restated Certificate of Incorporation, its Bylaws and the DGCL. The Company also maintains directors' and officers' liability insurance coverage.

    Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify, under certain conditions, the Company, its officers and directors, and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act of 1933. The description presented below gives effect to the Company's recent reorganization and accompanying 1,021 for one stock split on December 20, 1996.

        (a)On January 8, 1996, the Company issued 1,021,389 shares of Common Stock for an aggregate price of $1,000 to Main Street in connection with the formation of the Company.

        (b)On November 6, 1996, the Company issued 50,000 shares of Common Stock to Vance Maultsby, Jr. for an aggregate price of $500 in connection with his hiring by the Company. In connection with his hiring by the Company, Mr. Maultsby received options to purchase 200,000 shares of Common Stock at an exercise price equal to the initial public offering price.

        (c)See "Certain Transactions" for a discussion of the issuance of shares of Common Stock and options to purchase shares of Common Stock in connection with the Acquisitions.

        (d)On August 1, 1997, the Company issued 715,000 shares of Common Stock to the former stockholders of Sheffield Lumber & Pallet Company, Inc. in connection with the acquisition of the Pooled Companies.

        (e)On August 1, 1997, in connection with the acquisition of the Pooled Companies, the Company issued 1,740,400 shares of Common Stock to the former stockholders of Sonoma Pacific Company, Salinas Pacific Company (a former affiliate of Sonoma Pacific Company that holds real estate used in the business of Sonoma Pacific Company) and The Ekedahl 1981 Revocable Trust and Gregg C. Gibson (former affiliates of Sonoma Pacific Company who transferred to Sonoma Pacific Company certain real estate used in its business in exchange for shares of Common Stock).

    These transactions were completed without registration under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


EXHIBIT
  NO.                                DESCRIPTION

2.1* Agreement and Plan of Reorganization, dated as of August 1, 1997, by and among PalEx, Inc., Sheffield Acquisition, Inc., Sheffield Lumber and Pallet Company, Inc. and the Stockholders named therein.

2.2* Agreement and Plan of Reorganization, dated as of August 1, 1997, by and among PalEx, Inc., Sonoma Pacific Acquisition, Inc., Sonoma Pacific Company and the Stockholders named therein.

2.3* Agreement and Plan of Reorganization, dated as of August 1, 1997, by and among PalEx, Inc., Sonoma Pacific Company, Salinas Pacific Company and the Stockholders named therein.

2.4* Real Estate Purchase Agreement, dated as of August 1, 1997, by and among PalEx, Inc., Sonoma Pacific Company, Robert D. Ekedahl and Diana F. Ekedahl, as Trustees of the Ekedahl 1981 Revocable Trust, and Gregg Gibson, as Tenants in Common.

3.1**       Amended and Restated Certificate of Incorporation

3.2**       Bylaws

4.1**       Specimen Common Stock Certificate

5.1 Opinion of Edward E. Rhyne as to the legality of the securities being registered.

10.1** Agreement and Plan of Reorganization and Merger dated as of December 20, 1996 between PalEx, Inc. and Ridge Pallets, Inc.

10.2** Agreement and Plan of Reorganization and Merger dated as of December 20, 1996 between PalEx, Inc. and Fraser Industries, Inc.

10.3** Agreement and Plan of Reorganization and Merger dated as of December 20, 1996 between PalEx, Inc. and Interstate Pallet Co., Inc

10.4** Form of Employment and Noncompetition Agreement (the terms of each agreement are identical except that each of Messrs. Holland, Fletcher, Fraser and Sykes will have a $125,000 annual salary and Messrs. Maultsby and Rhyne will have annual salaries of $175,000 and $152,000, respectively).

10.5**      Form of Officer and Director Indemnification Agreement

10.6**      PalEx, Inc. 1996 Stock Option Plan

10.7 Credit Agreement dated as of March 25, 1997 between PalEx, Inc. and Bank One, Texas, N.A. (incorporated by reference from Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q (Commission File No. 000-22237) for the fiscal quarter ended June 1, 1997, as filed with the Commission on July 14, 1997)

10.8 Guaranty dated as of March 25, 1997 from Fraser Industries, Inc. to Bank One, Texas, N.A. (incorporated by reference from Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q (Commission File No. 000-22237) for the fiscal quarter ended June 1, 1997, as filed with the Commission on July 14, 1997)

10.9 Guaranty dated as of March 25, 1997 from Ridge Pallets, Inc. to Bank One, Texas, N.A. (incorporated by reference from Exhibit 10.3 to the Company's Quarterly Report on Form 10- Q (Commission File No. 000-22237) for the fiscal quarter ended June 1, 1997, as filed with the Commission on July 14, 1997)

10.10 Guaranty dated as of March 25, 1997 from Interstate Pallet Company, Inc. to Bank One, Texas, N.A. (incorporated by reference from
            Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q (Commission File No. 000-22237) for the fiscal quarter ended June 1, 1997, as filed with the Commission on July 14, 1997)

21.1        List of subsidiaries of PalEx, Inc.

23.1        Consent of Edward E. Rhyne (included in Exhibit 5.1)

23.2        Consent of Arthur Andersen LLP

25.1 Power of Attorney (contained on the signature page of this Registration Statement)

27.0        Financial Data Schedule

----------------------

* Incorporated by reference from the exhibits, bearing the same respective numbers, to the Company's Current Report on Form 8-K (Commission File No. 000-22237) as filed with the Commission on August 7, 1997.

** Incorporated by reference from the exhibits, bearing the same respective numbers, to the Company's Registration Statement on Form S-1 (Registration No. 333-18683).


ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 2, 1997.

                          PALEX, INC.

                          By:/s/ Vance K. Maultsby, Jr.
                             Vance K. Maultsby, Jr.
                             President and Chief Executive Officer

    KNOW MEN BY ALL THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Sam W. Humphreys and Edward E. Rhyne, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.


/s/ Vance K. Maultsby, Jr.   President and Chief Executive     September 2, 1997
    Vance K. Maultsby, Jr.   Officer (Principal Executive
                             Officer)


/s/ Casey A. Fletcher        Chief Accounting Officer          September 2, 1997
    Casey A. Fletcher        (Principal Financial and
                             Accounting Officer)


/s/ Sam W. Humphreys         Director                          September 2, 1997
    Sam W. Humphreys


/s/ A.E. Holland             Director                          September 2, 1997
    A.E. Holland


/s/ Troy L. Fraser           Director                          September 2, 1997
    Troy L. Fraser


/s/ Tucker S. Bridwell       Director                          September 2, 1997
    Tucker S. Bridwell


/s/ John E. Drury            Director                          September 2, 1997
    John E. Drury


/s/ Stephen C. Sykes         Director                          September 2, 1997
    Stephen C. Sykes

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